Exhibit 10.1

EXECUTION VERSION

CREDIT AGREEMENT

dated as of

June 19, 2020

among

BED BATH & BEYOND INC.,

as the Company

The Other U.S. Borrowers Party Hereto

The Canadian Borrowers Party Hereto

The Other Loan Parties Party Hereto

The Lenders Party Hereto

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent

BANK OF MONTREAL, PNC BANK, NATIONAL ASSOCIATION and WELLS FARGO BANK,

NATIONAL ASSOCIATION,

as Syndication Agents

BANK OF AMERICA, N.A., MUFG UNION BANK, N.A, and TD BANK, N.A.,

as Documentation Agents

JPMORGAN CHASE BANK, N.A., BANK OF AMERICA, N.A., BMO CAPITAL MARKETS,

MUFG UNION BANK, N.A., PNC CAPITAL MARKETS LLC and WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Joint Bookrunners and Joint Lead Arrangers

ASSET BASED LENDING

SECTION 11.06.	Execution of Loan Documents; Borrowing Base Certificate	148
SECTION 11.07.	Reporting	148

SCHEDULES:

Commitment Schedule

Schedule 2.06	—	Existing Letters of Credit
Schedule 3.05	—	Properties
Schedule 3.14	—	Insurance
Schedule 3.15	—	Capitalization and Subsidiaries
Schedule 5.15	—	Post-Closing Matters
Schedule 6.01	—	Existing Indebtedness
Schedule 6.02	—	Existing Liens
Schedule 6.04	—	Existing Investments
Schedule 6.10	—	Existing Restrictions

EXHIBITS:

Exhibit A	—	Form of Assignment and Assumption
Exhibit B-1	—	Form of Increasing Lender Supplement
Exhibit B-2	—	Form of Augmenting Lender Supplement
Exhibit C	—	Form of Borrowing Base Certificate
Exhibit D	—	Form of Compliance Certificate
Exhibit E	—	Joinder Agreement
Exhibit F-1	—	U.S. Tax Certificate (For Foreign Lenders that are not Partnerships for U.S. Federal Income Tax Purposes)
Exhibit F-2	—	U.S. Tax Certificate (For Foreign Participants that are not Partnerships for U.S. Federal Income Tax Purposes)
Exhibit F-3	—	U.S. Tax Certificate (For Foreign Participants that are Partnerships for U.S. Federal Income Tax Purposes)
Exhibit F-4	—	U.S. Tax Certificate (For Foreign Lenders that are Partnerships for U.S. Federal Income Tax Purposes)
Exhibit G	—	Form of Borrowing Request
Exhibit H	—	Form of Interest Election Request

CREDIT AGREEMENT dated as of June 19, 2020 (as it may be amended or modified from time to time, this “Agreement”) among BED BATH AND BEYOND INC., as the Company, the other U.S. Borrowers party hereto, the Canadian Borrowers party hereto, the other Loan Parties party hereto, the Lenders party hereto, and JPMORGAN CHASE BANK, N.A., as Administrative Agent.

The parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to (a) a rate of interest, refers to the Alternate Base Rate, and (b) any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, bear interest at a rate determined by reference to the Alternate Base Rate.

“ABL Assets” means:

(a) Accounts and Credit Card Receivables;

(b) Inventory;

(c) (x) cash and cash equivalents, (y) Deposit Accounts and all cash, checks, other negotiable instruments, funds and other evidences of payments held therein or credited thereto and (z) Securities Accounts and all cash, cash equivalents, financial assets and securities held therein or credited thereto and securities entitlements related thereto;

(d) to the extent evidencing or governing any of the items referred to in the preceding clauses (a) through (c), all Chattel Paper (including Chattel Paper and Electronic Chattel Paper), Documents, General Intangibles, Goods, Instruments, Investment Property, cash or cash equivalents, letters of credit, Letter-of-Credit Rights and Commercial Tort Claims;

(e) to the extent evidencing or governing any of the items referred to in the preceding clauses (a) through (d), all Supporting Obligations;

(f) all books, records and information relating to the foregoing (including without limitation all books, records, information, databases and customer lists, whether tangible or electronic, that contain any information relating to any of the foregoing); and

(g) all accessions to, substitutions for, and replacements, Proceeds (including insurance proceeds) and products of the foregoing, together with all collateral security, guarantees and rights and remedies with respect to any of the foregoing Collateral described in the preceding clauses (a) through (f);

provided, that in connection with Indebtedness secured by Liens on Non-ABL Assets permitted hereunder, ABL Assets may exclude certain of the foregoing assets solely to the extent constituting proceeds of Non-ABL Assets (or Deposit Accounts and/or Securities Accounts holding solely the proceeds of any sale or disposition of Non-ABL Assets). Capitalized terms used in this definition but not otherwise defined in this Agreement shall have the meanings assigned to such terms in the UCC or the PPSA, as applicable.

“Account” has the meaning assigned to such term in the UCC or the PPSA, as applicable.

“Account Debtor” means any Person obligated on an Account.

“Acquisition” means any transaction, or any series of related transactions, consummated on or after the Effective Date, by which any Loan Party (a) acquires any going business or all or substantially all of the assets of any Person, whether through purchase of assets, merger, consolidation, amalgamation or otherwise or (b) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the Equity Interests of a Person which has ordinary voting power for the election of directors or other similar management personnel of a Person (other than Equity Interests having such power only by reason of the happening of a contingency) or a majority of the outstanding Equity Interests of a Person.

“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period or for any ABR Borrowing, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Agent” means JPMorgan Chase Bank, N.A., in its capacity as administrative agent for the Lenders hereunder or, as applicable, such branches or affiliates of JPMorgan Chase Bank, N.A. as it shall from time to time designate for the purpose of performing its obligations hereunder in such capacities. References to the “Administrative Agent” shall include any branch or affiliate of JPMorgan Chase Bank, N.A. designated by JPMorgan Chase Bank, N.A. for the purpose of performing its obligations in such capacity.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the specified Person.

“Agent Indemnitee” has the meaning assigned to it in Section 9.03(c).

“Aggregate Credit Exposure” means, at any time, the aggregate Credit Exposure of all the Lenders at such time.

“Aggregate Revolving Commitment” means, at any time, the aggregate of the Revolving Commitments of all of the Lenders, as increased or reduced from time to time pursuant to the terms and conditions hereof. As of the Effective Date, the Aggregate Revolving Commitment is $850,000,000.

“Aggregate Revolving Exposure” means, at any time, the aggregate Revolving Exposure of all the Lenders at such time.

“Agreed Currency” means (i) Dollars or (ii) Canadian Dollars.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus 1⁄2 of 1% and (c) the Adjusted LIBO Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%, provided that, for the purpose of this definition, the Adjusted LIBO Rate for any day shall be based on the LIBO Screen Rate (or if the LIBO Screen Rate is not available for such one month Interest Period, the Interpolated Rate) at approximately 11:00 a.m. London time on such day. Any change in the Alternate Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Adjusted LIBO Rate, respectively. If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 2.14, then the Alternate Base Rate shall be the greater of clause (a) and (b) above and shall be determined without reference to clause (c) above. For the avoidance of doubt, if the Alternate Base Rate as determined pursuant to the foregoing would be less than 2.00%, such rate shall be deemed to be 2.00% for purposes of this Agreement.

“AML Legislation” has the meaning assigned to it in Section 9.22.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to any Borrower or any of its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Applicable Parties” has the meaning assigned to it in Section 8.03(c).

“Applicable Percentage” means, with respect to any Lender, (a)with respect to Revolving Loans, LC Exposure, or Swingline Loans, a percentage equal to a fraction the numerator of which is such Lender’s Revolving Commitment and the denominator of which is the Aggregate Revolving Commitment (provided that, if the Revolving Commitments have terminated or expired, the Applicable Percentages shall be determined based upon such Lender’s share of the Aggregate Revolving Exposure at that time) and (b) with respect to Protective Advances or with respect to the Aggregate Credit Exposure, a percentage based upon its share of the Aggregate Credit Exposure (with the Swingline Exposure of each Lender calculated assuming that all of the Lenders have funded their participations in all Swingline Loans outstanding at such time) and the unused Commitments; provided that, in accordance with Section 2.20, so long as any Lender shall be a Defaulting Lender, such Defaulting Lender’s Commitment shall be disregarded in the calculations under clauses (a) and (b) above.

“Applicable Rate” means the following:

(a) For any day, with respect to any Loan, the applicable rate per annum set forth below under the caption “Revolver ABR or Canadian Prime Spread”, or “Revolver Eurodollar or CDOR Spread”, as the case may be, based upon the Average Quarterly Availability during the most recently ended fiscal quarter of the Company; provided that the “Applicable Rate” shall be the applicable rates per annum set forth below in Category 2 during the period from the Effective Date to, and including, the last day of the first fiscal quarter end of the Company occurring after the Effective Date:

Category	Average Quarterly Availability	Revolver ABR or Canadian Prime Spread	Revolver Eurodollar or CDOR Spread
1	≥ 66% of the Aggregate Revolving Commitment	1.25%	2.25%

2	< 66% of the Aggregate Revolving Commitment but ≥ 33% of the Aggregate Revolving Commitment	1.50%	2.50%
3	< 33 % of the Aggregate Revolving Commitment	1.75%	2.75%

For purposes of the foregoing, each change in the Applicable Rate resulting from a change in Average Quarterly Availability shall be effective during the period commencing on and including the first day of each fiscal quarter of the Company (each such date, a “Quarterly Adjustment Date”) and ending on the last day of such fiscal quarter, it being understood and agreed that, for purposes of determining the Applicable Rate on applicable Quarterly Adjustment Date, the Average Quarterly Availability during the most recently ended fiscal quarter of the Company shall be used. Notwithstanding the foregoing, the Average Quarterly Availability shall be deemed to be in Category 3 if the Borrowers fail to deliver any Borrowing Base Certificate or related information required to be delivered by them pursuant to Section 5.01, during the period from the expiration of the time for delivery thereof until the next Business Day after each such Borrowing Base Certificate and related information is so delivered.

Notwithstanding the foregoing, if on any Quarterly Adjustment Date, commencing with the first fiscal quarter of the Company after the Effective Date, the Company has delivered a certificate of a Financial Officer demonstrating that its Total Net Leverage Ratio, determined as of the last day of the most recent fiscal quarter for which financial statements required to be delivered under Section 5.01(a) or (b), was at least 1.5x lower than the Total Net Leverage Ratio on the Effective Date (determined, as of May 30, 2020 on a pro forma basis after giving effect to Transactions on the Effective Date as if such Transactions had occurred on the first day of the four fiscal quarter period ending on May 30, 2020), each of the “Revolver ABR or Canadian Prime Spread” or “Revolver Eurodollar or CDOR Spread” specified in the grid above shall be reduced by 0.25% for the quarterly period commencing with such Quarterly Adjustment Date through the last day of such fiscal quarter (a “Quarterly Pricing Reduction”). For the avoidance of doubt, the applicability of a Quarterly Pricing Reduction for any fiscal quarter shall be re-tested on the Quarterly Adjustment Date for such quarter. If on any Quarterly Adjustment Date the Company has failed to deliver to the Administrative Agent the financial statements by the time required to Section 5.01(a) or (b), as applicable, then no Quarterly Pricing Reduction shall apply for such quarter. If the Company fails to deliver any Borrowing Base Certificate or related information by the time required by Section 5.01, then the Quarterly Pricing Reduction shall not apply for such quarter until the next Business Day after such Borrowing Base Certificate and related information is so delivered.

(b) For any day, with respect to the commitment fees payable pursuant to Section 2.12(a) hereunder, the applicable rate per annum set forth below under the caption “Commitment Fee Rate”, based upon the Average Quarterly Usage during the most recently ended fiscal quarter of the Company; provided that the “Applicable Rate” shall be the applicable rates per annum set forth below in Category 1 during the period from the Effective Date to, and including, the last day of the first fiscal quarter end of the Company occurring after the Effective Date:

Category	Average Quarterly Usage	Commitment Fee Rate
1	≥ 30% of the Aggregate Revolving Commitment	0.375%
2	< 30% of the Aggregate Revolving Commitment	0.50%

For purposes of the foregoing table in this clause (b), the Applicable Rate shall be determined as of the last day of any fiscal quarter of the Company and shall be effective during the quarterly period commencing on the Quarterly Adjustment Date.

“Approved Electronic Platform” has the meaning assigned to it in Section 8.03(a).

“Approved Fund” has the meaning assigned to such term in Section 9.04.

“Arranger” means each of JPMorgan Chase Bank, N.A., Bank of America, N.A., BMO Capital Markets, MUFG Union Bank, N.A., PNC Capital Markets LLC and Wells Fargo Bank, National Association, in its capacity as joint bookrunner and joint lead arranger hereunder.

“Assignment and Assumption” means an assignment and assumption agreement entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form (including electronic records generated by the use of an electronic platform) approved by the Administrative Agent.

“Availability” means, at any time, an amount equal to (a) the lesser of (i) the Aggregate Revolving Commitment and (ii) the Borrowing Base minus (b) the Aggregate Revolving Exposure (which, solely for purposes of determining the Applicable Rate, shall exclude Protective Advances), all as determined by the Administrative Agent in its Permitted Discretion.

“Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the Commitments.

“Available Revolving Commitment” means, at any time, the Aggregate Revolving Commitment minus the Aggregate Revolving Exposure.

“Average Quarterly Availability” means, for any fiscal quarter of the Company, an amount equal to the average daily Availability during such fiscal quarter, as determined by the Administrative Agent’s system of records; provided, that in order to determine Availability on any day for purposes of this definition, each Borrower’s Borrowing Base for such day shall be determined by reference to the most recent Borrowing Base Certificate delivered to the Administrative Agent pursuant to Section 4.01(j) or 5.01, as applicable, as of such day.

“Average Quarterly Usage” means, in determining the Available Revolving Commitment for purposes of computing the commitment fee described in Section 2.12(a) for any fiscal quarter of the Company, an amount equal to the average daily Aggregate Revolving Exposure during such quarter.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bank Act Security” means security provided pursuant to s. 427 of the Bank Act (Canada).

“Banking Services” means each and any of the following bank services provided to the Company or any of its Subsidiaries by any Lender or any of its Affiliates: (a) credit cards for commercial customers (including, without limitation, “commercial credit cards” and purchasing cards), (b) stored value cards, (c) merchant processing services, (d) supply chain finance services including, without limitation, trade payable services and supplier accounts receivable purchases (“Supply Chain Finance Services”), (e) treasury management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, any direct debit scheme or arrangement, overdrafts, cash pooling services, and interstate depository network services).

“Banking Services Obligations” means any and all obligations of the Company and its Subsidiaries, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Banking Services.

“Banking Services Reserves” means all Reserves which the Administrative Agent from time to time establishes in its Permitted Discretion for Banking Services then provided or outstanding.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy”, as now and hereafter in effect, or any successor statute.

“Bankruptcy Event” means, with respect to any Person, when such Person becomes the subject of a voluntary or involuntary bankruptcy or insolvency proceeding or proposal, or has had a receiver, interim receiver, receiver and manager, monitor, sequestrator, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business, appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment or has had any order for relief in such proceeding entered in respect thereof, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, unless such ownership interest results in or provides such Person with immunity from the jurisdiction of courts within the U.S. or any other applicable jurisdiction or from the enforcement of judgments or writs of attachment on its assets or permits such Person (or such Governmental Authority or instrumentality), to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Benchmark Replacement” means the sum of: (a) the alternate benchmark rate (which, in the case of Dollars may be a SOFR-Based Rate and in the case of Canadian Dollars may be the Canadian Overnight Repo Rate Average (“CORRA”)) that has been selected by the Administrative Agent and the Company giving due consideration to (i) any selection or recommendation of a replacement rate or the mechanism for determining such a rate by the Relevant Governmental Body and/or (ii) any evolving or then-prevailing market convention for determining a rate of interest as a replacement to the Relevant Rate for syndicated credit facilities denominated in the applicable Agreed Currency and (b) the Benchmark Replacement Adjustment; provided that, if the Benchmark Replacement as so determined would be less than 1%, the Benchmark Replacement will be deemed to be 1% for the purposes of this Agreement; provided further that any such Benchmark Replacement shall be administratively feasible as determined by the Administrative Agent in its sole discretion.

“Benchmark Replacement Adjustment” means the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Company giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the Relevant Rate with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body and/or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the Relevant Rate with the applicable Unadjusted Benchmark Replacement for syndicated credit facilities denominated in the applicable Agreed Currency at such time (for the avoidance of doubt, such Benchmark Replacement Adjustment shall not be in the form of a reduction to the Applicable Rate).

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate” or “Canadian Prime Rate” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest and other administrative matters) that the Administrative Agent decides in its reasonable discretion may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of the Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement).

“Benchmark Replacement Date” means the earlier to occur of the following events with respect to the Relevant Rate:

(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of the Relevant Screen Rate in respect of such Relevant Rate permanently or indefinitely ceases to provide such Relevant Screen Rate; or

(2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the Relevant Rate:

(1) a public statement or publication of information by or on behalf of the administrator of the Relevant Screen Rate in respect of such Relevant Rate announcing that such administrator has ceased or will cease to provide such Relevant Screen Rate, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Relevant Screen Rate;

(2) a public statement or publication of information by the regulatory supervisor for the administrator of such Relevant Screen Rate in respect of such Relevant Rate, the U.S. Federal Reserve System or the Bank of Canada, as applicable, an insolvency official with jurisdiction over the administrator for such Relevant Screen Rate, a resolution authority with jurisdiction over the administrator for such Relevant Screen Rate or a court or an entity with similar insolvency or resolution authority over the administrator for such Relevant Screen Rate, in each case which states that the administrator of such Relevant Screen Rate has ceased or will cease to provide such Relevant Screen Rate permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Relevant Screen Rate; or

(3) a public statement or publication of information by the regulatory supervisor for the administrator of such Relevant Screen Rate in respect of such Relevant Rate announcing that such Relevant Screen Rate is no longer representative.

“Benchmark Transition Start Date” means (a) in the case of a Benchmark Transition Event, the earlier of (i) the applicable Benchmark Replacement Date and (ii) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication) and (b) in the case of an Early Opt-in Election, the date specified by the Administrative Agent or the Required Lenders, as applicable, by notice to the Company, the Administrative Agent (in the case of such notice by the Required Lenders) and the Lenders.

“Benchmark Unavailability Period” means, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the Relevant Rate and solely to the extent that such Relevant Rate has not been replaced with a Benchmark Replacement, the period (x) beginning at the time that such Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced such Relevant Rate for all purposes hereunder in accordance with Section 2.14 and (y) ending at the time that a Benchmark Replacement has replaced such Relevant Rate for all purposes hereunder pursuant to Section 2.14.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership or control as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code to which Section 4975 of the Code applies, and (c) any Person whose assets include (for purposes of the Plan Asset Regulations or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Borrower” means a U.S. Borrower or a Canadian Borrower, and “Borrowers” means all such Persons collectively.

“BIA” means the Bankruptcy and Insolvency Act (Canada), as amended.

“Borrower Representative” has the meaning assigned to such term in Section 11.01.

“Borrowing” means (a) Revolving Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans or CDOR Loans, as to which a single Interest Period is in effect, (b) a Swingline Loan and (c) a Protective Advance.

“Borrowing Base” means,

(a) at any time prior to the Initial Supported Borrowing Base Date, the sum of:

(i) 70% of the Loan Parties’ Eligible Credit Card Receivables at such time, plus

(ii) 70% of the Loan Parties’ Eligible Inventory at such time, valued at the lower of cost or market value, determined on a weighted average cost basis, minus

(iii) Reserves; and

(b) at any time from and after the Initial Supported Borrowing Base Date, the sum of:

(i) 90% of the Loan Parties’ Eligible Credit Card Receivables at such time, plus

(ii) 90% multiplied by the Net Orderly Liquidation Value percentage identified in the most recent inventory appraisal ordered by the Administrative Agent multiplied by the Loan Parties’ Eligible Inventory, valued at the lower of cost or market value, determined on a weighted average cost basis, minus

(iii) Reserves;

provided, that, if the Administrative Agent has not received both the Initial Appraisal and the Initial Field Exam on or prior to the Initial Diligence Due Date, the Borrowing Base shall be equal to $0. The Administrative Agent may, in its Permitted Discretion, adjust Reserves in accordance with the definition of Reserves.

“Borrowing Base Certificate” means a certificate, signed and certified as accurate and complete by a Financial Officer of the Borrower Representative, in substantially the form of Exhibit C or another form which is acceptable to the Administrative Agent in its sole discretion.

“Borrowing Request” means a request by the Borrower Representative for a Borrowing in accordance with Section 2.03 in substantially the form attached hereto as Exhibit G.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, (a) when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for general business in London and (b) when used in connection with a Loan (including a Swingline Loan) to a Canadian Borrower (whether or not denominated in Canadian Dollars), the term “Business Day” shall also exclude any day on which banks are authorized or required by law to remain closed in Toronto.

“Canada” means the country of Canada and any province or territory thereof.

“Canadian Benefit Plan” means any material plan, fund, program, or policy, whether funded or unfunded, insured or uninsured, providing employee benefits, including such medical, hospital care, dental,

sickness, accident, disability, life insurance, retirement or savings benefits, under which any Loan Party or any Subsidiary of any Loan Party has any liability with respect to any employee or former employee, but excluding any Canadian Pension Plans and excluding any stock option or share purchase plan that is an employee benefit plan that is required to be registered under any applicable Canadian federal or provincial employee benefit legislation, whether or not registered under any such laws, which is, or has been, maintained or contributed to by, or to which there is or may be an obligation to contribute by, a Loan Party or Subsidiary operating in Canada in respect of any Person’s employment in Canada with such Loan Party or Subsidiary.

“Canadian Blocked Person” means any Person that is a “politically exposed foreign person” or “terrorist group” or similar person whose property or interests in property are blocked or subject to blocking pursuant to, or as described in, any Canadian Economic Sanctions and Export Control Laws.

“Canadian Borrower” means Bed Bath & Beyond Canada L.P., an Ontario limited partnership, and each other Canadian Subsidiary of the Company that joins this Agreement as a Borrower in accordance with the terms hereof (in each case, unless removed as a Borrower in accordance with the terms hereof), and “Canadian Borrowers” means all of them.

“Canadian Collateral Documents” means, collectively, the Canadian Security Agreement and any other agreements, instruments and documents executed in connection with this Agreement that are intended to create, perfect or evidence Liens in favor of the Administrative Agent to secure the Secured Obligations.

“Canadian Defined Benefit Plan” means a Canadian Pension Plan, which contains a “defined benefit provision,” as defined in subsection 147.1(1) of the ITA.

“Canadian Dollars” and “Cdn$” means dollars in the lawful currency of Canada.

“Canadian Economic Sanctions and Export Control Laws” means any Canadian laws, regulations or orders governing transactions in controlled goods or technologies or dealings with countries, entities, organizations, or individuals subject to economic sanctions and similar measures, including the Special Economic Measures Act (Canada), the United Nations Act, (Canada), the Freezing Assets of Corrupt Foreign Officials Act (Canada), Part II.1 of the Criminal Code, (Canada) and the Export and Import Permits Act (Canada), and any related regulations.

“Canadian Loan Parties” means, collectively, the Canadian Borrowers and any other Canadian Subsidiary of the Company that becomes a party to this Agreement pursuant to a Joinder Agreement or otherwise and their successors and assigns, in each case unless removed in accordance with the terms hereof, and the term “Canadian Loan Party” shall mean any one of them or all of them individually, as the context may require.

“Canadian MEPP” means any plan that is a multi-employer pension plan as defined under the applicable pension standards legislation.

“Canadian Pension Plan” means any plan, program or arrangement that is a pension plan that is required to be registered under any applicable Canadian federal or provincial pension legislation, whether or not registered under any such laws, which is, or has been, maintained or contributed to by, or to which there is or may be an obligation to contribute by, a Loan Party or Subsidiary operating in Canada in respect of any Person’s employment in Canada with such Loan Party or Subsidiary, other than any Canadian MEPP or plans established by statute, which shall include the Canada Pension Plan maintained by the government of Canada and the Quebec Pension Plan maintained by the government of the Province of Quebec.

“Canadian Prime Rate” means, on any day, the rate per annum determined by the Administrative Agent to be the higher of (a) the rate equal to the PRIMCAN Index rate that appears on the Bloomberg screen at 10:15 a.m. Toronto time on such day (or, in the event that the PRIMCAN Index is not published by Bloomberg, any other information services that publishes such index from time to time, as selected by the Administrative Agent in its reasonable discretion) and (b) the average rate for 30 day Canadian Dollar-denominated bankers’ acceptances displayed and identified as such on the “Reuters Screen CDOR Page” as defined in the International Swap Dealer Association, Inc. definitions, as modified and amended from time to time (or, in the event such rate does not appear on such page or screen, on any successor or substitute page or screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time, as selected by the Administrative Agent in its reasonable discretion) as of 10:15 a.m. Toronto local time on such day and, if such day is not a Business Day, then on the immediately preceding Business Day (as adjusted by the Administrative Agent after 10:15 a.m. Toronto local time to reflect any error in the posted rate of interest or in the posted average annual rate of interest), plus 1% per annum; provided, that if any the above rates shall be less than 2.00%, such rate shall be deemed to be 2.00% for purposes of this Agreement. Any change in the Canadian Prime Rate due to a change in the PRIMCAN Index or in the average rate for 30 day Canadian Dollar-denominated bankers’ acceptances displayed and identified as such on the “Reuters Screen CDOR Page” shall be effective from and including the effective date of such change in the PRIMCAN Index or in the 30 day Canadian Dollar-denominated bankers’ acceptances displayed and identified as such on the “Reuters Screen CDOR Page”, respectively.

“Canadian Revolving Exposure” means, at any time, the Dollar Equivalent of the sum of (a) the aggregate principal amount of Revolving Loans made to the Canadian Borrowers outstanding at such time, plus (b) the aggregate principal amount of Swingline Loans made to the Canadian Borrowers outstanding at such time, plus (c) the aggregate LC Exposure with respect to Letters of Credit issued for the account of or at the request of a Canadian Borrower at such time, plus (d) the aggregate principal amount of Protective Advances made to the Canadian Borrowers outstanding at such time.

“Canadian Security Agreements” means each of (a) that certain Canadian Pledge and Security Agreement dated as of the Effective Date, among the Canadian Loan Parties and the Administrative Agent, (b) any deed of hypothec entered into by a Canadian Loan Party in favor of the Administrative Agent and (c) as the context requires, any other pledge or security agreement (including Bank Act Security) after the Effective Date by any other Canadian Loan Party (as required by this Agreement or any other Loan Document), as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Canadian Sublimit” means $150,000,000.

“Canadian Subsidiary” means any Subsidiary of the Company that has been formed or is organized under the laws of Canada or any province or territory thereof.

“Capital Expenditures” means, without duplication, any expenditure or commitment to expend money for any purchase or other acquisition of any asset which would be classified as a fixed or capital asset on a consolidated balance sheet of the Company and its Subsidiaries prepared in accordance with GAAP; provided that Capital Expenditures shall not include (i) expenditures made in connection with the replacement, substitution, restoration or repair of assets to the extent financed with (x) insurance proceeds paid on account of the loss of or damage to the assets being replaced, restored or repaired or (y) awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced, (ii) the purchase price of equipment that is purchased simultaneously with the trade-in of existing equipment to the extent that the gross amount of such purchase price is reduced by the credit granted by the seller of such equipment for the equipment being traded in at such time, (iii) the purchase of plant, property or equipment or software to the extent financed with the net proceeds of any sale, transfer, lease or other disposition (including pursuant to a sale and leaseback transaction or by way of merger, consolidation or amalgamation) of any asset of the Company or any Subsidiary, but excluding sales of Inventory in the ordinary course of business, (iv) expenditures that constitute rental expenses under operating leases of real or personal property, (v) expenditures that are accounted for as capital expenditures by the Company or any Subsidiary and that actually are paid for by a Person other than the Company or any Subsidiary and for which neither the Company nor any Subsidiary has provided or is required to provide or incur, directly or indirectly, any consideration or obligation to such Person or any other Person (whether before, during or after such period), (vi) the book value of any asset owned by Company or any Subsidiary prior to or during such period to the extent that such book value is included as a capital expenditure during such period as a result of such Person reusing or beginning to reuse such asset during such period without a corresponding expenditure actually having been made in such period; provided that (x) any expenditure necessary in order to permit such asset to be reused shall be included as a Capital Expenditure during the period in which such expenditure actually is made and (y) such book value shall have been included in Capital Expenditures when such asset was originally acquired, or (vii) expenditures that constitute Permitted Acquisitions.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases or financing leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Dominion Period” means any period (a) during which an Event of Default has occurred and is continuing, or (b) commencing on any day that (i) if the net book value of Eligible Inventory is less than or equal to the Specified Inventory Threshold, as reported in the most recent Borrowing Base Certificate, Availability has been less than the greater of (A) 15% of the Line Cap and (B) $127,500,000 for at least three consecutive Business Days, and (ii) if the net book value of Eligible Inventory is greater than the Specified Inventory Threshold as reported in the most recent Borrowing Base Certificate, Availability has been less than the greater of (A) 10% of the Line Cap and (B) $85,000,000 for at least three consecutive Business Days, and in the case of this clause (b), continuing until Availability has been greater than or equal to the level specified in the immediately preceding clause (i) or (ii) at all times for twenty consecutive calendar days; provided, however, that a Cash Dominion Period will be discontinued no more than three times during the term of this Agreement. The termination of a Cash Dominion Period as provided herein shall in no way limit, waive or delay the occurrence of a subsequent Cash Dominion Period in the event that the conditions set forth in this definition again arise.

“CCAA” means the Companies’ Creditors Arrangement Act (Canada), as amended.

“CDOR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the CDOR Rate.

“CDOR Rate” means, for the relevant Interest Period, the Canadian deposit offered rate which, in turn means on any day the sum of (a) the annual rate of interest determined with reference to the arithmetic average of the discount rate quotations of all institutions listed in respect of the relevant Interest Period for Canadian Dollar-denominated bankers’ acceptances displayed and identified as such on the “Reuters Screen CDOR Page” as defined in the International Swap Dealer Association, Inc. definitions, as modified and amended from time to time (the “CDOR Screen Rate”), as of 10:00 a.m. Toronto local time on such day and, if such day is not a Business Day, then on the immediately preceding Business Day (as adjusted by the Administrative Agent after 10:00 a.m. Toronto local time to reflect any error in the posted rate of interest or in the posted average annual rate of interest) plus (b) 0.10% per annum; provided that (x) if the CDOR Screen Rate is not available on any particular day, then the Canadian deposit offered rate component of such rate on that day shall be calculated as the cost of funds quoted by the Administrative Agent to raise Canadian Dollars for the applicable Interest Period as of 10:00 a.m. Toronto local time on such day for commercial loans or other extensions of credit to businesses of comparable credit risk; or if such day is not a Business Day, then as quoted by the Administrative Agent on the immediately preceding Business Day, and (y) if, at such time, the circumstances described in Section 2.14(c) shall have occurred, the CDOR Rate shall be determined in accordance with the procedures set forth in Section 2.14(c), and provided, further that, if the CDOR Rate shall be less than 1.00%, such rate shall be deemed to be 1.00% for purposes of this Agreement.

“CDOR Screen Rate” has the meaning assigned to such term in the definition of “CDOR Rate”.

“CFC Holdco” means a U.S. Subsidiary all or substantially all of the assets of which consist of equity interests of, and/or, if applicable, debt owing from, (i) one or more controlled foreign corporations, within the meaning of Section 957 of the Code (excluding any Canadian Subsidiary that is a Borrower or Guarantor under this Agreement) or (ii) one or more other CFC Holdcos.

“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the date hereof), of Equity Interests representing more than 40% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Company; or (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Company by Persons who were not (i) a member of the board of directors of the Company on the Effective Date, (ii) nominated for election to the board of directors of the Company with the approval of a committee of the board of directors consisting of a majority of the independent continuing directors or (iii) nominated for election, elected or appointed to the board of directors of the Company with the approval of a majority of the continuing directors who were members of the Company’s board of directors at the time of such nomination, election or appointment (either by a specific vote or by approval of the Company’s proxy statement in which such member was named as a nominee for election as a director). As used in this definition, “continuing director” means any director described in subclause (i), (ii) or (iii) of clause (b) in the preceding sentence.

“Change in Law” means the occurrence after the date of this Agreement (or, with respect to any Lender, such later date on which such Lender becomes a party to this Agreement) of any of the following: (a) the adoption of or taking effect of any law, rule, regulation or treaty; (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority; or (c) compliance by any Lender or the Issuing Bank (or, for purposes of Section 2.15(b), by any lending office of such Lender or by such Lender’s or the Issuing Bank’s holding company, if any) with any request, guideline, requirement or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements or directives thereunder or issued in connection therewith or in the implementation thereof, and (y) all requests, rules, guidelines, requirements or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or implemented.

“Charges” has the meaning assigned to such term in Section 9.17.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Swingline Loans or Protective Advances.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means any and all assets, tangible or intangible, on which Liens are purported to be granted pursuant to the Collateral Documents as security for the Obligations. For the avoidance of doubt, on the Effective Date Collateral includes assets of the type included in the Borrowing Base, additional assets related thereto, and proceeds of the foregoing, all as more specifically described in the Collateral Documents, but does not include real property.

“Collateral Access Agreement” has the meaning assigned to such term in the Security Agreement.

“Collateral Documents” means, collectively, the U.S. Collateral Documents and the Canadian Collateral Documents.

“Collection Account” has the meaning assigned to such term in the Security Agreement.

“Commitment Schedule” means the Schedule attached hereto identified as such.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Communications” has the meaning assigned to such term in Section 8.03(c).

“Company” means Bed Bath & Beyond Inc., a New York corporation.

“Compliance Certificate” means a certificate of a Financial Officer of the Borrower Representative in substantially the form of Exhibit D.

“Compounded SOFR” means, in the case of Loans denominated in Dollars, the compounded average of SOFRs for the applicable Corresponding Tenor, with the rate, or methodology for this rate, and conventions for this rate (which may include compounding in arrears with a lookback and/or suspension period as a mechanism to determine the interest amount payable prior to the end of each Interest Period) being established by the Administrative Agent in accordance with:

(1)	the rate, or methodology for this rate, and conventions for this rate selected or recommended by the Relevant Governmental Body for determining compounded SOFR; provided that:

(2)

if, and to the extent that, the Administrative Agent determines that Compounded SOFR cannot be determined in accordance with clause (1) above, then the rate, or methodology for this rate, and conventions for this rate that the Administrative Agent determines in its reasonable discretion are substantially consistent with any evolving or then-prevailing market convention for determining compounded SOFR for Dollar-denominated syndicated credit facilities at such time;

provided, further, that if the Administrative Agent decides that any such rate, methodology or convention determined in accordance with clause (1) or clause (2) is not administratively feasible for the Administrative Agent, then Compounded SOFR will be deemed unable to be determined for purposes of the definition of “Benchmark Replacement.”

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated EBITDA” means for any period, with respect to the Company and its Subsidiaries determined on a consolidated basis in accordance with GAAP, (a) the sum (without duplication and to the extent deducted in calculating Consolidated Net Income) of Consolidated Net Income (or net loss) plus (i) interest expense (net of interest income), (ii) income tax expense, (iii) depreciation expense, (iv) amortization expense, (v) non-cash charges, expenses or losses, including but not limited to stock-based compensation, (vi) unusual or non-recurring charges, expenses or losses, (vii) charges, expenses or losses in respect of (A) store, corporate office and support function closings, eliminations and relocations, (B) severance costs, (C) fees, costs and expenses resulting from or incurred in connection with any of the foregoing, and (D) inventory valuation adjustments resulting from or incurred in connection with any of the foregoing, (viii) the amount expected by the Company in good faith to be realized as a result of business optimization or cost saving measures (net of amounts actually realized during such period) in an aggregate amount not to exceed 10% of Consolidated EBITDA prior to giving effect to this clause (viii)); provided that (A) actions needed to achieve such business optimization or cost saving measures shall have been taken or initiated prior to the end of such period, (B) the Company shall have provided a certificate of a Financial Officer (which may be included in a Compliance Certificate) with a reasonably detailed statement or schedule of such cost savings and certifying that such cost savings are reasonably identifiable, reasonably attributable to the actions specified and reasonably anticipated to result from such actions, (C) such amounts result from actions taken or actions with respect to which substantial steps have been taken or are expected to be taken (in the good faith determination of the Company) no later than twelve (12) months after the date of the initiation of such business optimization or cost saving measures, and (D) no amounts shall be added pursuant to this clause (viii) to the extent duplicative of any amounts that are otherwise added back in computing Consolidated EBITDA (or any other components thereof), whether through a pro forma adjustment or otherwise, with respect to such period and (ix) other charges, expenses or losses related to financing, refinancings, acquisitions and investments, minus (b) to the extent included in calculating Consolidated Net Income, unusual or non-recurring gains.

For the purposes of calculating Consolidated EBITDA for any period of four consecutive fiscal quarters (each such period, a “Reference Period”), (i) if at any time during such Reference Period the Company or any Subsidiary shall have made any Material Disposition, the Consolidated EBITDA for such Reference Period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the property that is the subject of such Material Disposition for such Reference Period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such Reference Period, and (ii) if during such Reference Period the Company or any Subsidiary shall have made a Material Acquisition, Consolidated EBITDA for such Reference Period shall be calculated after giving effect thereto on a pro forma basis as if such Material Acquisition occurred on the first day of such Reference Period. As used in this definition, “Material Acquisition” means any Acquisition that involves the payment of consideration (including obligations under any purchase price adjustment but excluding earnout or similar payments) by the Company and its Subsidiaries in excess of $50,000,000; and “Material Disposition” means any Disposition of property or series of related Dispositions of property that yields gross proceeds (including obligations under any purchase price adjustment but excluding earnout or similar payments) to the Company or any of its Subsidiaries in excess of $50,000,000.

“Consolidated Net Income” means, for any period, the net income or loss of the Company and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded any income (or loss) of any Person other than the Company or a Subsidiary, but any such income so excluded may be included in such period or any later period to the extent of any cash dividends or distributions actually paid in the relevant period to the Company or any wholly-owned Subsidiary of the Company.

“Consolidated Secured Indebtedness” means, with respect to the Company and its Subsidiaries as of any date of determination, all Consolidated Total Indebtedness of the Company and its Subsidiaries that, as of such date, is secured by Liens on property or assets of the Company and its Subsidiaries.

“Consolidated Total Assets” means, as of the date of any determination thereof, total assets of the Company and its Subsidiaries calculated in accordance with GAAP on a consolidated basis as of such date.

“Consolidated Total Indebtedness” means, without duplication, with respect to the Company and its Subsidiaries determined on a consolidated basis in accordance with GAAP, (a) the sum of (i) any obligations for borrowed money, (ii) any obligations evidenced by bonds, debentures, notes or other similar instruments (other than performance, surety and appeals bonds), and (iii) any reimbursement obligations in respect of letters of credit; provided that Consolidated Total Indebtedness shall not include intercompany obligations.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Controlled Disbursement Account” means any accounts of the Borrowers maintained with the Administrative Agent as a zero balance, cash management account pursuant to and under any agreement between a Borrower and the Administrative Agent, as modified and amended from time to time, and through which all disbursements of a Borrower, any other Loan Party and any designated Subsidiary of a Borrower are made and settled on a daily basis with no uninvested balance remaining overnight.

“Corresponding Tenor” with respect to a Benchmark Replacement for the LIBO Rate for Dollars means a tenor (including overnight) having approximately the same length (disregarding business day adjustment) as the applicable tenor for the applicable Interest Period with respect to the LIBO Rate for Dollars.

“Covered Entity” means any of the following:

(i)	a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii)	a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii)	a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Party” has the meaning assigned to it in Section 9.21.

“Credit Card Agreement” means any agreement between a Loan Party, on the one hand, and a credit card issuer or a credit card processor (including any credit card processor that processes purchases of Inventory from a Loan Party through debit cards or mall cards), on the other hand, as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance with this Agreement.

“Credit Card Notifications” means each Credit Card Notification, in form and substance reasonably satisfactory to the Administrative Agent, executed by one or more Loan Parties and delivered by such Loan Parties to credit card issuers or credit card processors that are party to any Credit Card Agreement.

“Credit Card Receivables” means any Account or Payment Intangible due to any Loan Party in connection with purchases from and other goods and services provided by such Loan Party on (a) Visa, MasterCard, American Express, Discover, Fiserv, PayPal, Worldpay and any other credit card or debit card issuers or processors that are reasonably acceptable to the Administrative Agent, and the successors and assigns of the foregoing and (b) such other credit cards (it being understood that such term, for purposes hereof, includes debit cards and private label credit cards or co-branded credit or debit cards) as the Administrative Agent shall approve from time to time in its Permitted Discretion, it being understood that a private label credit card arrangement with Alliance Data Systems is approved, in each case which have been originated in the ordinary course of business by such Loan Party and earned by performance by such Loan Party but not yet paid to such Loan Party by the credit card issuer or the credit card processor, as applicable, and which represents the bona fide amount due to a Loan Party from such credit card processor or credit card issuer; provided that, in any event, “Credit Card Receivables” shall (x) exclude Accounts and Payment Intangibles due in connection with credit cards issued by Affiliates and (y) be calculated net of fees and chargebacks owed to credit card processors and deposits, holdbacks or escrows held by credit card issuers or processors.

“Credit Exposure” means, as to any Lender at any time, such Lender’s Revolving Exposure at such time.

“Credit Party” means the Administrative Agent, the Issuing Bank, the Swingline Lender or any other Lender.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender” means any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or Swingline Loans or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular Default, if any) has not been satisfied; (b) has notified any Borrower or any Credit Party in writing, or has made a public statement, to the effect that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular Default, if any) to funding a Loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by a Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations as of the date of certification) to fund prospective Loans and participations in then outstanding Letters of Credit and Swingline Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has become the subject of (i) a Bankruptcy Event or (ii) a Bail-In Action.

“Designated Noncash Consideration” means the fair market value of noncash consideration received by the Company or any Subsidiary in connection with a Disposition that is so designated as Designated Noncash Consideration pursuant to a certificate of a Financial Officer of the Company delivered to the Administrative Agent setting forth the basis of such valuation.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (in one transaction or in a series of transactions and whether effected pursuant to a Division or otherwise) of any property by any Person (including any sale and leaseback transaction and any issuance of Equity Interests by a Subsidiary of such Person), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Dividing Person” has the meaning assigned to it in the definition of “Division.”

“Division” means the division of the assets, liabilities and/or obligations of a Person (the “Dividing Person”) among two or more Persons (whether pursuant to a “plan of division” or similar arrangement), which may or may not include the Dividing Person and pursuant to which the Dividing Person may or may not survive.

“Division Successor” means any Person that, upon the consummation of a Division of a Dividing Person, holds all or any portion of the assets, liabilities and/or obligations previously held by such Dividing Person immediately prior to the consummation of such Division. A Dividing Person which retains any of its assets, liabilities and/or obligations after a Division shall be deemed a Division Successor upon the occurrence of such Division.

“Document” has the meaning assigned to such term in the applicable Security Agreement.

“Documentation Agent” means each of Bank of America, N.A., MUFG Union Bank, N.A. and TD Bank, N.A. in its capacity as a documentation agent for the credit facility evidenced by this Agreement.

“Dollar Equivalent” means, for any amount, at the time of determination thereof, (a) if such amount is expressed in Dollars, such amount, (b) if such amount is expressed in an Agreed Currency, the equivalent of such amount in Dollars determined by using the rate of exchange for the purchase of Dollars with the Agreed Currency last provided (either by publication or otherwise provided to the Administrative Agent by Reuters on the Business Day (New York City time), immediately preceding the date of determination or if such service ceases to be available or ceases to provide a rate of exchange for the purchase of Dollars with the Agreed Currency, as provided by such other publicly available information service which provides that rate of exchange at such time in place of Reuters chosen by the Administrative Agent in its sole discretion (or if such service ceases to be available or ceases to provide such rate of exchange, the equivalent of such amount in Dollars as determined by the Administrative Agent using any method of determination it deems appropriate in its sole discretion) and (c) if such amount is denominated in any other currency, the equivalent of such amount in Dollars as determined by the Administrative Agent using any method of determination it deems appropriate in its sole discretion.

“Dollars” or “$” refers to lawful money of the U.S.

“Early Opt-in Election” means, subject to the consent of the Borrower Representative, the occurrence of:

(1) (i) a determination by the Administrative Agent or (ii) a notification by the Required Lenders to the Administrative Agent (with a copy to the Company) that the Required Lenders have determined that syndicated credit facilities denominated in the applicable Agreed Currency being executed at such time, or that include language similar to that contained in Section 2.14 are being executed or amended, as applicable, to incorporate or adopt a new benchmark interest rate to replace the Relevant Rate, and

(2) (i) the election by the Administrative Agent or (ii) the election by the Required Lenders to declare that an Early Opt-in Election has occurred and the provision, as applicable, by the Administrative

Agent of written notice of such election to the Company and the Lenders or by the Required Lenders of written notice of such election to the Administrative Agent.

“ECP” means an “eligible contract participant” as defined in Section 1(a)(18) of the Commodity Exchange Act or any regulations promulgated thereunder and the applicable rules issued by the Commodity Futures Trading Commission and/or the SEC.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).

“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

“Electronic System” means any electronic system, including e-mail, e-fax, web portal access for such Borrower and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by the Administrative Agent or any Issuing Bank and any of its respective Related Parties or any other Person, providing for access to data protected by passcodes or other security system.

“Eligible Credit Card Receivables” means, as of any date of determination, each Credit Card Receivable that satisfies all the requirements set forth below:

(a) such Credit Card Receivable is owned by a Loan Party and such Loan Party has good and marketable title to such Credit Card Receivable;

(b) such Credit Card Receivable has not been outstanding for more than five Business Days;

(c) the credit card issuer or the credit card processor of the applicable credit card with respect to such Credit Card Receivable (i) is not the subject of any Bankruptcy Event, (ii) is not liquidating, dissolving or winding up its affairs, (iii) is not otherwise deemed not creditworthy by the Administrative Agent in its Permitted Discretion, (iv) has not admitted in writing its inability, or is not generally unable to, pay its debts as they become due, (v) has not become insolvent and (vi) has not ceased operation of its business;

(d) such Credit Card Receivable is a valid, legally enforceable obligation of the applicable credit card issuer or credit card processor with respect thereto;

(e) such Credit Card Receivable is subject to a first priority perfected Lien in favor of the Administrative Agent pursuant to the Collateral Documents;

(f) such Credit Card Receivable is not subject to any Lien whatsoever, other than (i) a Lien in favor of the Administrative Agent, (ii) Permitted Encumbrances that do not have priority over the Liens securing the Secured Obligations and (iii) Liens permitted under Section 6.02(j) that do not have priority over the Liens securing the Secured Obligations;

(g) such Credit Card Receivable conforms in all material respects to all representations, warranties or other provisions in the Loan Documents or in the credit card agreements relating to such Credit Card Receivable;

(h) if such Credit Card Receivable has been disputed by the applicable credit card or debit card issuer or processor or is not being processed due to unpaid and/or accrued credit card processor fee balances, or if a claim, counterclaim, offset or chargeback has been asserted by the applicable credit card issuer or credit card processor, the face amount thereof for purposes of determining the Borrowing Base has been reduced by the amount of such unpaid and/or accrued credit card processor fees or such claim, counterclaim, offset or chargeback;

(i) subject to the grace period provided in Section 5.15, such Credit Card Receivable is subject to a Credit Card Notification;

(j) such Credit Card Receivable is not evidenced by “chattel paper” or an “instrument” (each as defined in the UCC or the PPSA, as applicable) of any kind unless such chattel paper or instrument is in the possession or control of the Administrative Agent, and to the extent necessary or appropriate, endorsed to the Administrative Agent; and

(k) such Credit Card Receivable is not due from a credit card processor or issuer which is a Sanctioned Person.

provided, however, the Administrative Agent may, in its Permitted Discretion and upon not less than three Business Days’ prior written notice to the Company, deem any Credit Card Receivable ineligible, or impose additional eligibility criteria, based on the results of a field examination conducted (i) at the Company’s election pursuant to the last paragraph of this definition or (ii) in accordance with Section 5.06; provided that no such notice shall be required (x) if an Event of Default has occurred or is continuing, or (y) for changes to eligibility criteria or establishment of additional eligibility criteria if a Material Adverse Effect has occurred or it would be reasonably likely that a Material Adverse Effect would occur were such eligibility criteria not changed or established prior to the three (3) Business Day period. During any such applicable three (3) Business Day period, Borrowings shall not be permitted if, after giving pro forma effect to the imposition of such change or new eligibility criteria, Availability would be less than zero.

In determining the amount of an Eligible Credit Card Receivable, the face amount thereof may, in the Administrative Agent’s Permitted Discretion, be reduced by, without duplication, to the extent not reflected in such face amount, (i) the amount of all customary fees and expenses in connection with the credit card arrangements applicable thereto and (ii) the aggregate amount of all cash received in respect thereof but not yet applied by the applicable Loan Party to reduce the amount of such Eligible Credit Card Receivable.

Notwithstanding anything to the contrary contained herein, no Credit Card Receivable acquired by any Loan Party after the Effective Date outside the ordinary course of business, or acquired or originated by any Person that becomes a Loan Party after the Effective Date, shall be included in determining Eligible

Credit Card Receivables until a field examination with respect thereto has been completed to the satisfaction of the Administrative Agent in its Permitted Discretion (it being understood and agreed that additional field examinations conducted at the Company’s election pursuant to this paragraph shall not count against the number of field examinations permitted pursuant to Section 5.06).

“Eligible Inventory” means, at any time, the Inventory owned by any Loan Party (and in which such Loan Party has good and marketable title), but excluding any Inventory:

(a) which is not subject to a first priority perfected Lien (subject only to (x) tax liens described in clause (a) of the definition of “Permitted Encumbrances” securing obligations in an aggregate amount not to exceed $1,000,000 and subject to Reserves therefor in the Administrative Agent’s Permitted Discretion and (y) landlord liens described in clause (b) of the definition of “Permitted Encumbrances” to the extent such Inventory is not ineligible pursuant to clause (h) below) in favor of the Administrative Agent pursuant to the Collateral Documents securing the Secured Obligations;

(b) which is subject to any Lien whatsoever, other than (i) a Lien in favor of the Administrative Agent, (ii) Permitted Encumbrances that do not have priority over the Liens securing the Secured Obligations pursuant to the terms of the Collateral Documents (subject only to (x) tax liens described in clause (a) of the definition of “Permitted Encumbrances” securing obligations in an aggregate amount not to exceed $1,000,000 and subject to Reserves therefor in the Administrative Agent’s Permitted Discretion and (y) landlord liens described in clause (b) of the definition of “Permitted Encumbrances” to the extent such Inventory is not ineligible pursuant to clause (h) below), (iii) Liens permitted under Section 6.02(j) that do not have priority over the Liens securing the Secured Obligations and (iv) in the case of Inventory at a warehouse or other third party storage facility or in transit with a common carrier (and such Inventory otherwise in compliance with clause (g) below), any Lien arising under applicable law in respect of which an appropriate Reserve shall have been established by the Administrative Agent in its Permitted Discretion;

(c) which is slow moving or out of season (in each case to the extent of being unsaleable), obsolete, unmerchantable, defective, used or unfit for sale; provided that, from and after the Initial Supported Borrowing Base Date, this clause (c) shall not exclude slow moving Inventory located at a clearance center that has been appropriately priced consistent with the Company’s customary practices, subject to the Administrative Agent’s ability to establish an appropriate Reserve in its Permitted Discretion;

(d) with respect to which any covenant, representation or warranty contained in this Agreement or in the other Loan Documents has been breached or is not true or which does not conform in all material respects to all standards imposed by any Governmental Authority in the United States or Canada;

(e) in which any Person other than a Loan Party shall (i) have any direct or indirect ownership, interest or title (including the rights of a purchaser that has made progress payments and the rights of a surety that has issued a bond to assure a Loan Party’s performance with respect to that Inventory) or (ii) be indicated on any purchase order or invoice with respect to such Inventory as having or purporting to have an interest therein;

(f) which is not finished goods or which constitutes work-in-process, raw materials, spare or replacement parts, subassemblies, packaging and shipping material, manufacturing supplies, samples, prototypes, displays or display items, bill-and-hold or ship-in-place goods, goods that are returned or marked for return, repossessed goods, defective or damaged goods, goods held on consignment, or goods which are not of a type held for sale in the ordinary course of business;

(g) which is not located in the United States or Canada or is in transit with a common carrier or from vendors and suppliers; provided that Inventory in transit may be included as Eligible Inventory in an aggregate amount not to exceed (i) 10% of Eligible Inventory for the period from the Effective Date until the Initial Supported Borrowing Base Date and (ii) 20% of Eligible Inventory from and after the Initial Supported Borrowing Base Date, so long as:

(i) the Administrative Agent shall have received (1) a true and correct copy of the bill of lading and other shipping documents for such Inventory and (2) evidence of satisfactory casualty insurance naming the Administrative Agent as lender loss payee and otherwise covering such risks as the Administrative Agent may reasonably request,

(ii) if the bill of lading is non-negotiable, the Inventory must be in transit within the U.S., and the Administrative Agent shall have received, if requested, a duly executed Collateral Access Agreement, in form and substance reasonably satisfactory to the Administrative Agent, from the applicable customs broker, freight forwarder or carrier for such Inventory;

(iii) if the bill of lading is negotiable, the Inventory must be in transit from outside the U.S., and the Administrative Agent shall have received (1) confirmation that the bill is issued in the name of such Borrower and consigned to the order of the Administrative Agent, and an acceptable agreement has been executed with such Borrower’s customs broker, in which the customs broker agrees that it holds the negotiable bill as agent for the Administrative Agent and has granted the Administrative Agent access to the Inventory, (2) confirmation that such Borrower has paid for the goods, and (3) an estimate from such Borrower of the customs duties and customs fees associated with the Inventory in order to establish an appropriate Reserve;

(iv) the common carrier is not an Affiliate of the Loan Parties or of the applicable vendor or supplier; and

(v) the customs broker is not an Affiliate of the Loan Parties or of the applicable vendor or supplier;

(h) which is located in any real property leased to a Loan Party unless (i) the lessor has executed and delivered to the Administrative Agent a Collateral Access Agreement or (ii) if elected by the Administrative Agent in its Permitted Discretion, an appropriate Reserve for rent, charges and other amounts due or to become due with respect to such location has been established;

(i) which is located at any warehouse or other third party storage facility or is otherwise in the possession of a bailee (other than a third party processor) and (i) is evidenced by a negotiable warehouse receipt or comparable document unless such document has been delivered to the Administrative Agent or (ii) is not evidenced by a document, unless (A) such warehouseman or other bailee has executed and delivered to the Administrative Agent a Collateral Access Agreement and such other documentation as the Administrative Agent may require in its Permitted Discretion or (B) if elected by the Administrative Agent in its Permitted Discretion, an appropriate Reserve with respect to such location has been established;

(j) which is a discontinued product or component thereof;

(k) which is the subject of a consignment by a Loan Party as consignor;

(l) which is perishable; provided that, it is agreed and understood that packaged food items which are within their relevant expiration dates shall be deemed not to be perishable;

(m) which contains or bears any intellectual property rights licensed to a Loan Party unless the Administrative Agent in its Permitted Discretion is satisfied that it may sell or otherwise dispose of such Inventory without (i) infringing the rights of such licensor, (ii) violating any contract with such licensor or (iii) incurring any liability with respect to payment of royalties other than royalties incurred pursuant to sale of such Inventory under the current licensing agreement;

(n) which is not reflected in a current perpetual inventory report of the applicable Loan Party (unless such Inventory is reflected in a report to the Administrative Agent as “in transit” Inventory); or

(o) for which reclamation rights have been asserted by the seller;

provided, however, the Administrative Agent may, in its Permitted Discretion, and upon not less than three Business Days’ prior written notice to the Company, deem any Inventory ineligible, or impose additional eligibility criteria, based on the results of an appraisal or field examination conducted (i) at the Company’s election pursuant to the last paragraph of this definition or (ii) in accordance with Section 5.06; provided, however, that no such notice shall be required (x) if an Event of Default has occurred or is continuing, or (y) for changes to eligibility criteria or establishment of additional eligibility criteria if a Material Adverse Effect has occurred or it would be reasonably likely that a Material Adverse Effect would occur were such eligibility criteria not changed or established prior to the three (3) Business Day period. During any such applicable three (3) Business Day period, Borrowings shall not be permitted if, after giving pro forma effect to the imposition of such change or new eligibility criteria, Availability would be less than zero.

Notwithstanding the foregoing, (i) the amount of Inventory shall be adjusted as required to eliminate intercompany profit and (ii) no more than 25% of Eligible Inventory located in Canada may be located in provinces for which the Company’s counsel has not delivered customary perfection opinions with respect to Collateral located in such provinces.

Notwithstanding anything to the contrary contained herein, no Inventory acquired by any Loan Party after the Effective Date other than in the ordinary course of business, or acquired or created by any Person that becomes a Loan Party after the Effective Date, shall be included in determining Eligible Inventory until an appraisal and field examination with respect thereto has been completed to the satisfaction of the Administrative Agent in its Permitted Discretion (it being understood and agreed that additional appraisals and field examinations conducted at the Company’s election pursuant to this paragraph shall not count against the number of field examinations permitted pursuant to Section 5.06 or the number of appraisals permitted pursuant to Section 5.11).

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to (a) the environment, (b) preservation or reclamation of natural resources, (c) the management, Release or threatened Release of any Hazardous Material or (d) health and safety matters (as it relates to exposure to any Hazardous Material).

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of any Borrower or Subsidiary directly or indirectly resulting from or based upon (a) any violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) any exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any of the foregoing, but excluding any debt securities convertible into any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with a Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or Section 4001(14) of ERISA or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the failure to satisfy the “minimum funding standard” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by any Borrower or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by any Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by any Borrower or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal of any Borrower or any ERISA Affiliate from any Plan or Multiemployer Plan; or (g) the receipt by any Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from any Borrower or any ERISA Affiliate of any notice, concerning the imposition upon any Borrower or any ERISA Affiliate of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in critical status, within the meaning of Title IV of ERISA.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, bears interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” has the meaning assigned to such term in Article VII. “Excluded Swap Obligation” means, with respect to any Loan Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Loan Guarantor of, or the grant by such Loan Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Guarantor’s failure for any reason to constitute an ECP at the time the Guarantee of such Loan Guarantor or the grant of such security interest becomes or would become effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes; (b) in the case of a Lender, U.S. Federal and Canadian federal and provincial withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan, Letter of Credit or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan, Letter of Credit or Commitment (other than pursuant to an assignment request by the Borrowers under Section 2.19(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.17, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in a Loan, Letter of Credit or Commitment or to such Lender immediately before it changed its lending office; (c) Taxes attributable to such Recipient’s failure to comply with Section 2.17(f); (d) any Taxes imposed under FATCA; and (e) any Taxes that are required to be deducted or withheld under the ITA from any payment to or for the account of a Recipient (i) as a consequence of the Recipient not dealing at arm’s length (within the meaning of ITA) with the Canadian Borrower, or (ii) being at any time a “specified non-resident shareholder” (within the meaning of subsection 18(5) of the ITA) of the applicable Loan Party, or at any time, not dealing at arm’s length (within the meaning of the ITA) with a “specified shareholder” (within the meaning of subsection 18(5) of the ITA) of the applicable Loan Party, except, in the case of (i) or (ii), where the non-arm’s length relationship arises, or where the Recipient is (or is deemed to be) a specified shareholder of a Loan Party or does not deal at arm’s length with a specified shareholder of a Loan Party, on account of the Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, or enforced this Agreement or any other Loan Document.

“Existing Letters of Credit” shall mean those letters of credit described on Schedule 2.06 hereto.

“Existing Credit Agreements” means (a) that certain Credit Agreement, dated as of November 14, 2017, among the Company, the lenders party thereto and JPMCB, as administrative agent thereunder, (b) that certain promissory note dated August 31, 2019 between the Company and JPMCB (and any letters of credit issued in connection therewith) and (c) that certain Letter Agreement, dated as of February 28, 2015, between the Company and Bank of America, N.A., in each case, as amended, restated, supplemented or otherwise modified prior to the Effective Date (and any letters of credit issued in connection therewith).

“Extenuating Circumstance” means any period during which the Administrative Agent has determined in its sole discretion (a) that due to unforeseen and/or nonrecurring circumstances, it is impractical and/or not feasible to submit or receive a Borrowing Request or Interest Election Request by email or fax or through Electronic System, and (b) to accept a Borrowing Request or Interest Election Request telephonically.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code and any U.S. or non-U.S. fiscal or regulatory legislation, rules, guidance, notes or official practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementations of such Sections of the Code or analogous provisions of non-U.S. law.

“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions (as determined in such manner as the NYFRB shall set forth on its public website from time to time) and published on the next succeeding

Business Day by the NYFRB as the effective federal funds rate, provided that, if the Federal Funds Effective Rate as so determined would be less than 1.00%, such rate shall be deemed to be 1.00% for the purposes of this Agreement.

“Federal Reserve Bank of New York’s Website” means the website of the NYFRB at http://www.newyorkfed.org, or any successor source.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Financial Officer” means the chief financial officer, principal financial officer, principal accounting officer, treasurer, vice president of finance or controller of any Loan Party.

“Fixed Charge Coverage Ratio” means, at any date, the ratio of (a) Consolidated EBITDA minus Unfinanced Capital Expenditures to (b) Fixed Charges, all calculated for the period of four consecutive fiscal quarters ended on such date (or, if such date is not the last day of a fiscal quarter, ended on the last day of the fiscal quarter most recently ended prior to such date).

“Fixed Charges” means, for any period, without duplication, cash interest expense, plus scheduled principal payments on Consolidated Total Indebtedness actually made, plus expenses for income taxes paid in cash, plus Restricted Payments paid in cash other than pursuant to Section 6.08(b)(i) through (v), plus scheduled cash Capital Lease Obligation payments, all calculated for the Company and its Subsidiaries on a consolidated basis in accordance with GAAP.

“Foreign Lender” means any Lender that is not a U.S. Person, or as applicable, in the case of a Loan or Commitment to a Canadian Borrower, a Lender that is not resident in Canada for purposes of the ITA.

“Funding Account” has the meaning assigned to such term in Section 4.01(h).

“GAAP” means generally accepted accounting principles in the U.S.

“Governmental Authority” means the government of the U.S., Canada or any other nation or any political subdivision thereof, whether provincial, territorial, state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Guaranteed Obligations” has the meaning assigned to such term in Section 10.01.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“IBA” has the meaning assigned to such term in Section 1.05.

“Impacted Interest Period” has the meaning assigned to such term in the definition of “LIBO Rate”.

“Increasing Lender” has the meaning assigned to such term in Section 2.09(b).

“Incremental FILO Amendment” has the meaning assigned to such term in Section 2.09(b).

“Incremental FILO Lender” means, as of any date of determination, any Augmenting Lender or Increasing Lender that makes (or commits to make) Incremental FILO Loans, together with its permitted successors and assigns hereunder.

“Incremental FILO Loan” has the meaning assigned to such term in Section 2.09(b).

“Incremental FILO Push-Down Reserve” means, as of any date of determination, an amount equal to the excess (if any) of (1) the aggregate outstanding principal amount of the Incremental FILO Loans at such time over (2) the “FILO Borrowing Base” (to be defined in an Incremental FILO Amendment in agreement with, and subject to customary terms and conditions reasonably acceptable to, the Incremental FILO Lenders, the Administrative Agent and the Borrowers).

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) [reserved], (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding accruals and trade accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed (limited to the lesser of the amount of such Indebtedness and the value of such property), (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, and (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by, or on account of any obligation of, any Loan Party under any Loan Document and (b) to the extent not otherwise described in the foregoing clause (a) hereof, Other Taxes.

“Indemnitee” has the meaning assigned to such term in Section 9.03(b).

“Ineligible Institution” has the meaning assigned to such term in Section 9.04(b).

“Information” has the meaning assigned to such term in Section 9.12.

“Initial Appraisal” has the meaning assigned to such term in the definition of Initial Supported Borrowing Base Date.

“Initial Diligence Due Date” has the meaning assigned to such term in the definition of Initial Supported Borrowing Base Date.

“Initial Field Exam” has the meaning assigned to such term in the definition of Initial Supported Borrowing Base Date.

“Initial Supported Borrowing Base Date” means the date on or prior to the later of (a) ninety days after the Effective Date (which date may be extended by the Administrative Agent in its Permitted Discretion up to an additional ninety days so long as, at the time of such extension, the net book value of the Loan Parties’ Eligible Inventory is greater than the Specified Inventory Threshold) and (b) thirty days after the date on which at least eighty percent (80%) of the Loan Parties’ stores located in the United States and Canada are permitted to reopen for operation under applicable laws (such date the “Initial Diligence Due Date”), on which (i) the Administrative Agent shall have received inventory appraisals from appraisers satisfactory to the Administrative Agent that have been engaged directly by the Administrative Agent and shall have no direct or indirect interest, financial or otherwise, in the property or transaction (the “Initial Appraisal”), (ii) the Administrative Agent or its designee shall have completed a field examination of the accounts receivable, inventory and related working capital matters and financial information of the Borrowers (the “Initial Field Exam”) and (iii) the Company has delivered to the Administrative Agent a Borrowing Base Certificate in respect of the foregoing as of a reasonably acceptable date, along with customary supporting documentation reasonably requested by the Administrative Agent, in the case of this clause (iii), all in form and substance reasonably satisfactory to the Administrative Agent.

“Information Memorandum” means the Confidential Information Memorandum dated May 2020 relating to the Borrowers and the Transactions.

“Intercreditor Agreement” means any intercreditor or subordination agreement or arrangement (including intercreditor provisions incorporated into a document evidencing Indebtedness), in form and substance reasonably acceptable to the Administrative Agent, between the Administrative Agent and the holders of any Indebtedness (or any trustee, agent or other representative for such holders) that is permitted or required by the terms hereof to be (a) subordinated in priority of payment to the Secured Obligations and/or (b) pari passu with, junior to or, solely to the extent expressly permitted hereby with respect to Liens on Non-ABL Assets, senior to, the Liens securing the Secured Obligations.

“Interest Election Request” means a request by the Borrower Representative to convert or continue a Borrowing in accordance with Section 2.08 in substantially the form attached hereto as Exhibit H.

“Interest Payment Date” means (a) with respect to any ABR Loan (other than a Swingline Loan) or Canadian Prime Rate Loan, the first Business Day of each calendar quarter and the Maturity Date, and (b) with respect to any Eurodollar Loan or CDOR Loan, the last day of each Interest Period applicable to the Borrowing of which such Loan is a part (and, in the case of a Eurodollar Borrowing or CDOR Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period) and the Maturity Date.

“Interest Period” means, with respect to any Eurodollar Borrowing or CDOR Borrowing, the period commencing on the date of such Eurodollar Borrowing or CDOR Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as the Borrower Representative may elect; provided, that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day, unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Interpolated Rate” means, at any time, for any Interest Period, the rate per annum (rounded to the same number of decimal places as the LIBO Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the LIBO Screen Rate for the longest period (for which the LIBO Screen Rate is available) that is shorter than the Impacted Interest Period and (b) the LIBO Screen Rate for the shortest period (for which the LIBO Screen Rate is available) that exceeds the Impacted Interest Period, in each case, at such time; provided, that if any Interpolated Rate shall be less than 1.00%, such rate shall be deemed to be 1.00% for purposes of this Agreement.

“Inventory” has the meaning assigned to such term in the Security Agreement.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or interest in, another Person or (c) any Acquisition. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“IRS” means the United States Internal Revenue Service.

“Issuing Bank” means, individually and collectively, each of JPMCB, Bank of America, N.A., Bank of Montreal, PNC Bank, National Association and Wells Fargo Bank, National Association in its capacity as an issuer of Letters of Credit hereunder, and any other Revolving Lender from time to time designated by the Borrower Representative as an Issuing Bank, with the consent of such Revolving Lender and the Administrative Agent, and their respective successors in such capacity as provided in Section 2.06(i). Any Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by its Affiliates, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate (it being agreed that such Issuing Bank shall, or shall cause such Affiliate to, comply with the requirements of Section 2.06 with respect to such Letters of Credit). At any time there is more than one Issuing Bank, all singular references to the Issuing Bank shall mean any Issuing Bank, either Issuing Bank, each Issuing Bank, the Issuing Bank that has issued the applicable Letter of Credit, or both (or all) Issuing Banks, as the context may require.

“Issuing Bank Sublimits” means, as of the Effective Date, (a) $31,250,000, in the case of JPMCB, (b) $31,250,000, in the case of Bank of America, N.A., (c) $25,000,000, (in the case of Bank of Montreal, (d) $31,250,000, in the case of PNC Bank, National Association, (e) $31,250,000 (but only in Dollars unless such Issuing Bank otherwise consents) in the case of Wells Fargo Bank, National Association and (f) such amount as shall be designated to the Administrative Agent and the Borrower Representative in writing by an Issuing Bank; provided that, any Issuing Bank shall be permitted at any time to increase or reduce its

Issuing Bank Sublimit upon providing five (5) days’ prior written notice thereof to the Administrative Agent and with the consent of the Borrower Representative (such consent not to be unreasonably withheld).

“ITA” means the Income Tax Act (Canada), as amended.

“Joinder Agreement” means a Joinder Agreement in substantially the form of Exhibit E.

“JPMCB” means JPMorgan Chase Bank, N.A., a national banking association, in its individual capacity, and shall include its domestic and foreign branches, as applicable, and its successors.

“LC Collateral Account” has the meaning assigned to such term in Section 2.06(j).

“LC Disbursement” means any payment made by an Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn Dollar Equivalent amount of all Letters of Credit outstanding at such time plus (b) the aggregate Dollar Equivalent of all LC Disbursements relating to Letters of Credit that have not yet been reimbursed by or on behalf of the Borrowers at such time. The LC Exposure of any Revolving Lender at any time shall be its Applicable Percentage of the aggregate LC Exposure at such time. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Article 29(a) of the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce Publication No. 600 (or such later version thereof as may be in effect at the applicable time) or Rule 3.13 or Rule 3.14 of the International Standby Practices, International Chamber of Commerce Publication No. 590 (or such later version thereof as may be in effect at the applicable time) or similar terms of the Letter of Credit itself, or if compliant documents have been presented but not yet honored, such Letter of Credit shall be deemed to be “outstanding” and “undrawn” in the amount so remaining available to be paid, and the obligations of the Borrowers and each Lender shall remain in full force and effect until the Issuing Bank and the Lenders shall have no further obligations to make any payments or disbursements under any circumstances with respect to any Letter of Credit.

“Lenders” means the Persons listed on the Commitment Schedule and any other Person that shall have become a Lender hereunder pursuant to Section 2.09(b) or an Assignment and Assumption or otherwise in accordance with the terms of this Agreement, other than any such Person that ceases to be a Lender hereunder pursuant to an Assignment and Assumption or otherwise. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender and the Issuing Bank.

“Letters of Credit” means the standby or commercial letters of credit issued pursuant to this Agreement, and the term “Letter of Credit” means any one of them or each of them singularly, as the context may require.

“Letter of Credit Agreement” has the meaning assigned to it in Section 2.06(b).

“Liabilities” means any losses, claims (including intraparty claims), demands, damages or liabilities of any kind.

“LIBO Rate” means, with respect to any Eurodollar Borrowing for any applicable Interest Period or for any ABR Borrowing, LIBO Screen Rate at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period; provided that, if the LIBO Screen Rate shall not be available at such time for such Interest Period (an “Impacted Interest Period”), then the LIBO Rate shall be the Interpolated Rate, subject to Section 2.14 in the event that the Administrative Agent shall conclude that it shall not be possible to determine such Interpolated Rate (which conclusion shall be conclusive and binding absent manifest error); provided that if the LIBO Screen Rate as so determined would be less than 1.00%, such rate shall be deemed to 1.00% for the purposes of this Agreement. Notwithstanding the above, to the extent that “LIBO Rate” or “Adjusted LIBO Rate” is used in connection with an ABR Borrowing, such rate shall be determined as modified by the definition of Alternate Base Rate.

“LIBO Screen Rate” means, for any day and time, with respect to any Eurodollar Borrowing for any Interest Period or for any ABR Borrowing, the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate for Dollars) for a period equal in length to such Interest Period as displayed on such day and time on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion); provided that if the LIBO Screen Rate as so determined would be less than 1.00%, such rate shall be deemed to 1.00% for the purposes of this Agreement.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Limited Condition Acquisition” means any Permitted Acquisition by the Company or any of its Subsidiaries, the consummation of which is not conditioned on the availability of, or on obtaining, third party financing.

“Line Cap” means, at any time, the lesser of the Aggregate Revolving Commitment and the Borrowing Base.

“Loan Documents” means, collectively, this Agreement, any promissory notes issued pursuant to this Agreement, any Letter of Credit Agreement, the Collateral Documents, each Compliance Certificate, the Loan Guaranty, any Intercreditor Agreement, all Credit Card Notifications and all other agreements, instruments, documents and certificates executed and delivered to, or in favor of, the Administrative Agent or any Lender and including all other pledges, powers of attorney, consents, assignments, contracts, notices, letter of credit agreements, letter of credit applications and any agreements between the Borrower Representative and the Issuing Bank regarding the Issuing Bank’s Issuing Bank Sublimit or the respective rights and obligations between the applicable Borrower and the Issuing Bank in connection with the issuance by the Issuing Bank of Letters of Credit, and all other written matter whether heretofore, now or hereafter executed by or on behalf of any Loan Party, or any employee of any Loan Party, and delivered to the Administrative Agent or any Lender in connection with this Agreement or the transactions contemplated hereby. Any reference in this Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to this Agreement or such Loan Document as the same may be in effect at any and all times such reference becomes operative.

“Loan Guarantor” means each Loan Party.

“Loan Guaranty” means Article X of this Agreement.

“Loan Parties” means, collectively, the Borrowers and each other Subsidiary of the Company that becomes a party to this Agreement pursuant to a Joinder Agreement and their respective successors and assigns, and the term “Loan Party” shall mean any one of them or all of them individually, as the context may require.

“Loans” means the loans and advances made by the Lenders pursuant to this Agreement, including Swingline Loans and Protective Advances.

“Margin Stock” means margin stock within the meaning of Regulations T, U and X, as applicable.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, financial condition or results of operations of the Company and its Subsidiaries taken as a whole, (b) the ability of the Loan Parties to perform any of their Obligations, (c) the Collateral, or the Administrative Agent’s Liens (on behalf of itself and other Secured Parties) on the Collateral or the required priority of such Liens or (d) the rights of or remedies available to the Administrative Agent, the Issuing Bank or the Lenders under any of the Loan Documents.

“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Swap Agreements, of any one or more of the Company and its Subsidiaries in an aggregate principal amount exceeding $100,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Company or any Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Company or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Material Intellectual Property” means any intellectual property (including patents, trademarks, copyrights and licenses thereof) of the Loan Parties that is (a) material to the conduct of the business or operations of the Loan Parties or (b) is reasonably necessary or material to permit the Administrative Agent to enforce its rights and remedies under the Loan Documents with respect to the Collateral, or the Disposition of which would otherwise materially adversely affect the value of the Collateral.

“Material Subsidiary” means any Subsidiary of the Company (i) which, as of the most recent fiscal quarter of the Company for which financial statements have been delivered pursuant to Section 5.01(a) or (b) (or, if prior to the date of the delivery of the first financial statements to be delivered pursuant to Section 5.01(a) or (b), the most recent financial statements referred to in Section 3.04(a)), contributed greater than two and one-half percent (2.5%) of Consolidated Total Assets as of such date; provided that, if at any time the aggregate amount of Consolidated Total Assets attributable to all Subsidiaries that are not Material Subsidiaries exceeds ten percent (10%) of Consolidated Total Assets as of the end of any such fiscal quarter, the Company (or, in the event the Company has failed to do so within ten (10) days, the Administrative Agent) shall designate sufficient Subsidiaries as “Material Subsidiaries” to eliminate such excess, and such designated Subsidiaries shall for all purposes of this Agreement constitute Material Subsidiaries.

“Maturity Date” means June 19, 2023 or any earlier date on which the Commitments are reduced to zero or otherwise terminated pursuant to the terms hereof.

“Maximum Rate” has the meaning assigned to such term in Section 9.17.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA, to which any Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Net Orderly Liquidation Value” means, with respect to Inventory of any Person, the orderly liquidation value thereof as determined in a manner reasonably acceptable to the Administrative Agent by an appraiser reasonably acceptable to the Administrative Agent, net of all costs of liquidation thereof, in each case in the Administrative Agent’s Permitted Discretion.

“Non-ABL Assets” means assets of the Company or its Subsidiaries that do not constitute ABL Assets.

“Non-Consenting Lender” has the meaning assigned to such term in Section 9.02(d).

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day(or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates as so determined would be less than 1.00%, such rate shall be deemed to be 1.00% for purposes of this Agreement.

“Obligated Party” has the meaning assigned to such term in Section 10.02.

“Obligations” means all unpaid principal of and accrued and unpaid interest on the Loans, all LC Exposure, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations and indebtedness (including interest and fees accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), obligations and liabilities of any of the Loan Parties to any of the Lenders, the Administrative Agent, the Issuing Bank or any indemnified party, individually or collectively, existing on the Effective Date or arising thereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise, arising or incurred under this Agreement or any of the other Loan Documents or in respect of any of the Loans made or reimbursement or other obligations incurred or any of the Letters of Credit or other instruments at any time evidencing any thereof.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Taxes (other than a connection arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to, or enforced, any Loan Document, or sold or assigned an interest in any Loan, Letter of Credit or any Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.19(b)).

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight Eurodollar borrowings by U.S.-managed banking offices of depository institutions (as such composite rate shall be determined by the NYFRB as set forth on its public website from time to time) and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.

“Paid in Full” or “Payment in Full” means, (a) the indefeasible payment in full in cash of all outstanding Loans and LC Disbursements, together with accrued and unpaid interest thereon, (b) the termination, expiration, or cancellation and return of all outstanding Letters of Credit (or alternatively, with respect to each such Letter of Credit, the furnishing to the Administrative Agent of a cash deposit, or at the discretion of the Administrative Agent a backup letter of credit satisfactory to the Administrative Agent and the Issuing Bank, in an amount equal to 102.5% of the LC Exposure (or 105% with respect to LC Exposure denominated in Canadian Dollars) as of the date of such payment), (c) the indefeasible payment in full in cash of the accrued and unpaid fees, (d) the indefeasible payment in full in cash of all reimbursable expenses and other Secured Obligations (other than Unliquidated Obligations for which no claim has been made and other obligations expressly stated to survive such payment and termination of this Agreement), together with accrued and unpaid interest thereon, (e) the termination of all Commitments, and (f) the termination of the Swap Agreement Obligations (other than Swap Agreement Obligations owing to Swap Banks that are no longer Lenders or Affiliates thereof) and the Banking Services Obligations or entering into other arrangements satisfactory to the Secured Parties counterparties thereto.

“Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.

“Participant” has the meaning assigned to such term in Section 9.04(c).

“Participant Register” has the meaning assigned to such term in Section 9.04(c).

“Payment Condition” shall be deemed to be satisfied in connection with a Restricted Payment, Investment, Disposition, Permitted Acquisition or a payment, repayment, tender, repurchase, refinancing, exchange, acquisition, redemption, retirement, cancellation, termination or voluntary prepayment of applicable Indebtedness if:

(a) no Event of Default has occurred and is continuing or would result immediately after giving effect to the applicable event;

(b) (i) in the case of a Restricted Payment or a payment, repayment, repurchase, tender, exchange, refinancing, acquisition, redemption, retirement, cancellation, termination or voluntary prepayment of Indebtedness or a Disposition made pursuant to Section 6.05(i), immediately after giving effect to and, except in the case of a Disposition made pursuant to Section 6.05(i), at all times during the thirty-day period immediately prior to such event, the Borrowers shall have (i) (A) Availability calculated on a pro forma basis after giving effect to such event of not less than the greater of (1) 17.5% of the Line Cap or (2) $148,750,000, and (B) a Fixed Charge Coverage Ratio for the trailing four fiscal quarters calculated on a pro forma basis after giving effect to such event of greater than 1.00 to 1.00 or (ii) Availability calculated on a pro forma basis after giving effect to such event of not less than the greater of (A) 22.5% of the Line Cap or (B) $191,250,000; and

(ii) in the case of an Investment or Permitted Acquisition, immediately after giving effect to and at all times during the thirty-day period immediately prior to such event, the Borrowers shall have (i) (A) Availability calculated on a pro forma basis after giving effect to such event of not less than the greater of (1) 15% of the Line Cap or (2) $127,500,000, and (B) a Fixed Charge Coverage Ratio for the trailing four fiscal quarters calculated on a pro forma basis after giving effect to such event of greater than 1.00 to 1.00 or (ii) Availability calculated on a pro forma basis after giving effect to such event of not less than the greater of (A) 20% of the Line Cap or (B) $170,000,000; and

(c) the Borrower Representative shall have delivered to the Administrative Agent a certificate in form and substance reasonably satisfactory to the Administrative Agent certifying as to the items described in (a) and (b) above and attaching the applicable calculations for item (b).

“Payment Intangible” has the meaning assigned to such term in the UCC.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Acquisition” means any Acquisition by any Loan Party or Subsidiary in a transaction that satisfies each of the following requirements:

(a) such Acquisition is approved by the board or managing body of the target;

(b) such Person or division or line of business is engaged in the same or a similar line of business as the Company or any of its Subsidiaries or any business activities reasonably related, complementary or ancillary thereto;

(c) no Default or Event of Default exists at the time of such acquisition or, in the case of a Limited Condition Acquisition, at the time of entering into the definitive agreement with respect to such Acquisition so long as such Limited Condition Acquisition is consummated within 120 days of the date of the definitive agreement;

(d) in the case of any Acquisition of a Person or division or line of business that has a Canadian defined benefit pension plan, the Company shall have disclosed the same to the Administrative Agent (such disclosure to be accompanied by such plan’s documentation and the latest actuarial evaluation report in respect of such Canadian defined benefit pension plan) and the Administrative Agent shall have established any appropriate Reserves therefor in its Permitted Discretion;

(e) if such Acquisition involves a merger, amalgamation or a consolidation involving the Company or any other Loan Party, the Company or a Loan Party, as applicable, shall be the surviving entity or, in the case of a Loan Party other than a Borrower, shall immediately become a Loan Party, all in compliance with Section 6.03;

(f) the Company shall have delivered to the Administrative Agent final executed material documentation relating to such Acquisition promptly after request therefor by the Administrative Agent; and

(g) at the time of entering into the Acquisition (or, in the case of Limited Condition Acquisition, at the time of entering into the definitive agreement with respect to such Acquisition, so long as such Limited Condition Acquisition is consummated within 120 days of the date of the definitive agreement) and giving pro forma effect to any such Acquisition, the Payment Condition shall be satisfied with respect thereto;

provided that, with respect to any Permitted Acquisition proposed to be consummated after the Initial Supported Borrowing Base Date but prior to the one year anniversary of the Closing Date, the Company shall demonstrate, in addition to the requirements set forth above, that (x) the net book value of Eligible Inventory is greater than the Specified Inventory Threshold as reported in the most recent Borrowing Base Certificate delivered pursuant to Section 4.01(j) or 5.01, and (y) the amount of cash and Permitted Investments of the Company and its Subsidiaries exceeds $600,000,000 as of such date of determination, in each case, on a pro forma basis after giving effect to such Acquisition.

“Permitted Discretion” means a determination made in good faith and in the exercise of reasonable (from the perspective of a secured asset-based lender) business judgment.

“Permitted Encumbrances” means:

(a) Liens imposed by law for Taxes that are not yet due or are being contested in compliance with Section 5.04;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlord’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than thirty days or are being contested in compliance with Section 5.04;

(c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e) judgment Liens in respect of judgments that do not constitute an Event of Default under clause (g) of Section 7.01;

(f) easements, zoning restrictions, rights-of-way and similar encumbrances and restrictions on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not interfere with the ordinary conduct of business of the Company or any Subsidiary;

(g) Liens in favor of sellers of goods arising under Article 2 of the UCC or similar provisions of applicable law in the ordinary course of business, covering only the goods sold and securing only the unpaid purchase price for such goods and related expenses;

(h) Liens securing obligations in respect of trade letters of credit; provided that such Liens do not extend to any property other than the goods financed or paid for with such letters of credit, documents of title in respect thereof and proceeds thereof;

(i) Liens (i) arising by operation of law under Article 4 of the UCC in connection with collection of items provided for therein, and (ii) in favor of a banking or other financial institution arising as a matter of law or under customary general terms and conditions encumbering deposits or other funds or financial assets maintained with a financial institution (including the right of set-off) and which are within the general parameters customary in the banking industry or arising pursuant to such banking institution’s general terms and conditions;

(j) leases, licenses, subleases or sublicenses granted to others in the ordinary course of business which do not (i) interfere in any material respect with the business of the Company or any Subsidiary, taken as a whole, or (ii) secure any Indebtedness;

(k) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by the Company or any of its Subsidiaries in the ordinary course of business permitted by this Agreement;

(l) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(m) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Company or any other Loan Party to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Company and the other Loan Parties or (iii) relating to purchase orders and other agreements entered into with customers of the Company or any other Loan Party in the ordinary course of business;

(n) Liens solely on any cash earnest money deposits made by the Company or any Subsidiary Loan Party in connection with any letter of intent or purchase agreement permitted hereunder;

(o) Liens arising from precautionary UCC or PPSA filings regarding “true” operating leases or the consignment of goods to a Loan Party; and

(p) Liens on insurance proceeds incurred in the ordinary course of business in connection with the financing of insurance premiums;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness other than pursuant to clauses (h) or (m) above.

“Permitted Investments” means:

(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the U.S. (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the U.S.), in each case maturing within one year from the date of acquisition thereof;

(b) investments in commercial paper maturing within 360 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;

(c) investments in certificates of deposit, bankers’ acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of Canada or the U.S. or any State or province thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;

(d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above; and

(e) money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (as defined in Section 3(2) of ERISA) (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which any Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Plan Asset Regulations” means 29 CFR § 2510.3-101 et seq., as modified by Section 3(42) of ERISA, as amended from time to time.

“PPSA” means the Personal Property Security Act (Ontario) and the regulations thereunder, as from time to time in effect; or such other applicable legislation in effect from time to time in such other jurisdiction in Canada (including the Civil Code (Quebec)) for purposes of the provisions hereof relating to perfection, effect of perfection or non-perfection or opposability or priority of any security interest in personal property or an interest analogous thereto.

“Prime Rate” means (a) except as provided in clause (b), the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent) and (b) for the purpose of U.S. Dollar denominated Loans to a Canadian Borrower, the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, N.A., Toronto Branch, as its U.S. “base rate” for U.S. Dollar denominated commercial loans. Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

“Priority Payable Reserve” means reserves for amounts secured by any Liens, choate or inchoate, which rank or would reasonably be expected to rank pari passu or in priority to the Administrative Agent’s or any other Secured Parties’ Liens, including, without limitation, in the Permitted Discretion of the Administrative Agent, certain amounts deducted or withheld and not paid and remitted when due for source deductions under the ITA or the Employment Insurance Act, amounts past due and not paid for realty, municipal or similar taxes and all unfunded wind-up or solvency deficiency amounts under any Canadian Pension Plan, and all amounts currently or past due and not contributed, remitted or paid to or under any Canadian Pension Plan (governed by the Pension Benefits Act (Ontario)) or under the Canada Pension Plan.

“Proceeding” means any claim, litigation, investigation, action, suit, arbitration or administrative, judicial or regulatory action or proceeding in any jurisdiction.

“Proceeds of Crime Act” means the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada), as amended from time to time, and including all regulations thereunder.

“Protective Advance” has the meaning assigned to such term in Section 2.04.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“QFC Credit Support” has the meaning assigned to it in Section 9.21.

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Loan Party that has total assets exceeding $10,000,000 at the time the relevant Loan Guaranty or grant of the relevant security interest becomes or would become effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Recipient” means, as applicable, (a) the Administrative Agent, (b) any Lender and (c) any Issuing Bank, or any combination thereof (as the context requires).

“Refinance Indebtedness” has the meaning assigned to such term in Section 6.01(f).

“Register” has the meaning assigned to such term in Section 9.04(b).

“Regulation D” means Regulation D of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation T” means Regulation T of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation U” means Regulation U of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation X” means Regulation X of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, partners, members, trustees, employees, agents, administrators, managers, representatives and advisors of such Person and such Person’s Affiliates.

“Release” means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migrating, disposing or dumping of any substance into the environment.

“Relevant Governmental Body” means (i) with respect to a Benchmark Replacement in respect of Loans denominated in Dollars, the Federal Reserve Board and/or the NYFRB, or a committee officially endorsed or convened by the Federal Reserve Board and/or the NYFRB or, in each case, any successor thereto and (ii) with respect to a Benchmark Replacement in respect of Loans denominated in Canadian Dollars, the Bank of Canada, and (iii) for other relevant currencies, the central bank for the currency in which such Benchmark Replacement is denominated or any central bank or other supervisor which is responsible for supervising either (1) such Benchmark Replacement or (2) the administrator of such Benchmark Replacement or (b) any working group or committee officially endorsed or convened by (1) the central bank for the currency in which such Benchmark Replacement is denominated, (2) any central bank or other supervisor that is responsible for supervising either (A) such Benchmark Replacement or (B) the administrator of such Benchmark Replacement, (3) a group of those central banks or other supervisors or (4) the Financial Stability Board or any part thereof.

“Relevant Rate” means (i) with respect to any Eurodollar Borrowing, the LIBO Rate or (ii) with respect to any CDOR Borrowing, the CDOR Rate.

“Relevant Screen Rate” means (i) with respect to any Eurodollar Borrowing, the LIBO Screen Rate or (ii) with respect to any CDOR Borrowing, the CDOR Screen Rate.

“Report” means reports prepared by the Administrative Agent or another Person showing the results of appraisals, field examinations or audits pertaining to the assets of the Loan Parties from information furnished by or on behalf of the Borrowers, after the Administrative Agent has exercised its rights of inspection pursuant to this Agreement, which Reports may be distributed to the Lenders by the Administrative Agent.

“Required Lenders” means, subject to Section 2.20, (a) at any time prior to the earlier of the Loans becoming due and payable pursuant to Article VII or the Commitments terminating or expiring, Lenders having Revolving Exposures and Unfunded Commitments representing more than 50% of the sum of the Aggregate Credit Exposure and Unfunded Commitments at such time; and (b) for all purposes after the Loans become due and payable pursuant to Article VII or the Commitments expire or terminate, Lenders having Revolving Exposures representing more than 50% of the sum of the Aggregate Credit Exposure at such time; provided that, without limiting the restrictions in the definition of Ineligible Institution, for the purpose of determining the Required Lenders needed for any waiver, amendment, modification or consent of or under this Agreement or any other Loan Document, any Lender that is a Borrower or an Affiliate of a Borrower shall be disregarded.

“Requirement of Law” means, with respect to any Person, (a) the charter, articles or certificate of organization or incorporation and bylaws or operating, management or partnership agreement, or other organizational or governing documents of such Person and (b) any statute, law (including common law), treaty, rule, regulation, code, ordinance, order, decree, writ, judgment, injunction or determination of any arbitrator or court or other Governmental Authority (including Environmental Laws and Payment Card Industry Data Security Standards), in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Reserves” means any and all reserves which the Administrative Agent deems necessary, in its Permitted Discretion, to maintain (including, without limitation, reserves for accrued and unpaid interest on the Secured Obligations, Banking Services Reserves, the Priority Payable Reserve, the Wage Earner Protection Act Reserve, an Incremental FILO Push-Down Reserve or other reserves relating to an Incremental FILO Loan, volatility reserves, reserves for rent at locations leased to any Loan Party and for consignee’s, warehousemen’s and bailee’s charges, reserves for Inventory shrinkage, reserves for customs charges and shipping charges related to any Inventory in transit, reserves for Inventory that is slow moving, out of season, obsolete, unmerchantable, defective, used or unfit for sale, reserves for Swap Agreement Obligations, reserves for outstanding gift certificates and gift cards, reserves for liabilities in connection with frequent shopping programs of the Loan Parties, reserves for reasonably anticipated changes in the appraised value of Eligible Inventory between appraisals, reserves for outstanding merchandise credits, reserves for contingent liabilities of any Loan Party, reserves for amounts withheld or reserves taken by card issuers or credit card processors, reserves for uninsured losses of any Loan Party, reserves for uninsured, underinsured, un-indemnified or under-indemnified liabilities or potential liabilities with respect to any litigation and reserves for taxes, fees, assessments, and other governmental charges) with respect to the Collateral.

The establishment or increase of any reserve shall be limited to the reserves set forth in the preceding paragraph and such other reserves against the Borrowing Base as the Administrative Agent from time to time determines in its Permitted Discretion as being necessary (i) to reflect items that could reasonably be expected to adversely affect the value or collectability of Eligible Inventory or Eligible Credit Card Receivables or (ii) to reflect items that could reasonably be expected to adversely affect the perfection, enforceability or priority of the Administrative Agent’s Liens on the Collateral. The amount of any such reserve or change shall have a reasonable relationship to the event, condition or other matter that is the basis for such reserve or such change, and no reserves or changes shall be duplicative of reserves or changes already accounted for through eligibility criteria (including advance rates). After the Initial Supported

Borrowing Base Date, reserves may only be established by the Administrative Agent, acting in its Permitted Discretion, upon at least three (3) Business Days’ prior written notice to the Company (which notice shall include a reasonably detailed description of such reserve being established or modified and the basis for such reserve or modification); provided that no such notice shall be required (x) if an Event of Default has occurred or is continuing, (y) for changes to any reserves resulting solely by virtue of mathematical calculations of the amount of the reserve in accordance with the methodology of calculation previously utilized (such as, but not limited to, rent and customer credit liabilities), or (z) for changes to reserves or establishment of additional reserves if a Material Adverse Effect has occurred or it would be reasonably likely that a Material Adverse Effect would occur were such reserve not changed or established prior to the three (3) Business Day period. During any such applicable three (3) Business Day period, the Administrative Agent shall, if requested, discuss any such reserve or change with the Company and the Company may take such action as may be required so that the event, condition or matter that is the basis for such reserve or change no longer exists or exists in a manner that would result in the establishment of a lower reserve or result in a lesser change, in each case, in a manner and to the extent reasonably satisfactory to the Administrative Agent; provided that during such three (3) Business Day period, Borrowings shall not be permitted if, after giving pro forma effect to the imposition of such proposed reserve, Availability would be less than zero.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means the president, Financial Officer or any of the chief executive officer, president, any executive vice president, any senior vice president, chief operating officer or chief legal officer of the Borrower Representative.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Company or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests or any option, warrant or other right to acquire any such Equity Interests.

“Reuters” means, as applicable, Thompson Reuters Corp., Refinitive or any successor thereto.

“Revaluation Date” means (a) with respect to any Loan denominated in any Agreed Currency, each of the following: (i) the date of the Borrowing of such Loan and (ii) each date of a conversion into or continuation of such Loan pursuant to the terms of this Agreement; (b) with respect to any Letter of Credit denominated in Canadian Dollars, each of the following: (i) the date on which such Letter of Credit is issued, (ii) the first Business Day of each calendar month and (iii) the date of any amendment of such Letter of Credit that has the effect of increasing the face amount thereof; and (c) any additional date as the Administrative Agent may determine at any time when an Event of Default exists.

“Revolving Commitment” or “Commitment” means, with respect to each Lender, the amount set forth on the Commitment Schedule opposite such Lender’s name, or in the Assignment and Assumption or other documentation or record (as such term is defined in Section 9-102(a)(70) of the New York Uniform Commercial Code) as provided in Section 9.04(b)(ii)(C) pursuant to which such Lender shall have assumed its Revolving Commitment, as applicable, as such Revolving Commitment may be reduced or increased from time to time pursuant to (a) Section 2.09 and (b) assignments by or to such Lender pursuant to Section 9.04; provided, that at no time shall the Revolving Exposure of any Lender exceed its Revolving Commitment. A Lender’s Revolving Commitment shall include the commitment of such Lender to acquire participations in Protective Advances hereunder.

“Revolving Exposure” means, with respect to any Lender at any time, the sum of (a) the outstanding principal Dollar Equivalent of such Lender’s Revolving Loans, its LC Exposure and its Swingline Exposure at such time, plus (b) an amount equal to its Applicable Percentage of the aggregate principal amount of Protective Advances outstanding at such time.

“Revolving Lender” means, as of any date of determination, a Lender with a Revolving Commitment or, if the Revolving Commitments have terminated or expired, a Lender with Revolving Exposure.

“Revolving Loan” means a Loan made pursuant to Section 2.01(a).

“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business.

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, Crimea, Cuba (with respect to U.S. Loan Parties), Iran, North Korea and Syria).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the United Nations Security Council, the European Union or any European Union member state, Her Majesty’s Treasury of the United Kingdom or other relevant sanctions authority, (b) any Person that constitutes a Canadian Blocked Person, (c) any Person operating, organized or resident in a Sanctioned Country, (d) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) through (d), or (e) any Person otherwise the subject of any Sanctions.

“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, (b) the United Nations Security Council, the European Union, any European Union member state, Her Majesty’s Treasury of the United Kingdom, (c) the Government of Canada, including pursuant to Canadian Economic Sanctions and Export Control Laws or (d) any other relevant sanctions authority.

“SEC” means the Securities and Exchange Commission of the U.S.

“Secured Net Leverage Ratio” means, as of any date of determination, the ratio of (i) (A) Consolidated Secured Indebtedness as of the last day of the most recently completed fiscal quarter for which financial statements have been delivered pursuant to Section 5.01(a) or (b) less (B) the amount of cash and Permitted Investments in excess of $500,000,000 that would be stated on the consolidated balance sheet of the Company and its Subsidiaries as of such date of determination to (ii) Consolidated EBITDA for the period of four consecutive fiscal quarters for which financial statements have been delivered pursuant to Section 5.01 ending immediately prior to such date (or, in each case, if prior to the date of the delivery of the first financial statements to be delivered pursuant to Section 5.01(a) or (b), the most recent financial statements referred to in Section 3.04(a)).

“Secured Obligations” means all Obligations, together with all (a) Banking Services Obligations and (b) Swap Agreement Obligations owing to one or more Swap Banks; provided, however, that the definition of “Secured Obligations” shall not create any guarantee by any Loan Guarantor of (or grant of security interest by any Loan Guarantor to support, as applicable) any Excluded Swap Obligations of such Loan Guarantor for purposes of determining any obligations of any Loan Guarantor.

“Secured Parties” means (a) the Administrative Agent, (b) the Lenders, (c) each Issuing Bank, (d) each provider of Banking Services, to the extent the Banking Services Obligations in respect thereof constitute Secured Obligations, (e) each Swap Bank, to the extent the obligations thereunder constitute Secured Obligations, (f) the beneficiaries of each indemnification obligation undertaken by any Loan Party under any Loan Document, and (g) the successors and permitted assigns of each of the foregoing.

“Security Agreements” means, collectively, (a) the U.S. Security Agreement, (b) the Canadian Security Agreement, and (c) any other pledge or security agreement entered into, after the date of this Agreement by any other Loan Party (as required by this Agreement or any other Loan Document) constituting a Collateral Document, in each case, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Senior Notes” means the senior unsecured notes in an initial aggregate principal amount of $1,500,000,000 issued July 17, 2014 and governed by that certain Indenture and First Supplemental Indenture, each dated July 17, 2014, between the Company and The Bank of New York Mellon, as the same may be amended, restated, supplemented, refinanced, replaced, substituted, exchanged, or otherwise modified from time to time in a manner consistent with the terms of the Loan Documents.

“Settlement” has the meaning assigned to such term in Section 2.05(c).

“Settlement Date” has the meaning assigned to such term in Section 2.05(c).

“SOFR” with respect to any day means the secured overnight financing rate published for such day by the NYFRB, as the administrator of the benchmark (or a successor administrator), on the Federal Reserve Bank of New York’s Website.

“SOFR-Based Rate” means SOFR, Compounded SOFR or Term SOFR.

“Specified Event of Default” means an Event of Default arising under clause (a), (b), (h) or (i) of Article VII.

“Specified Indebtedness” means any Subordinated Indebtedness, the Senior Notes and any Consolidated Total Indebtedness incurred under Section 6.01(i), (j), (k) or (o), as any such Indebtedness may be amended, restated, supplemented, extended, refinanced, replaced or otherwise modified from time to time.

“Specified Inventory Threshold” means, $1,419,500,000; provided that on the effective date of any increase to the Revolving Commitments pursuant to Section 2.09(b) the Specified Inventory Threshold shall be increased by an amount such that, after giving effect to such increase, the Specified Inventory Threshold equals 1.67 multiplied by the Aggregate Revolving Commitments on such date.

“STA” means the Securities Transfer Act (Ontario) and the regulations thereunder, as from time to time in effect; or any other similar legislation of any other province or territory of Canada. “Statements” has the meaning assigned to such term in Section 2.18(f).

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentage (including any marginal, special, emergency or supplemental reserves) established by the Federal Reserve Board to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D). Such reserve percentages shall include those imposed pursuant to Regulation D of the Board. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under Regulation D of the Board or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subordinated Indebtedness” of a Person means any Indebtedness of such Person the payment of which is subordinated to payment of the Secured Obligations to the written satisfaction of the Administrative Agent.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held.

“Subsidiary” means any direct or indirect subsidiary of the Company or a Loan Party, as applicable.

“Supermajority Revolving Lenders” means, at any time, Lenders (other than Defaulting Lenders) having Revolving Exposures and unused Revolving Commitments representing 66 2/3% or more of the sum of the Aggregate Revolving Exposure and unused Revolving Commitments at such time.

“Supply Chain Finance Services” has the meaning assigned to such term in the definition of Banking Services.

“Supported QFC” has the meaning assigned to it in Section 9.21.

“Swap Agreement” means any agreement with respect to any swap, forward, spot, future, credit default or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrowers or the Subsidiaries shall be a Swap Agreement.

“Swap Agreement Obligations” means any and all obligations of the Company and its Subsidiaries, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all Swap Agreements with a Swap Bank, and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any Swap Agreement transaction with a Swap Bank.

“Swap Bank” means any Person who was a Lender or an Affiliate of a Lender on the Effective Date (with respect to any Swap Agreement with the Company or its Subsidiaries entered into on or prior to the Effective Date) or at the time it enters into a Swap Agreement with the Company or its Subsidiaries, in its capacity as a party thereto, whether or not such Person subsequently ceases to be a Lender or an Affiliate of a Lender.

“Swap Obligation” means, with respect to any Loan Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act or any rules or regulations promulgated thereunder.

“Swingline Sublimit” means $50,000,000.

“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Revolving Lender at any time shall be its Applicable Percentage of the total Swingline Exposure at such time.

“Swingline Lender” means JPMCB, in its capacity as lender of Swingline Loans hereunder. Any consent required of the Administrative Agent or the Issuing Bank shall be deemed to be required of the Swingline Lender and any consent given by JPMCB in its capacity as Administrative Agent or Issuing Bank shall be deemed given by JPMCB in its capacity as Swingline Lender.

“Swingline Loan” has the meaning assigned to such term in Section 2.05(a).

“Syndication Agent” means each of Bank of Montreal, PNC Bank, National Association and Wells Fargo Bank, National Association in its capacity as a syndication agent for the credit facility evidenced by this Agreement.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), value added taxes, or any other goods and services, use or sales taxes, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term SOFR” means the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Total Net Leverage Ratio” means, as of any date of determination, the ratio of (i) (A) Consolidated Total Indebtedness as of the last day of the most recently completed fiscal quarter for which financial statements have been delivered pursuant to Section 5.01(a) or (b) less (B) the amount of cash and Permitted Investments in excess of $500,000,000 that would be stated on the consolidated balance sheet of the Company and its Subsidiaries as of such date of determination to (ii) Consolidated EBITDA for the period of four consecutive fiscal quarters for which financial statements have been delivered pursuant to Section 5.01 ending immediately prior to such date (or, in each case, if prior to the date of the delivery of the first financial statements to be delivered pursuant to Section 5.01(a) or (b), the most recent financial statements referred to in Section 3.04(a)).

“Transactions” means the execution, delivery and performance by the Borrowers of this Agreement and the other Loan Documents, the borrowing of Loans and other credit extensions, the use of the proceeds thereof and the issuance of Letters of Credit hereunder.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate, the CDOR Rate, the ABR or the Canadian Prime Rate.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York or in any other state the laws of which are required to be applied in connection with the issue of perfection of security interests.

“UK Financial Institutions” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment; provided that, if the Unadjusted Benchmark Replacement as so determined would be less than 1.00%, the Unadjusted Benchmark Replacement will be deemed to be 1.00% for the purposes of this Agreement.

“Unadjusted Consolidated EBITDA” means for any period, with respect to the Company and its Subsidiaries determined on a consolidated basis in accordance with GAAP, the sum (without duplication and to the extent deducted in calculating Consolidated Net Income) of Consolidated Net Income (or net loss) plus (i) interest expense (net of interest income), (ii) income tax expense, (iii) depreciation expense , (iv) amortization expense and (v) non-cash charges, expenses or losses, including but not limited to stock-based compensation.

“Unfinanced Capital Expenditures” means, for any period, Capital Expenditures made during such period which are not financed from the proceeds of any Indebtedness (other than the Revolving Loans; it being understood and agreed that, to the extent any Capital Expenditures are financed with Revolving Loans, such Capital Expenditures shall be deemed Unfinanced Capital Expenditures).

“Unfunded Commitment” means, with respect to each Lender, the Revolving Commitment of such Lender less its Revolving Exposure.

“Unliquidated Obligations” means, at any time, any Secured Obligations (or portion thereof) that are contingent in nature or unliquidated at such time, including any Secured Obligation that is: (a) an obligation to reimburse a bank for drawings not yet made under a letter of credit issued by it; (b) any other obligation (including any guarantee) that is contingent in nature at such time; or (c) an obligation to provide collateral to secure any of the foregoing types of obligations.

“U.S.” means the United States of America.

“U.S. Borrower” means the Company, BUY BUY BABY, INC., a Delaware corporation, CHRISTMAS TREE SHOPS, INC., a Massachusetts corporation, Cost Plus, Inc., a California corporation, Decorist, LLC, a Delaware limited liability company, Harbor Linen, LLC, a Delaware limited liability company, Harmon Stores, Inc., a Delaware corporation, T-Y Group, LLC, a Delaware limited liability company, BED BATH & BEYOND OF CALIFORNIA LIMITED LIABILITY COMPANY, a Delaware limited liability company, and each other U.S. Subsidiary of the Company that joins this Agreement as a Borrower in accordance with the terms hereof (in each case other than the Company, unless removed as a Borrower in accordance with the terms hereof), and “U.S. Borrowers” means all of them.

“U.S. Collateral Documents” means, collectively, the U.S. Security Agreement and any other agreements, instruments and documents executed in connection with this Agreement that are intended to create, perfect or evidence Liens in favor of the Administrative Agent to secure the Secured Obligations, now or hereafter executed by any U.S. Loan Party or governed by U.S. law and delivered to the Administrative Agent.

“U.S. Loan Parties” means, collectively, the U.S. Borrowers and any other U.S. Subsidiary of the Company who becomes a party to this Agreement pursuant to a Joinder Agreement or otherwise and their successors and assigns, and the term “U.S. Loan Party” shall mean any one of them or all of them individually, as the context may require (in each case other than the Company, unless removed in accordance with the terms hereof).

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Security Agreement” means that certain Security Agreement (including any and all supplements thereto), dated as of the date hereof, among the Loan Parties and the Administrative Agent, for the benefit of the Administrative Agent and the other Secured Parties, and any other pledge or security agreement entered into, after the date of this Agreement by any other Loan Party (as required by this Agreement or any other Loan Document) or any other Person for the benefit of the Administrative Agent and the other Secured Parties, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“U.S. Special Resolution Regime” has the meaning assigned to it in Section 9.21.

“U.S. Subsidiary” means any Subsidiary of the Company that has been formed or is organized under the laws of the United States of America, any State thereof, or the District of Columbia.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.17(f)(ii)(B)(3).

“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001.

“Wage Earner Protection Act Reserve” means, on any date of determination, a reserve established from time to time by the Administrative Agent in such amount as the Administrative Agent determines in its Permitted Discretion reflects the amounts that may become due under the Wage Earner Protection Program Act (Canada) with respect to the employees of any Loan Party employed in Canada which would give rise to a Lien with priority under applicable law over the Lien of the Administrative Agent.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

SECTION 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurodollar Loan”)

or by Class and Type (e.g., a “Eurodollar Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Eurodollar Borrowing”) or by Class and Type (e.g., a “Eurodollar Revolving Borrowing”).

SECTION 1.03. Terms Generally.

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “law” shall be construed as referring to all statutes, rules, regulations, codes and other laws (including official rulings and interpretations thereunder having the force of law or with which affected Persons customarily comply) and all judgments, orders and decrees of all Governmental Authorities. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein), (b) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws), (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignments set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (f) any reference in any definition to the phrase “at any time” or “for any period” shall refer to the same time or period for all calculations or determinations within such definition, and (g) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b) For purposes of any Collateral located in the Province of Quebec or charged by any deed of hypothec (or any other Loan Document of any Canadian Loan Party) and for all other purposes pursuant to which the interpretation or construction of a Loan Document may be subject to the laws of the Province of Quebec or a court or tribunal exercising jurisdiction in the Province of Quebec, (i) “personal property” shall be deemed to include “movable property”, (ii) “real property” shall be deemed to include “immovable property”, (iii) “tangible property” shall be deemed to include “corporeal property”, (iv) “intangible property” shall be deemed to include “incorporeal property”, (v) “security interest”, “mortgage” and “lien” shall be deemed to include a “hypothec”, “prior claim” and a “resolutory clause”, (vi) all references to filing, registering or recording under the UCC or the PPSA shall be deemed to include publication under the Civil Code of Quebec, (vii) all references to “perfection” of or “perfected” Liens shall be deemed to include a reference to an “opposable” or “set up” Liens as against third parties, (viii) any “right of offset”, “right of setoff” or similar expression shall be deemed to include a “right of compensation”, (ix) “goods” shall be deemed to include “corporeal movable property” other than chattel paper, documents of title, instruments, money and securities, (x) an “agent” shall be deemed to include a “mandatory”, (xi) “construction liens” shall be deemed to include “legal hypothecs”, (xii) “joint and several” shall be deemed to include “solidary”, (xiii) “gross negligence or willful misconduct” shall be deemed to be “intentional or gross fault”, (xiv) “beneficial ownership” shall be deemed to include “ownership on behalf of another as mandatory”, (xv) “easement” shall be deemed to include “servitude”, (xvi) “priority” shall be deemed to include “prior claim”, (xvii) “survey” shall be deemed to include “certificate of location and plan”, (xviii) a “land surveyor” shall be deemed to include an “arpenteur-géomètre”; and (xix) “fee simple title” shall be deemed to include “absolute ownership”. The parties hereto confirm that it is their wish that this Agreement and any other document executed in connection with the transactions contemplated herein be drawn up in the English language only and that all other documents contemplated thereunder or relating thereto, including notices, may also be drawn up in the English language only. Les parties aux présentes confirment que c’est leur volonté que cette convention et les autres documents de crédit soient rédigés en langue anglaise seulement et que tous les documents, y compris tous avis, envisagés par cette convention et les autres documents peuvent être rédigés en la langue anglaise seulement.

SECTION 1.04. Accounting Terms; GAAP.

(a) Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if after the date hereof there occurs any change in GAAP or in the application thereof on the operation of any provision hereof and the Borrower Representative notifies the Administrative Agent that the Borrowers request an amendment to any provision hereof to eliminate the effect of such change in GAAP or in the application thereof (or if the Administrative Agent notifies the Borrower Representative that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made (i) without giving effect to any election under Financial Accounting Standards Board Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Company or any Subsidiary at “fair value”, as defined therein and (ii) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Financial Accounting Standards Board Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof.

(b) Notwithstanding anything to the contrary contained in Section 1.04(a) or in the definition of “Capital Lease Obligations,” any change in accounting for leases pursuant to GAAP resulting from the adoption of Financial Accounting Standards Board Accounting Standards Update No. 2016-02, Leases (Topic 842) (“FAS 842”), to the extent such adoption would require treating any lease (or similar arrangement conveying the right to use) as a capital lease where such lease (or similar arrangement) would not have been required to be so treated under GAAP as in effect on December 31, 2015, such lease shall not be considered a capital lease, and all calculations and deliverables under this Agreement or any other Loan Document shall be made or delivered, as applicable, in accordance therewith.

SECTION 1.05. Interest Rates; LIBOR/CDOR Notifications. The interest rate on Eurodollar Loans is determined by reference to the LIBO Rate, which is derived from the London interbank offered rate. The London interbank offered rate is intended to represent the rate at which contributing banks may obtain short-term borrowings from each other in the London interbank market. In July 2017, the U.K. Financial Conduct Authority announced that, after the end of 2021, it would no longer persuade or compel contributing banks to make rate submissions to the ICE Benchmark Administration (together with any successor to the ICE Benchmark Administrator, the “IBA”) for purposes of the IBA setting the London interbank offered rate. As a result, it is possible that commencing in 2022, the London interbank offered rate may no longer be available or may no longer be deemed an appropriate reference rate upon which to determine the interest rate on Eurodollar Loans. In light of this eventuality, public and private sector industry initiatives are currently underway to identify new or alternative reference rates to be used in place of the London interbank offered rate. In the event that the London interbank offered rate or the CDOR Rate is no longer available or in certain other circumstances as set forth in Section 2.14(c) of this Agreement, such Section 2.14(c) provides a mechanism for determining an alternative rate of interest for both Eurodollar Loans and, if applicable, CDOR Loans. The Administrative Agent will notify the Borrower Representative, pursuant to Section 2.14, in advance of any change to the reference rate upon which the interest rate on Eurodollar Loans or CDOR Loans is based. However, the Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to the London interbank offered rate, the CDOR Rate or other rates in the definition of “LIBO Rate” or with respect to any alternative or successor rate thereto, or replacement rate thereof, including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate, as it may or may not be adjusted pursuant to Section 2.14(c), will be similar to, or produce the same value or economic equivalence of the LIBO Rate or CDOR Rate or have the same volume or liquidity as did the London interbank offered rate prior to its discontinuance or unavailability.

SECTION 1.06. Pro Forma Adjustments for Acquisitions and Dispositions. To the extent any Borrower or any Subsidiary makes any acquisition permitted pursuant to Section 6.04 or Disposition outside the ordinary course of business permitted by Section 6.05 during the period of four fiscal quarters of the Borrowers most recently ended fiscal year, the Fixed Charge Coverage Ratio, the Total Net Leverage Ratio or Secured Net Leverage Ratio, as applicable, shall be calculated after giving pro forma effect thereto (including pro forma adjustments arising out of events which are directly attributable to the acquisition or the Disposition, are factually supportable and are expected to have a continuing impact, in each case as determined on a basis consistent with Article 11 of Regulation S-X of the Securities Act of 1933, as amended, as interpreted by the SEC, and as certified by a Financial Officer of such Borrower), as if such acquisition or such Disposition (and any related incurrence, repayment or assumption of Indebtedness) had occurred in the first day of such four-quarter period.

SECTION 1.07. Status of Obligations. The Secured Obligations are hereby designated as “senior indebtedness” and as “designated senior indebtedness” and words of similar import under and in respect of any indenture or other agreement or instrument under which such Subordinated Indebtedness is outstanding and are further given all such other designations as shall be required under the terms of any such Subordinated Indebtedness in order that the Lenders may have and exercise any payment blockage or other remedies available or potentially available to holders of senior indebtedness under the terms of such Subordinated Indebtedness.

ARTICLE II

The Credits

SECTION 2.01. Commitments. Subject to the terms and conditions set forth herein, each Lender severally (and not jointly) agrees to make Revolving Loans in Dollars to the U.S. Borrowers and in Canadian Dollars and Dollars to the Canadian Borrowers, in any such case, from time to time during the Availability Period in an aggregate principal amount that will not result (after giving effect to any application of proceeds of such Borrowing pursuant to Section 2.10(a)) in (i) such Lender’s Revolving Exposure exceeding such Lender’s Revolving Commitment, (ii) the Aggregate Revolving Exposure exceeding the lesser of (x) the Aggregate Revolving Commitment and (y) the Borrowing Base, subject to the Administrative Agent’s authority, in its sole discretion, to make Protective Advances pursuant to the terms of Section 2.04, or (iii) the Canadian Revolving Exposure exceeding the Canadian Sublimit. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Revolving Loans.

SECTION 2.02. Loans and Borrowings. (a) Each Loan (other than a Swingline Loan) shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the Lenders ratably in accordance with their respective Commitments of the applicable Class. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required. Any Protective Advance and any Swingline Loan shall be made in accordance with the procedures set forth in Sections 2.04 and 2.05, respectively.

(b) Subject to Section 2.14, (i) each Revolving Borrowing denominated in Dollars shall be comprised entirely of ABR Loans or Eurodollar Loans and (ii) each Revolving Borrowing denominated in Canadian Dollars shall be comprised entirely of Canadian Prime Rate Loans or CDOR Loans, in each case, as the Borrower Representative may request in accordance herewith. Each Swingline Loan shall be an ABR Loan or a Canadian Prime Rate Loan in the case of any Swingline Loan to a Canadian Borrower. Each Lender at its option may make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan (and in the case of an Affiliate, the provisions of Sections 2.14, 2.15, 2.16 and 2.17 shall apply to such Affiliate to the same extent as to such Lender); provided that any exercise of such option shall not affect the obligation of the Borrowers to repay such Loan in accordance with the terms of this Agreement.

(c) At the commencement of each Interest Period for any Eurodollar Borrowing or CDOR Borrowing, such Borrowing or CDOR Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 or Cdn$1,000,000, as applicable, and not less than $5,000,000 or Cdn$5,000,000, as applicable. At the time that each ABR Revolving Borrowing or Canadian Prime Rate Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 or Cdn$1,000,000, as applicable, and not less than $5,000,000 or Cdn$5,000,000, as applicable; provided that an ABR Revolving Borrowing or a Canadian Prime Rate Borrowing may be in an aggregate amount that is equal to the entire unused balance of the Aggregate Revolving Commitment or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e). Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of eight (8) Eurodollar Borrowings outstanding.

(d) Notwithstanding any other provision of this Agreement, the Borrower Representative shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

SECTION 2.03. Requests for Revolving Borrowings. To request a Revolving Borrowing, the Borrower Representative shall notify the Administrative Agent of such request either in writing (delivered by hand or fax) by delivering a Borrowing Request signed by a Responsible Officer of the Borrower Representative or through Electronic System (or if an Extenuating Circumstance shall exist, by telephone) not later than (a) in the case of a Eurodollar Borrowing or a CDOR Borrowing, 12:00 noon New York City time, three (3) Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing or Canadian Prime Rate Borrowing, not later than 11:00 a.m. New York City time, on the date of the proposed Borrowing; provided that any such notice of an ABR Revolving Borrowing or a Canadian Prime Revolving Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e) may be given not later than 10:00 a.m. New York City time, on the date of such proposed Borrowing. Each such Borrowing Request shall be irrevocable and each such telephonic Borrowing Request, if permitted, shall be confirmed immediately upon the cessation of the Extenuating Circumstance by hand delivery, facsimile or a communication through Electronic System to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by a Responsible Officer of the Borrower Representative. Each such written (or if permitted, telephonic) Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) the name of the applicable Borrower(s);

(ii) the aggregate amount of the requested Borrowing and a breakdown of the separate wires comprising such Borrowing;

(iii) the date of such Borrowing, which shall be a Business Day;

(iv) the Agreed Currency for such Borrowing, and whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing, in the case of a Borrowing by a Borrower, or a CDOR Borrowing or a Canadian Prime Rate Borrowing, in the case of a Borrowing by a Canadian Borrower; and

(v) in the case of a Eurodollar Borrowing or a CDOR Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period.”

If no election as to the Type of Revolving Borrowing is specified, then the requested Revolving Borrowing shall be an ABR Borrowing or a Canadian Prime Rate Borrowing, as applicable. If no Interest Period is specified with respect to any requested Eurodollar Revolving Borrowing or CDOR Revolving Borrowing, then the applicable Borrower(s) shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04. Protective Advances. (a) Subject to the limitations set forth below, the Administrative Agent is authorized by the Borrowers and the Lenders, from time to time in the Administrative Agent’s sole discretion (but shall have absolutely no obligation to), to make Loans to the Borrowers, on behalf of all Lenders, which the Administrative Agent, in its Permitted Discretion, deems necessary or desirable (i) to preserve or protect the Collateral, or any portion thereof, (ii) to enhance the likelihood of, or maximize the amount of, repayment of the Loans and other Obligations, or (iii) to pay any other amount chargeable to or required to be paid by the Borrowers pursuant to the terms of this Agreement, including payments of reimbursable expenses (including costs, fees, and expenses as described in Section 9.03) and other sums payable under the Loan Documents (any of such Loans are herein referred to as “Protective Advances”); provided that, the aggregate Dollar Equivalent of Protective Advances outstanding at any time shall not at any time exceed 10% of the Aggregate Revolving Commitment; provided further that, (x) the Aggregate Revolving Exposure after giving effect to the Protective Advances being made shall not exceed the Aggregate Revolving Commitment and (y) the Canadian Revolving Exposure shall not exceed the Canadian Sublimit. Protective Advances may be made even if the conditions precedent set forth in Section 4.02 have not been satisfied. The Borrowers shall be required to repay (or, subject to the satisfaction of the conditions precedent set forth in Section 4.02, refinance with the proceeds of a Borrowing) each Protective Advance within forty-five days after such Protective Advance is made. The Protective Advances shall be secured by the Liens in favor of the Administrative Agent in and to the Collateral and shall constitute Obligations hereunder and Secured Obligations. All Protective Advances shall be ABR Borrowings or Canadian Prime Rate Borrowings. The making of a Protective Advance on any one occasion shall not obligate the Administrative Agent to make any Protective Advance on any other occasion. The Administrative Agent’s authorization to make Protective Advances may be revoked at any time by the Required Lenders. Any such revocation must be in writing and shall become effective prospectively upon the Administrative Agent’s receipt thereof. At any time the conditions precedent set forth in Section 4.02 have been satisfied (including with respect to Availability), the Administrative Agent may request the Revolving Lenders to make a Revolving Loan to repay a Protective Advance. At any other time the Administrative Agent may require the Lenders to fund their risk participations described in Section 2.04(b).

(b) Upon the making of a Protective Advance by the Administrative Agent (whether before or after the occurrence of a Default), each Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the Administrative Agent, without recourse or warranty, an undivided interest and participation in such Protective Advance in proportion to its Applicable Percentage. From and after the date, if any, on which any Lender is required to fund its participation in any Protective Advance purchased hereunder, the Administrative Agent shall promptly distribute to such Lender, such Lender’s Applicable Percentage of all payments of principal and interest and all proceeds of Collateral received by the Administrative Agent in respect of such Protective Advance.

SECTION 2.05. Swingline Loans.

(a) The Administrative Agent, the Swingline Lender and the Revolving Lenders agree that in order to facilitate the administration of this Agreement and the other Loan Documents, promptly after the Borrower Representative requests an ABR Borrowing or a Canadian Prime Rate Borrowing, the Swingline Lender may elect in its discretion to have the terms of this Section 2.05(a) apply to such Borrowing Request by advancing, on behalf of the Revolving Lenders and in the amount requested, same day funds to the applicable Borrowers, on the date of the applicable Borrowing to the Funding Account(s) (each such Loan made solely by the Swingline Lender pursuant to this Section 2.05(a) is referred to in this Agreement as a “Swingline Loan”), with settlement among them as to the Swingline Loans to take place on a periodic basis as set forth in Section 2.05(c). Each Swingline Loan shall be subject to all the terms and conditions applicable to other ABR Loans and Canadian Prime Rate Loans funded by the Revolving Lenders, except that all payments thereon shall be payable to the Swingline Lender solely for its own account. In addition, the Borrowers hereby authorize the Swingline Lender to, and the Swingline Lender may, subject to the terms and conditions set forth herein (but without any further written notice required), not later than 2:00 p.m., New York City time, on each Business Day, make available to the Borrowers by means of a credit to the Funding Account(s), the proceeds of a Swingline Loan to the extent necessary to pay items to be drawn on any Controlled Disbursement Account that Business Day; provided that, if on any Business Day there is insufficient borrowing capacity to permit the Swingline Lender to make available to the Borrowers a Swingline Loan in the amount necessary to pay all items to be so drawn on any such Controlled Disbursement Account on such Business Day, then the Borrowers shall be deemed to have requested an ABR Borrowing or a Canadian Prime Rate Borrowing, as applicable, pursuant to Section 2.03 in the amount of such deficiency to be made on such Business Day. The Swingline Lender shall not make any Swingline Loan if after giving effect to such Swingline Loan, in an aggregate principal amount at any time outstanding that will result in (i) the aggregate principal Dollar Equivalent of outstanding Swingline Loans exceeding the Swingline Sublimit, (ii) the Swingline Lender’s Revolving Exposure exceeding its Revolving Commitment, (iii) the Aggregate Revolving Exposure exceeding the lesser of the Aggregate Revolving Commitment and the Borrowing Base or (iv) the Canadian Revolving Exposure exceeding the Canadian Sublimit. All Swingline Loans shall be ABR Borrowings or Canadian Prime Rate Borrowings; provided that, Swingline Loans consisting of Canadian Prime Rate Borrowings may only be made to a Canadian Borrower.

(b) Upon the making of a Swingline Loan (whether before or after the occurrence of a Default and regardless of whether a Settlement has been requested with respect to such Swingline Loan), each Revolving Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the Swingline Lender, without recourse or warranty, an undivided interest and participation in such Swingline Loan in proportion to its Applicable Percentage of the Revolving Commitment. The Swingline Lender may, at any time, require the Revolving Lenders to fund their participations. From and after the date, if any, on which any Revolving Lender is required to fund its participation in any Swingline Loan purchased hereunder, the Administrative Agent shall promptly distribute to such Lender, such Lender’s Applicable Percentage of all payments of principal and interest and all proceeds of Collateral received by the Administrative Agent in respect of such Swingline Loan.

(c) The Administrative Agent, on behalf of the Swingline Lender, shall request settlement (a “Settlement”) with the Revolving Lenders on at least a weekly basis or on any date that the Administrative Agent elects, by notifying the Revolving Lenders of such requested Settlement by facsimile, telephone, or e-mail no later than 1:00 p.m. New York City time on the date of such requested Settlement (the “Settlement Date”). Each Revolving Lender (other than the Swingline Lender, in the case of the Swingline Loans) shall transfer the amount of such Revolving Lender’s Applicable Percentage of the outstanding principal amount of the applicable Loan with respect to which Settlement is requested to the Administrative Agent, to such account of the Administrative Agent as the Administrative Agent may designate, not later than 3:00 p.m., New York City time, on such Settlement Date. Settlements may occur during the existence of a Default and whether or not the applicable conditions precedent set forth in Section 4.02 have then been satisfied. Such amounts transferred to the Administrative Agent shall be applied against the amounts of the Swingline Lender’s Swingline Loans and, together with Swingline Lender’s Applicable Percentage of such Swingline Loan, shall constitute Revolving Loans of such Revolving Lenders, respectively. If any such amount is not transferred to the Administrative Agent by any Revolving Lender on such Settlement Date, the Swingline Lender shall be entitled to recover from such Lender on demand such amount, together with interest thereon, as specified in Section 2.07.

SECTION 2.06. Letters of Credit. (a) General. Subject to the terms and conditions set forth herein, the Borrower Representative may request the issuance of Letters of Credit for its own account or for the account of another Borrower denominated in Dollars or Canadian Dollars as the applicant thereof for the support of its or its Subsidiaries’ obligations, in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time during the Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any Letter of Credit Agreement, the terms and conditions of this Agreement shall control. Notwithstanding anything herein to the contrary, the Issuing Bank shall have no obligation hereunder to issue, and shall not issue, any Letter of Credit (i) the proceeds of which would be made available to any Person (A) to fund any activity or business of or with any Sanctioned Person, or in any Sanctioned Country or (B) in any manner that would result in a violation of any Sanctions by any party to this Agreement, (ii) if any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Issuing Bank from issuing such Letter of Credit, or any Requirement of Law relating to the Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Bank shall prohibit, or request that the Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the Issuing Bank is not otherwise compensated hereunder) not in effect on the Effective Date, or shall impose upon the Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Effective Date and which the Issuing Bank in good faith deems material to it, or (iii) if the issuance of such Letter of Credit would violate one or more policies of the Issuing Bank applicable to letters of credit generally; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements or directives thereunder or issued in connection therewith or in the implementation thereof, and (y) all requests, rules, guidelines, requirements or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed not to be in effect on the Effective Date for purposes of clause (ii) above, regardless of the date enacted, adopted, issued or implemented. The Existing Letters of Credit shall be deemed to be “Letters of Credit” issued on the Effective Date for all purposes of the Loan Documents.

(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower Representative shall deliver by hand or facsimile (or transmit through Electronic System) to the Issuing Bank and the Administrative Agent (reasonably in advance of, but in any event no less than three (3) Business Days prior to the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section 2.06), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. In addition, as a condition to any such Letter of Credit issuance, the applicable Borrower shall have entered into a continuing agreement (or other letter of credit agreement) for the issuance of letters of credit and/or shall submit a letter of credit application in each case, as required by the Issuing Bank and using such Issuing Bank’s standard form (each, a “Letter of Credit Agreement”). A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrowers shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the aggregate LC Exposure shall not exceed $150,000,000, (ii) no Revolving Lender’s Revolving Exposure shall exceed its Revolving Commitment, (iii) the Aggregate Revolving Exposure shall not exceed the lesser of the Aggregate Revolving Commitment and the Borrowing Base and (iv) the Canadian Revolving Exposure shall not exceed the Canadian Sublimit. Notwithstanding the foregoing or anything to the contrary contained herein, no Issuing Bank shall be obligated to issue or modify any Letter of Credit if, immediately after giving effect thereto, the outstanding LC Exposure in respect of all Letters of Credit issued by such Person and its Affiliates would exceed such Issuing Bank’s Issuing Bank Sublimit. Without limiting the foregoing and without affecting the limitations contained herein, it is understood and agreed that the Borrower Representative may from time to time request that an Issuing Bank issue Letters of Credit in excess of its individual Issuing Bank Sublimit in effect at the time of such request, and each Issuing Bank agrees to consider any such request in good faith. Any Letter of Credit so issued by an Issuing Bank in excess of its individual Issuing Bank Sublimit then in effect shall nonetheless constitute a Letter of Credit for all purposes of this Agreement, and shall not affect the Issuing Bank Sublimit of any other Issuing Bank, subject to the limitations on the aggregate LC Exposure set forth in clause (i) of this Section 2.06(b).

(c) Expiration Date. Each Letter of Credit shall expire (or be subject to termination or non-renewal by notice from the Issuing Bank to the beneficiary thereof) at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, including, without limitation, any automatic renewal provision, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Maturity Date; provided that, if any Letter of Credit is cash collateralized (or otherwise supported in a manner acceptable to the applicable Issuing Bank) in an amount equal to 102.5% (or 105% in the case of Letters of Credit denominated in Canadian Dollars) of the face amount of such Letter of Credit prior to the Maturity Date as and when required by such Issuing Bank such Letter of Credit may expire after the Maturity Date (subject to the immediately preceding clause (i)).

(d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Revolving Lenders, the Issuing Bank hereby grants to each Revolving Lender, and each Revolving Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by the Borrowers on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrowers for any reason. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Reimbursement. If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrowers shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement (in the currency of such Letter of Credit or, if the Issuing Bank shall so elect, in Dollars equal to the Dollar Equivalent of such LC Disbursement) not later than 1:00 p.m., New York City time, on the Business Day immediately following the day that the Borrower Representative receives such notice; provided that, if such LC Disbursement is greater than or equal to the Dollar Equivalent of $1,000,000 the Borrowers may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or 2.05 that such payment be financed with an ABR Revolving Borrowing or a Canadian Prime Rate Borrowing (in the case of any LC Disbursement denominated in Canadian Dollars), or Swingline Loan in the applicable Agreed Currency or a Dollar Equivalent and, to the extent so financed, the Borrowers’ obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing or Canadian Prime Rate Borrowing, as applicable, or Swingline Loan. If the Borrowers fail to make such payment when due, the Administrative Agent shall notify each Revolving Lender of the applicable LC Disbursement, the payment then due from the Borrowers in respect thereof and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Revolving Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrowers, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Revolving Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrowers pursuant to this paragraph, the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to this paragraph to reimburse the Issuing Bank, then to such Lenders and the Issuing Bank as their interests may appear. Any payment made by a Revolving Lender pursuant to this paragraph to reimburse the Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Loans, Canadian Prime Rate Borrowing or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the Borrowers of their obligation to reimburse such LC Disbursement.

(f) Obligations Absolute. The Borrowers’ joint and several obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit, any Letter of Credit Agreement or this Agreement, or any term or provision therein or herein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) any payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrowers’ obligations hereunder. None of the Administrative Agent, the Revolving Lenders, the Issuing Bank or any of their respective Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrowers to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by the Borrowers to the extent permitted by applicable law) suffered by any Borrower that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Disbursement Procedures. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall promptly notify the Administrative Agent and the applicable Borrower by telephone (confirmed by fax or through Electronic Systems) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrowers of their obligation to reimburse the Issuing Bank and the Revolving Lenders with respect to any such LC Disbursement.

(h) Interim Interest. If the Issuing Bank shall make any LC Disbursement, then, unless the Borrowers shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrowers reimburse such LC Disbursement, at the rate per annum then applicable to ABR Revolving Loans or Canadian Prime Rate Revolving Loans, as applicable, and such interest shall be payable on the date when such reimbursement is due; provided that, if the Borrowers fail to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.13(d) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to paragraph (e) of this Section to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i) Replacement and Resignation of an Issuing Bank. (i) The Issuing Bank may be replaced at any time by written agreement among the Borrower Representative, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Revolving Lenders of any such replacement of the Issuing Bank. At the time any such replacement shall become effective, the Borrowers shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12(b). From and after the effective date of any such replacement, (A) the successor Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (B) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit then outstanding and issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(ii) Subject to the appointment and acceptance of a successor Issuing Bank, the Issuing Bank may resign as an Issuing Bank at any time upon thirty days’ prior written notice to the Administrative Agent, the Borrower Representative and the Lenders, in which case, such resigning Issuing Bank shall be replaced in accordance with clause (i) of Section 2.06(i) above.

(j) Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Borrower Representative receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Revolving Lenders with LC Exposure representing greater than 50% of the aggregate LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, the Borrowers shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Revolving Lenders (the “LC Collateral Account”), an amount in cash equal to 102.5% (or 105% in the case of Letters of Credit denominated in Canadian Dollars) of the Dollar Equivalent amount of the LC Exposure as of such date plus accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to any Borrower described in clause (h) or (i) of Article VII. Such Borrower also shall deposit cash collateral in accordance with this paragraph as and to the extent required by Sections 2.10(b), 2.11(b) or 2.20. Each such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the Secured Obligations. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over the LC Collateral Account and the Borrowers hereby grant the Administrative Agent a security interest in the LC Collateral Account and all money or other assets on deposit therein or credited thereto. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrowers’ risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in the LC Collateral Account. Moneys in the LC Collateral Account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrowers for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Revolving Lenders with LC Exposure representing greater than 50% of the aggregate LC Exposure), be applied to satisfy other Secured Obligations. If the Borrowers are required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrowers within three (3) Business Days after all such Events of Defaults have been cured or waived as confirmed in writing by the Administrative Agent. If the Borrowers are required to provide an amount of cash collateral hereunder under Section 2.22, such amount (to the extent not applied as aforesaid) shall be returned to the Borrowers as requested by the Borrowers so long as LC Exposure of the applicable Defaulting Lender has been fully reallocated or eliminated.

(k) Issuing Bank Reports to the Administrative Agent. Unless otherwise agreed by the Administrative Agent, each Issuing Bank (other than the Administrative Agent acting in such capacity) shall, in addition to its notification obligations set forth elsewhere in this Section, report in writing to the Administrative Agent (i) periodic activity (for such period or recurrent periods as shall be requested by the Administrative Agent) in respect of Letters of Credit issued by such Issuing Bank, including all issuances, extensions, amendments and renewals, all expirations and cancelations and all disbursements and reimbursements, (ii) reasonably prior to the time that such Issuing Bank issues, amends, renews or extends any Letter of Credit, the date of such issuance, amendment, renewal or extension, and the stated amount of the Letters of Credit issued, amended, renewed or extended by it and outstanding after giving effect to such issuance, amendment, renewal or extension (and whether the amounts thereof shall have changed), (iii) on each Business Day on which such Issuing Bank makes any LC Disbursement, the date and amount of such LC Disbursement, (iv) on any Business Day on which any Borrower fails to reimburse an LC Disbursement required to be reimbursed to such Issuing Bank on such day, the date of such failure and the amount of such LC Disbursement, and (v) on any other Business Day, such other information as the Administrative Agent shall reasonably request as to the Letters of Credit issued by such Issuing Bank.

(l) LC Exposure Determination. For all purposes of this Agreement, the amount of a Letter of Credit that, by its terms or the terms of any document related thereto, provides for one or more automatic increases in the stated amount thereof shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at the time of determination.

(m) Letters of Credit Issued for Account of Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder supports any obligations of, or is for the account of, a Subsidiary, or states that a Subsidiary is the “account party,” “applicant,” “customer,” “instructing party,” or the like of or for such Letter of Credit, and without derogating from any rights of the Issuing Bank (whether arising by contract, at law, in equity or otherwise) against such Subsidiary in respect of such Letter of Credit, the Borrowers (i) shall reimburse, indemnify and compensate the Issuing Bank hereunder for such Letter of Credit (including to reimburse any and all drawings thereunder) as if such Letter of Credit had been issued solely for the account of a Borrower and (ii) irrevocably waives any and all defenses that might otherwise be available to it as a guarantor or surety of any or all of the obligations of such Subsidiary in respect of such Letter of Credit. Each Borrower hereby acknowledges that the issuance of such Letters of Credit for its Subsidiaries inures to the benefit of the Borrowers, and that each Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

SECTION 2.07. Funding of Borrowings. (a) Each Lender shall make each Loan to be made by such Lender hereunder on the proposed date thereof solely by wire transfer of immediately available funds by 1:00 p.m., New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders in an amount equal to such Lender’s Applicable Percentage; provided that, and Swingline Loans shall be made as provided in Section 2.05. The Administrative Agent will make such Loans available to the Borrower Representative by promptly crediting the funds so received in the aforesaid account of the Administrative Agent to the Funding Account; provided that ABR Revolving Loans and or Canadian Prime Rate Loans made to finance the reimbursement of (i) an LC Disbursement as provided in Section 2.06(e) shall be remitted by the Administrative Agent to the Issuing Bank and (ii) a Protective Advance shall be retained by the Administrative Agent.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrowers each severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the applicable Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation (including without limitation the Bank of Canada overnight rate in the case of Loans denominated in Canadian Dollars) and (ii) in the case of the Borrowers, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing, provided, that any interest received from a Borrower by the Administrative Agent during the period beginning when Administrative Agent funded the Borrowing until such Lender pays such amount shall be solely for the account of the Administrative Agent.

SECTION 2.08. Interest Elections. (a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing or CDOR Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower Representative may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing or CDOR Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower Representative may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Swingline Borrowings or Protective Advances, which may not be converted or continued.

(b) To make an election pursuant to this Section, the Borrower Representative shall notify the Administrative Agent of such election either in writing (delivered by hand or fax) by delivering an Interest Election Request signed by a Responsible Officer of the Borrower Representative or through Electronic System if arrangements for doing so have been approved by the Administrative Agent (or if an Extenuating Circumstance shall exist, by telephone) by the time that a Borrowing Request would be required under Section 2.03 if the Borrowers were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such Interest Election Request shall be irrevocable and each such telephonic Interest Election Request, if permitted, shall be confirmed immediately upon the cessation of the Extenuating Circumstance by hand delivery, Electronic System or facsimile to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by a Responsible Officer of the Borrower Representative.

(c) Each written (or if permitted, telephonic) Interest Election Request (including requests submitted through Electronic System) shall specify the following information in compliance with Section 2.02:

(i) the name of the applicable Borrower and the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) the Agreed Currency of such Borrowing and whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing, in the case of a Borrowing by a Borrower, or a CDOR Borrowing or a Canadian Prime Rate Borrowing, in the case of a Borrowing by a Canadian Borrower; and

(iv) if the resulting Borrowing is a Eurodollar Borrowing or a CDOR Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrowers shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the Borrower Representative fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing or a CDOR Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing or a Canadian Prime Rate Borrowing, respectively. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower Representative, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing or CDOR Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing, and each CDOR Borrowing shall be converted into a Canadian Prime Rate Borrowing, at the end of the Interest Period applicable thereto.

SECTION 2.09. Termination and Reduction of Commitments; Expansion Option.

(a) Termination and Reduction of Commitments.

(i) Unless previously terminated, the Revolving Commitments shall terminate on the Maturity Date.

(ii) The Borrowers may at any time terminate the Revolving Commitments upon the Payment in Full of the Secured Obligations.

(iii) The Borrowers may from time to time reduce the Revolving Commitments; provided that (A) each reduction of the Revolving Commitments shall be in a Dollar Equivalent that is an integral multiple of $1,000,000 and not less than $5,000,000 and (B) the Borrowers shall not terminate or reduce the Revolving Commitments if, after giving effect to any concurrent prepayment of the Revolving Loans in accordance with Section 2.11, the Aggregate Revolving Exposure would exceed the lesser of the Aggregate Revolving Commitment and the Borrowing Base.

(iv) The Borrower Representative shall notify the Administrative Agent of any election to terminate or reduce the Revolving Commitments under paragraph (a)(ii) or (a)(iii) of this Section at least three (3) Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower Representative pursuant to this Section shall be irrevocable; provided that a notice of termination of the Revolving Commitments delivered by the Borrower Representative may state that such notice is conditioned upon the effectiveness of other credit facilities or other transactions specified therein, in which case such notice may be revoked by the Borrower Representative (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Revolving Commitments shall be permanent. Each reduction of the Revolving Commitments shall be made ratably among the Lenders in accordance with their respective Revolving Commitments.

(b) Expansion of Commitments.

(i) After the Initial Borrowing Base Date, the Borrower Representative may from time to time elect to increase the Revolving Commitments or enter into first-in-last-out term loans or revolving loans (each an “Incremental FILO Loan”) so long as no other “first-in, last-out” facility under this Agreement may then be in effect, in each case in minimum increments of $5,000,000 so long as, after giving effect thereto, the aggregate Dollar Equivalent of such increases and all such Incremental FILO Loans (in the case of first-in-last-out revolving loans, taking into account the full amount of the commitments to make such loans) does not exceed $375,000,000. The Borrower Representative may arrange for any such increase or tranche to be provided by one or more Lenders (each Lender so agreeing to an increase in its Revolving Commitment, or to participate in such Incremental FILO Loans, an “Increasing Lender”), or by one or more new banks, financial institutions or other entities (each such new bank, financial institution or other entity, an “Augmenting Lender”; provided that no Ineligible Institution may be an Augmenting Lender), which agree to increase their existing Revolving Commitments, or to participate in such Incremental FILO Loans, or provide new Revolving Commitments, as the case may be; provided that (A) each Augmenting Lender shall be subject to the approval of the Borrower Representative, the Administrative Agent and, in the case of any increase in the Revolving Commitments, each Issuing Bank and the Swingline Lender (not to be unreasonably withheld, delayed or conditioned in the case of the Administrative Agent, each Issuing Bank and the Swingline Lender), (B) with respect to any increase in the Revolving Commitments, (1) in the case of an Increasing Lender, the Borrower Representative and such Increasing Lender execute an agreement substantially in the form of Exhibit B-1 hereto, and (2) in the case of an Augmenting Lender, the Borrower Representative and such Augmenting Lender execute an agreement substantially in the form of Exhibit B-2 hereto and (C) with respect to any Incremental FILO Loans, an Incremental FILO Amendment shall be executed and delivered by the parties thereto. No consent of any Lender (other than the Lenders participating in the increase or any Incremental FILO Loan) shall be required for any increase in Revolving Commitments or Incremental FILO Loan pursuant to this Section 2.09(b).

(ii) Increases and new Revolving Commitments and Incremental FILO Loans created pursuant to this Section 2.09(b) shall become effective on the date agreed by the Borrower Representative, the Administrative Agent and the relevant Increasing Lenders or Augmenting Lenders, and the Administrative Agent shall notify each Lender thereof. Notwithstanding the foregoing, no increase in the Revolving Commitments (or in the Revolving Commitment of any Lender) or tranche of Incremental FILO Loans shall become effective under this paragraph unless:

(A) on the proposed date of the effectiveness of such increase or Incremental FILO Loans, the conditions set forth in Section 4.02 shall be satisfied or waived by the Required Lenders and the Administrative Agent shall have received a certificate to that effect dated such date and executed by a Financial Officer of the Borrower Representative; and

(B) any other documentary conditions precedent agreed among the Borrower Representative, the Administrative Agent, the Increasing Lenders and Augmenting Lenders, as applicable, have been satisfied or waived.

(iii) On the effective date of any increase in the Revolving Commitments being made, (A) each relevant Increasing Lender and Augmenting Lender shall make available to the Administrative Agent such amounts in immediately available funds as the Administrative Agent shall determine, for the benefit of the other Lenders, as being required in order to cause, after giving effect to such increase and the use of such amounts to make payments to such other Lenders, each Lender’s portion of the then outstanding Revolving Loans of all the Lenders to equal its Applicable Percentage of such outstanding Revolving Loans, and (B) the Borrowers shall be deemed to have repaid and reborrowed all outstanding Revolving Loans as of the date of any increase in the Revolving Commitments (with such reborrowing to consist of the Types of Revolving Loans, with related Interest Periods if applicable, specified in a notice delivered by the Borrower Representative, in accordance with the requirements of Section 2.03). The deemed payments made pursuant to clause (B) of the immediately preceding sentence shall be accompanied by payment of all accrued interest on the amount prepaid and that, in respect of each Eurodollar Loan, shall be subject to indemnification by the Borrowers pursuant to the provisions of Section 2.16 if the deemed payment occurs other than on the last day of the related Interest Periods unless waived by the applicable Increasing Lenders and Augmenting Lenders.

(iv) The Incremental FILO Loans (a) shall rank junior in right of payment to the Obligations in respect of the Revolving Commitments, including (without limitation) pursuant to Section 2.10(b) and 2.18(b) (but may be paid prior to Banking Services and Swap Obligations), (b) shall only be voluntarily prepaid (and, if applicable, commitments therefor reduced) if Payment Conditions applicable to prepayments of Indebtedness and Restricted Payments and other conditions reasonably acceptable to the Administrative Agent are satisfied, and (c) shall not mature or require any mandatory prepayment (other than with proceeds of real property collateral, if any, that is not securing the Revolving Loans) earlier than the Maturity Date (but, in the case of a term loan, may have customary amortization payments acceptable to the Administrative Agent), (d) shall not be guaranteed or otherwise supported by any Person that is not a Loan Party, (e) except for real property, shall not be secured by collateral that does not constitute Collateral securing the other Secured Obligations (which Liens may be (x) pari passu with the Liens securing the Obligations in respect of the Revolving Commitments, subject to clause (iv)(a) above and intercreditor terms satisfactory to the Administrative Agent, or (y) be secured by Liens on the Collateral on a junior basis with the Liens securing the Obligations in respect of the Revolving Commitments, subject to intercreditor terms satisfactory to the Administrative Agent), (f) shall be subject to a borrowing base limiting the maximum principal amount thereof, which borrowing base shall only include asset categories that are also included in the Borrowing Base at such time; it being understood that the advance rates applicable to any Incremental FILO Loans shall be reasonably satisfactory to the Administrative Agent but in no event shall the advance rates against Inventory and Credit Card Receivables, when taken together with the advance rates against Inventory and Credit Card Receivables, respectively, in the Borrowing Base for Revolving Loans, exceed 105%, and (g) shall be treated no more favorably than the Revolving Loans (other than with respect to provisions that are applicable to term loans and not customarily applicable to asset based revolving loans, and other provisions customary for a first-in-last-out loan); provided that (i) the terms and conditions applicable to any tranche of Incremental FILO Loans maturing after the Maturity Date may provide for material additional or different financial or other covenants or prepayment requirements applicable only during periods after the Maturity Date, (ii) the Incremental FILO Loans may be subject to different or additional voting and assignment provisions to the extent that they apply solely to matters involving the Incremental FILO Loans that do not impact the Revolving Loans or Revolving Lenders (provided that assignment of Incremental FILO Loans shall be subject to the consent of the Administrative Agent), and (iii) the Incremental FILO Loans may have pricing and other economic terms that are different from the Revolving Loans. Incremental FILO Loans shall be made hereunder pursuant to an amendment or restatement (an “Incremental FILO Amendment”) of this Agreement and, as appropriate, the other Loan Documents, executed by the Borrowers, each Increasing Lender participating in such tranche, each Augmenting Lender participating in such tranche, if any, and the Administrative Agent. The Incremental FILO Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent, to effect the provisions of this Section 2.09(b), including any changes necessary to implement any Incremental FILO Loans, to establish a Borrowing Base applicable to the Incremental FILO Loans, to reflect any applicable Incremental FILO Push-Down Reserve, to reflect the addition of any new Collateral and to include appropriately the Lenders holding any Incremental FILO Loans in any determination of the Required Lenders and Lenders, in each case subject to the limitations described in this Section 2.09(b). After the effective date of any Revolving Commitment increase or addition of Incremental FILO Loans, the Administrative Agent shall, and is hereby authorized and directed to, revise the Commitment Schedule to reflect such increase or addition and shall distribute such revised Commitment Schedule to each of the Lenders and the Borrower Representative, whereupon such revised Commitment Schedule shall replace the old Commitment Schedule and become part of this Agreement.

(v) Nothing contained in this Section 2.09(b) shall constitute, or otherwise be deemed to be, a commitment on the part of any Lender to increase its Revolving Commitment or Incremental FILO Loans hereunder, or provide Incremental FILO Loans, at any time. In connection with any increase of the Revolving Commitments pursuant to this Section 2.09(b), any Augmenting Lender becoming a party hereto shall (A) execute such documents and agreements as the Administrative Agent may reasonably request and (B) in the case of any Augmenting Lender that is organized under the laws of a jurisdiction outside of the United States of America, provide to the Administrative Agent, its name, address, tax identification number and/or such other information as shall be necessary for the Administrative Agent to comply with “know your customer” and anti-money laundering rules and regulations, including without limitation, the Patriot Act.

SECTION 2.10. Repayment of Loans; Evidence of Debt. (a) The Borrowers hereby unconditionally promise to pay (i) to the Administrative Agent for the account of each Revolving Lender the then unpaid principal amount of each Revolving Loan on the Maturity Date and (ii) to the Administrative Agent the then unpaid amount of each Protective Advance on the earlier of the Maturity Date and demand by the Administrative Agent.

(b) At all times during a Cash Dominion Period, on each Business Day, the Administrative Agent shall apply all funds credited to any Collection Account on such Business Day or the immediately preceding Business Day (at the discretion of the Administrative Agent, whether or not immediately available), first to prepay any Protective Advances that may be outstanding and second to prepay the Revolving Loans (including Swingline Loans) (without any reduction of Commitments) and to cash collateralize outstanding LC Exposure.

(c) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of the Borrowers to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(d) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(e) The entries made in the accounts maintained pursuant to paragraph (c) or (d) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrowers to repay the Loans in accordance with the terms of this Agreement.

(f) Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrowers shall prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form.

SECTION 2.11. Prepayment of Loans. (a) The Borrowers shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with paragraph (c) of this Section and, if applicable, payment of any break funding expenses under Section 2.16.

(b) In the event and on such occasion that (i) the Aggregate Revolving Exposure exceeds the lesser of (x) the Aggregate Revolving Commitment and (y) the Borrowing Base, (ii) the Canadian Revolving Exposure exceeds the Canadian Sublimit, or (iii) (x) the aggregate amount of unrestricted cash, cash equivalents, marketable securities, treasury bonds and bills, certificates of deposit, investments in money market funds, and commercial paper, in each case, held or owned by (either directly or indirectly), credited to the account of, or otherwise of a type required to be reflected as an asset on the balance sheet of the Company and its consolidated Subsidiaries exceeds $100,000,000 and (y) the aggregate principal amount of all Loans (other than Incremental FILO Loans) exceeds $600,000,000, then the Borrowers shall immediately, or in the case of clause (iii) above within one Business Day, prepay first any Protective Advances that may be outstanding and second the Revolving Loans, LC Exposure and/or Swingline Loans or cash collateralize LC Exposure in an account with the Administrative Agent pursuant to Section 2.06(j), as applicable, in an aggregate amount equal to such excess.

(c) The Borrower Representative shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by telephone (confirmed by fax) or through Electronic System of any prepayment hereunder not later than 12:00 noon New York City time (A) in the case of prepayment of a Eurodollar Borrowing or CDOR Borrowing, three (3) Business Days before the date of prepayment, or (B) in the case of prepayment of an ABR Borrowing, or Canadian Prime Rate Borrowing on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Revolving Commitments as contemplated by Section 2.09(a), then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.09(a). Promptly following receipt of any such notice relating to a Revolving Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Revolving Borrowing shall be in an amount that would be permitted in the case of an advance of a Revolving Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Revolving Borrowing shall be applied ratably to the Revolving Loans included in the prepaid Borrowing. Prepayments shall be accompanied by (i) accrued interest to the extent required by Section 2.13 and (ii) break funding payments pursuant to Section 2.16.

SECTION 2.12. Fees. (a) The Borrowers agree to pay to the Administrative Agent for the account of each Lender a commitment fee, which shall accrue at the Applicable Rate on the average daily amount of the Available Revolving Commitment of such Lender during the period from and including the Effective Date to but excluding the date on which the Revolving Commitments terminate. Accrued commitment fees shall be payable in arrears on the first Business Day of each January, April, July and October and on the date on which the Revolving Commitments terminate, commencing on the first such date to occur after the date hereof. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). For purposes of this Section 2.12(a), Available Revolving Commitment of each Lender shall be calculated based on the Swingline Exposure of such Lender calculated assuming that all of the Lenders have funded their participations in all Swingline Loans outstanding at such time. For the purposes of the Interest Act (Canada), the yearly rate of interest to which any rate calculated on the basis of a period of time different from the actual number of days in the year (360 days, for example) is equivalent is the stated rate multiplied by the actual number of days in the year (365 or 366, as applicable) and divided by the number of days in the shorter period (360 days, in the example).

(b) The Borrowers agree to pay (i) to the Administrative Agent for the account of each Revolving Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Rate used to determine the interest rate applicable to Eurodollar Revolving Loans and CDOR Revolving Loans on the average daily Dollar Equivalent of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Revolving Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to the Issuing Bank a fronting fee, which shall accrue at the rate of 0.125% per annum on the average daily Dollar Equivalent of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) attributable to Letters of Credit issued by the Issuing Bank during the period from and including the Effective Date to but excluding the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any LC Exposure, as well as the Issuing Bank’s standard fees and commissions with respect to the issuance, amendment, cancellation, negotiation, transfer, presentment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of each calendar quarter shall be payable on the first Business Day of each January, April, July and October following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Revolving Commitments terminate and any such fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand. Any other fees payable to the Issuing Bank pursuant to this paragraph shall be payable within twenty (20) days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c) The Borrowers agree to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrowers and the Administrative Agent.

(d) All fees payable hereunder shall be paid on the dates due, in Dollars in immediately available funds, to the Administrative Agent (or to the Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Lenders. Fees paid shall not be refundable under any circumstances.

SECTION 2.13. Interest. (a) The Loans comprising ABR Borrowings (including Swingline Loans) and each Protective Advance shall bear interest at the ABR plus the Applicable Rate. The Loans comprising Canadian Prime Rate Borrowings shall bear interest at the Canadian Prime Rate plus the Applicable Rate.

(b) The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate. The Loans comprising each CDOR Rate Borrowing shall bear interest at the CDOR Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c) [Reserved].

(d) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrowers hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section, (ii) in the case of any other amount due in Dollars, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section and (iii) in the case of any other amount due in Canadian Dollars, 2% plus the rate applicable to Canadian Prime Rate Loans as provided in paragraph (a) of this Section.

(e) Accrued interest on each Loan (for ABR Loans and Canadian Prime Rate Loans, accrued through the last day of the prior calendar month) shall be payable in arrears on each Interest Payment Date for such Loan and upon termination of the Commitments; provided that (i) interest accrued pursuant to paragraph (d) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Loan or Canadian Prime Rate Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan or CDOR Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(f) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to (i) the Alternate Base Rate and the Canadian Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and (ii) the CDOR Rate shall be computed on the basis of a year of 365 days, and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBO Rate, LIBO Rate, Canadian Prime Rate or CDOR Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.14. Alternate Rate of Interest; Illegality.

(a) If prior to the commencement of any Interest Period for a Eurodollar Borrowing or CDOR Borrowing (and no Benchmark Transition Event has occurred):

(i) the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate, the LIBO Rate or CDOR Rate, as applicable (including, without limitation, by means of an Interpolated Rate or because the LIBO Screen Rate or CDOR Screen Rate is not available or published on a current basis) for such Interest Period; or

(ii) the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate, the LIBO Rate or CDOR Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower Representative and the Lenders through Electronic System as provided in Section 9.01 as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower Representative and the Lenders that the circumstances giving rise to such notice no longer exist, (A) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing or CDOR Borrowing shall be ineffective and any such Eurodollar Borrowing or CDOR Borrowing shall be repaid or converted into an ABR Borrowing or Canadian Prime Rate Borrowing, respectively, on the last day of the then current Interest Period applicable thereto, and (B) if any Borrowing Request requests a Eurodollar Borrowing or CDOR Borrowing, such Borrowing shall be made as an ABR Borrowing or Canadian Prime Rate Borrowing, respectively.

(b) If no Benchmark Transition Event has occurred and any Lender determines that any Requirement of Law has made it unlawful, or if any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable lending office to make, maintain, fund or continue any Eurodollar Borrowing or CDOR Borrowing, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower Representative through the Administrative Agent, any obligations of such Lender to make, maintain, fund or continue Eurodollar Loans or CDOR Loans, or to convert ABR Borrowings to Eurodollar Borrowings or Canadian Prime Rate Borrowings to CDOR Borrowings, will be suspended until such Lender notifies the Administrative Agent and the Borrower Representative that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrowers will upon demand from such Lender (with a copy to the Administrative Agent), either convert or prepay all Eurodollar Borrowings of such Lender to ABR Borrowings or all CDOR Borrowings of such Lender to Canadian Prime Rate Borrowings, as applicable, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Borrowings or CDOR Borrowings to such day, or immediately, if such Lender may not lawfully continue to maintain such Loans. Upon any such conversion or prepayment, the Borrowers will also pay accrued interest on the amount so converted or prepaid.

(c) Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, the Administrative Agent and the Company may amend this Agreement to replace the Relevant Rate with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. on the fifth (5th) Business Day after the Administrative Agent has posted such proposed amendment to all Lenders and the Company, so long as the Administrative Agent has not received, by such time, written notice of objection to such proposed amendment from Lenders comprising the Required Lenders; provided that, with respect to any proposed amendment containing any SOFR-Based Rate in respect of any Loan denominated in Dollars or CORRA in respect of any Loan denominated in Canadian Dollars, the Lenders shall be entitled to object only to the Benchmark Replacement Adjustment contained therein. Any such amendment with respect to an Early Opt-in Election will become effective on the date that Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders accept such amendment. No replacement of any Relevant Rate with a Benchmark Replacement will occur prior to the applicable Benchmark Transition Start Date.

(d) In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement.

(e) The Administrative Agent will promptly notify the Company and the Lenders of (i) any occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes and (iv) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or Lenders pursuant to this Section 2.14, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 2.14.

(f) Upon the Company’s receipt of notice of the commencement of a Benchmark Unavailability Period, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing or CDOR Borrowing, as the case may be, in such Agreed Currency shall be ineffective, (ii) if any Borrowing Request requests a Eurodollar Revolving Borrowing, such Borrowing shall be made as an ABR Borrowing, and (iii) if any Borrowing Request requests a CDOR Borrowing, then such request shall be made as a Canadian Prime Rate Borrowing. Furthermore, if any Eurodollar Loan or CDOR Loan is outstanding on the date of the Company’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to a Relevant Rate applicable to such Eurodollar Loan or CDOR Loan, then (i) in the case of a Eurodollar Loan, then on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day), such Loan shall be converted by the Administrative Agent to, and shall constitute, an ABR Loan on such day or (ii) in the case of a CDOR Loan, then on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day), such Loan shall be converted by the Administrative Agent to, and shall constitute, a Canadian Prime Rate Loan on such day.

SECTION 2.15. Increased Costs. (a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, liquidity or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or the Issuing Bank;

(ii) impose on any Lender or the Issuing Bank or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein; or

(iii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (e) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, continuing, converting into or maintaining any Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender, the Issuing Bank or such other Recipient of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender, the Issuing Bank or such other Recipient hereunder (whether of principal, interest or otherwise), then the Borrowers will pay to such Lender, the Issuing Bank or such other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, the Issuing Bank or such other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b) If any Lender or the Issuing Bank determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Commitments of, or the Loans made by, or participations in Letters of Credit or Swingline Loans held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrowers will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.

(c) A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower Representative and shall be conclusive absent manifest error. The Borrowers shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within twenty (20) days after receipt thereof.

(d) Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided that the Borrowers shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 270 days prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Borrower Representative of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.16. Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan or CDOR Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default or as a result of any prepayment pursuant to Section 2.11, but subject to the terms of Section 2.09(b)(iii)), (b) the conversion of any Eurodollar Loan or CDOR Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan or CDOR Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.09(a)(iv) and is revoked in accordance therewith), or (d) the assignment of any Eurodollar Loan or CDOR Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower Representative pursuant to Section 2.19 or 9.02(d), then, in any such event, the Borrowers shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan or CDOR Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Eurodollar Loan had such event not occurred, at the Adjusted LIBO Rate or CDOR Rate, as applicable, that would have been applicable to such Eurodollar Loan or CDOR Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Eurodollar Loan or CDOR Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for Dollar deposits of a comparable amount and period from other banks in the eurodollar market (in the case of a Eurodollar Loan) or for Canadian Dollar deposits of a comparable amount and period form other banks in the Canadian interbank market (in the case of a CDOR Loan). A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower Representative and shall be conclusive absent manifest error. The Borrowers shall pay such Lender the amount shown as due on any such certificate within twenty (20) days after receipt thereof.

SECTION 2.17. Withholding of Taxes; Gross-Up. (a) Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.17) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) Payment of Other Taxes by the Loan Parties. The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for, Other Taxes.

(c) Evidence of Payment. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 2.17, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d) Indemnification by the Loan Parties. The Loan Parties shall jointly and severally indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Loan Party by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to setoff and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to such Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f) Status of Lenders. (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower Representative and the Administrative Agent, at the time or times reasonably requested by the Borrower Representative or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower Representative or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower Representative or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower Representative or the Administrative Agent as will enable the Borrowers or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.17(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, in the event that any Borrower is a U.S. Person,

(A) any Lender that is a U.S. Person shall deliver to the Borrower Representative and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower Representative or the Administrative Agent), an executed copy of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower Representative and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower Representative or the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, an executed copy of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) in the case of a Foreign Lender claiming that its extension of credit will generate U.S. effectively connected income, an executed copy of IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit F-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of a Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) an executed copy of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable; or

(4) to the extent a Foreign Lender is not the beneficial owner, an executed copy of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-2 or Exhibit F-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance

Certificate substantially in the form of Exhibit F-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower Representative and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower Representative or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrowers or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower Representative and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower Representative or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower Representative or the Administrative Agent as may be necessary for the Borrowers and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower Representative and the Administrative Agent in writing of its legal inability to do so.

(g) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section (including by the payment of additional amounts pursuant to this Section), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph (g) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h) Survival. Each party’s obligations under this Section shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document (including the Payment in Full of the Secured Obligations).

(i) Defined Terms. For purposes of this Section 2.17, the term “Lender” includes any Issuing Bank and the term “applicable law” includes FATCA.

SECTION 2.18. Payments Generally; Allocation of Proceeds; Sharing of Setoffs. (a) The Borrowers shall make each payment or prepayment required to be made by them hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to 3:00 p.m., New York City time, on the date when due or the date fixed for any prepayment hereunder, in immediately available funds, without setoff, recoupment or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 10 South Dearborn Street, Floor L2, Chicago, Illinois , except payments to be made directly to the Issuing Bank or Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. Unless otherwise provided for herein, if any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. The Administrative Agent shall distribute any such payments denominated in the same currency received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. Notwithstanding the foregoing provisions of this Section, if, after the making of any Borrowing in Canadian Dollars, currency control or exchange regulations are imposed in the country which issues such currency with the result that the type of currency in which the extension of credit was made (the “Original Currency”) no longer exists, or any Borrower is not able to make payment to the Administrative Agent for the account of the Lenders in such Original Currency, or the terms of this Agreement require the conversion of such extension of credit into Dollars, then all payments to be made by a Loan Party hereunder in such currency shall, to the fullest extent permitted by law, instead be made when due in Dollars in an amount equal to the Dollar Equivalent (as of the date of repayment) of such payment due, it being the intention of the parties hereto that the Borrowers take all risks of the imposition of any such currency control or exchange regulations or conversion, and each Borrower agrees to indemnify and hold harmless the Swingline Lender, the Issuing Bank, the Administrative Agent and the Lenders from and against any loss resulting from any extension of credit made to or for the benefit of such Borrower denominated in Canadian Dollars that is not repaid to the Swingline Lender, the Issuing Bank, the Administrative Agent or the Lenders, as the case may be, in the Original Currency.

(b) All payments and any proceeds of Collateral received by the Administrative Agent (i) not constituting either (A) a specific payment of principal, interest, fees or other sum payable under the Loan Documents (which shall be applied as specified by the Borrowers), (B) a mandatory prepayment (which shall be applied in accordance with Section 2.11) or (C) amounts to be applied from a Collection Account during a Cash Dominion Period (which shall be applied in accordance with Section 2.10(b)) or (ii) after an Event of Default has occurred and is continuing and the Administrative Agent so elects or the Required Lenders so direct, shall be applied ratably first, to pay any fees, indemnities, or expense reimbursements then due to the Administrative Agent and the Issuing Bank from the Borrowers (other than in connection with Banking Services Obligations or Swap Agreement Obligations), second, to pay any fees, indemnities, or expense reimbursements then due to the Lenders (other than Incremental FILO Lenders) from the Borrowers (other than in connection with Banking Services Obligations or Swap Agreement Obligations), third, to pay interest due in respect of the Protective Advances, fourth, to pay the principal of the Protective Advances, fifth, to pay interest then due and payable on the Loans (other than the Protective Advances or Incremental FILO Loans) ratably, sixth, to prepay principal on the Loans (other than the Protective Advances or Incremental FILO Loans) and unreimbursed LC Disbursements, ratably, seventh, to pay an amount to the Administrative Agent equal to 102.5% of the aggregate LC Exposure (or 105% with respect to LC Exposure denominated in Canadian Dollars), to be held as cash collateral for such Obligations, eighth, to payment of any amounts owing in respect of Banking Services Obligations (other than Supply Chain Finance Services) and Swap Agreement Obligations up to and including the amount most recently provided to the Administrative Agent pursuant to Section 2.22 and to the extent not paid pursuant to clause sixth above, ninth, to payment of any amounts owing in respect of Supply Chain Finance Services) up to and including the amount most recently provided to the Administrative Agent pursuant to Section 2.22, and tenth, to the payment of any other Secured Obligation due to the Administrative Agent or any Lender by the Borrowers (it being understood and agreed that the foregoing may be modified after clause seventh pursuant to an Incremental FILO Amendment or otherwise in accordance with Section 9.02 to reflect amounts owing to Incremental FILO Lenders). Notwithstanding the foregoing amounts received from any Loan Party shall not be applied to any Excluded Swap Obligation of such Loan Party. Notwithstanding anything to the contrary contained in this Agreement, unless so directed by the Borrower Representative, or unless a Default is in existence, neither the Administrative Agent nor any Lender shall apply any payment which it receives to any Eurodollar Loan or CDOR Loan, except (a) on the expiration date of the Interest Period applicable thereto or (b) in the event, and only to the extent, that there are no outstanding ABR Loans or Canadian Prime Rate Loans of the same Class and, in any such event, the Borrowers shall pay the break funding payment required in accordance with Section 2.16. The Administrative Agent and the Lenders shall have the continuing and exclusive right to apply and reverse and reapply any and all such proceeds and payments to any portion of the Secured Obligations.

(c) At the election of the Administrative Agent, all payments of principal, interest, LC Disbursements, fees, premiums, reimbursable expenses (including, without limitation, all reimbursement for fees, costs and expenses pursuant to Section 9.03), and other sums payable under the Loan Documents, may be paid from the proceeds of Borrowings made hereunder whether made following a request by the Borrower Representative pursuant to Section 2.03 or a deemed request as provided in this Section or may be deducted from any deposit account of any Borrower maintained with the Administrative Agent. The Borrowers hereby irrevocably authorize (i) the Administrative Agent to make a Borrowing for the purpose of paying each payment of principal, interest and fees as it becomes due hereunder or any other amount due under the Loan Documents and agrees that all such amounts charged shall constitute Loans (including Swingline Loans, but such a Borrowing may only constitute a Protective Advance if it is to reimburse costs, fees and expenses as described in Section 9.03) and that all such Borrowings shall be deemed to have been requested pursuant to Section 2.03, 2.04 or 2.05, as applicable, and (ii) the Administrative Agent to charge any deposit account of any Borrower maintained with the Administrative Agent for each payment of principal, interest and fees as it becomes due hereunder or any other amount due under the Loan Documents.

(d) If, except as otherwise expressly provided herein, any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other similarly situated Lender in the same Class, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements and Swingline Loans of other Lenders in the same Class to the extent necessary so that the benefit of all such payments shall be shared by all such

Lenders in the same Class ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements or Swingline Loans to any assignee or participant, other than to the Borrowers or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.

(e) Unless the Administrative Agent shall have received, prior to any date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank pursuant to the terms hereof or any other Loan Document (including any date that is fixed for prepayment by notice from the Borrower Representative to the Administrative Agent pursuant to Section 2.11(c)), notice from the Borrower Representative that the Borrowers will not make such payment or prepayment, the Administrative Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due. In such event, if the Borrowers have not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation (including without limitation the Bank of Canada overnight rate in the case of Loans denominated in Canadian Dollars).

(f) The Administrative Agent may from time to time provide the Borrowers with account statements or invoices with respect to any of the Secured Obligations (the “Statements”). The Administrative Agent is under no duty or obligation to provide Statements, which, if provided, will be solely for the Borrowers’ convenience. Statements may contain estimates of the amounts owed during the relevant billing period, whether of principal, interest, fees or other Secured Obligations. If the Borrowers pay the full amount indicated on a Statement on or before the due date indicated on such Statement (which date shall not be earlier than the relevant due date for the payment of such Secured Obligations under the terms of the Credit Agreement), the Borrowers shall not be in default of payment with respect to the billing period indicated on such Statement; provided, that acceptance by the Administrative Agent, on behalf of the Lenders, of any payment that is less than the total amount actually due at that time (including but not limited to any past due amounts) shall not constitute a waiver of the Administrative Agent’s or the Lenders’ right to receive payment in full at another time.

SECTION 2.19. Mitigation Obligations; Replacement of Lenders.

(a) If any Lender requests compensation under Section 2.15, or if the Borrowers are required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If any Lender requests compensation under Section 2.15, or if the Borrowers are required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or if any Lender becomes a Defaulting Lender, then the Borrowers may, at their sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights (other than its existing rights to payments pursuant to Section 2.15 or 2.17) and obligations under this Agreement and other Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrowers shall have received the prior written consent of the Administrative Agent (and in circumstances where its consent would be required under Section 9.04, the Issuing Bank and the Swingline Lender), which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and funded participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply. Each party hereto agrees that (x) an assignment required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by the Borrower Representative, the Administrative Agent and the assignee (or, to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an Approved Electronic Platform as to which the Administrative Agent and such parties are participants), and (y) the Lender required to make such assignment need not be a party thereto in order for such assignment to be effective and shall be deemed to have consented to and be bound by the terms thereof; provided that, following the effectiveness of any such assignment, the other parties to such assignment agree to execute and deliver such documents necessary to evidence such assignment as reasonably requested by the applicable Lender, provided that any such documents shall be without recourse to or warranty by the parties thereto.

SECTION 2.20. Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) fees shall cease to accrue on the unfunded portion of the Revolving Commitment of such Defaulting Lender pursuant to Section 2.12(a);

(b) any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 2.18(b) or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 9.08 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Issuing Bank or Swingline Lender hereunder; third, to cash collateralize the Issuing Bank’s LC Exposure with respect to such Defaulting Lender in accordance with this Section; fourth, as the Borrower Representative may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this

Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower Representative, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) cash collateralize the Issuing Bank’s future LC Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with this Section; sixth, to the payment of any amounts owing to the Lenders, the Issuing Bank or Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Issuing Bank or Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement or under any other Loan Document; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrowers as a result of any judgment of a court of competent jurisdiction obtained by any Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement or under any other Loan Document; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or LC Disbursements in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and LC Disbursements owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or LC Disbursements owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in the Borrowers’ obligations corresponding to such Defaulting Lender’s LC Exposure and Swingline Loans are held by the Lenders pro rata in accordance with the Commitments without giving effect to clause (d) below. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto;

(c) such Defaulting Lender shall not have the right to vote on any issue on which voting is required (other than to the extent expressly provided in Section 9.02(b)) and the Commitment and Revolving Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders or the Supermajority Revolving Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 9.02) or under any other Loan Document; provided, that, except as otherwise provided in Section 9.02, this clause (c) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender directly affected thereby;

(d) if any Swingline Exposure or LC Exposure exists at the time a Lender becomes a Defaulting Lender then:

(i) all or any part of the Swingline Exposure and LC Exposure of such Defaulting Lender (other than the portion of such Swingline Exposure referred to in clause (b) of the definition of such term) shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentages but only to the extent that such reallocation does not, as to any non-Defaulting Lender, cause such non-Defaulting Lender’s Revolving Exposure to exceed its Revolving Commitment;

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrowers shall within one (1) Business Day following notice by the Administrative Agent (x) first, prepay such Swingline Exposure and (y) second, cash collateralize, for the benefit of the Issuing Bank, the Borrowers’ obligations corresponding to such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.06(j) for so long as such LC Exposure is outstanding;

(iii) if the Borrowers cash collateralize any portion of such Defaulting Lender’s LC Exposure pursuant to clause (ii) above, the Borrowers shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;

(iv) if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Sections 2.12(a) and 2.12(b) shall be adjusted in accordance with such non-Defaulting Lenders’ Applicable Percentages; and

(v) if all or any portion of such Defaulting Lender’s LC Exposure is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of the Issuing Bank or any other Lender hereunder, all letter of credit fees payable under Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the Issuing Bank until and to the extent that such LC Exposure is reallocated and/or cash collateralized; and

(e) so long as such Lender is a Defaulting Lender, the Swingline Lender shall not be required to fund any Swingline Loan and the Issuing Bank shall not be required to issue, amend, renew, extend or increase any Letter of Credit, unless it is satisfied that the related exposure and such Defaulting Lender’s then outstanding LC Exposure will be 100% covered by the Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrowers in accordance with Section 2.20(d), and Swingline Exposure related to any such newly made Swingline Loan or LC Exposure related to any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.20(d)(i) (and such Defaulting Lender shall not participate therein).

If (i) a Bankruptcy Event or a Bail-In Action with respect to the Parent of any Lender shall occur following the date hereof and for so long as such event shall continue or (ii) the Swingline Lender or the Issuing Bank has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, the Swingline Lender shall not be required to fund any Swingline Loan and the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless the Swingline Lender or the Issuing Bank, as the case may be, shall have entered into arrangements with the Borrowers or such Lender, satisfactory to the Swingline Lender or the Issuing Bank, as the case may be, to defease any risk to it in respect of such Lender hereunder.

In the event that each of the Administrative Agent, the Borrowers, the Swingline Lender and the Issuing Bank agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Exposure and LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Revolving Commitment and on the date of such readjustment such Lender shall purchase at par such of the Loans of the other Lenders (other than Swingline Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage.

SECTION 2.21. Returned Payments. If after receipt of any payment which is applied to the payment of all or any part of the Obligations (including a payment effected through exercise of a right of setoff), the Administrative Agent or any Lender is for any reason compelled to surrender such payment or proceeds to any Person because such payment or application of proceeds is invalidated, declared fraudulent, set aside, determined to be void or voidable as a preference, impermissible setoff, or a diversion of trust funds, or for any other reason (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion), then the Obligations or part thereof intended to be satisfied shall be revived and continued and this Agreement shall continue in full force as if such payment or proceeds had not been received by the Administrative Agent or such Lender. The provisions of this Section 2.21 shall be and remain effective notwithstanding any contrary action which may have been taken by the Administrative Agent or any Lender in reliance upon such payment or application of proceeds. The provisions of this Section 2.21 shall survive the termination of this Agreement.

SECTION 2.22. Banking Services and Swap Agreements. Each Lender or Affiliate thereof (other than the Administrative Agent acting in such capacity) providing Banking Services for, or having Swap Agreements with, the Company or any of its Subsidiaries shall deliver to the Administrative Agent, promptly after entering into such Banking Services or Swap Agreements, written notice setting forth the aggregate amount of all Banking Services Obligations and Swap Agreement Obligations of the Company or such Subsidiary to such Lender or Affiliate (whether matured or unmatured, absolute or contingent). In addition, each such Lender or Affiliate thereof (or any Swap Bank that is no longer a Lender or Affiliate thereof) shall deliver to the Administrative Agent, from time to time after a significant change therein or upon a request therefor, a summary of the amounts due or to become due in respect of such Banking Services Obligations and Swap Agreement Obligations. The most recent information provided to the Administrative Agent shall be used in determining the amounts to be applied in respect of such Banking Services Obligations and/or Swap Agreement Obligations pursuant to Section 2.18(b).

SECTION 2.23. Determination of Dollar Equivalent. The Dollar Equivalent of all Loans, Borrowings, Letters of Credit and LC Exposure, as applicable, denominated in Canadian Dollars hereunder shall be determined on each Revaluation Date.

SECTION 2.24. Judgment Currency. If for the purposes of obtaining judgment in any court it is necessary to convert a sum due from any Loan Party hereunder in the currency expressed to be payable herein (the “specified currency”) into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the specified currency with such other currency at the Administrative Agent’s main New York City office on the Business Day preceding that on which final, non-appealable judgment is given. The obligations of a Loan Party in respect of any sum due to any Lender or the Administrative Agent hereunder shall, notwithstanding any judgment in a currency other than the specified currency, be discharged only to the extent that on the Business Day following receipt by such Lender or the Administrative Agent (as the case may be) of any sum adjudged to be so due in such other currency such Lender or the Administrative Agent (as the case may be) may in accordance with normal, reasonable banking procedures purchase the specified currency with such other currency. If the amount of the specified currency so purchased is less than the sum originally due to such Lender or the Administrative Agent, as the case may be, in the specified currency, the Loan Parties agree, jointly and severally, to the fullest extent that it may effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender or the Administrative Agent, as the case may be, against such loss, and if the amount of the specified currency so purchased exceeds (a) the sum originally due to any Lender or the Administrative Agent, as the case may be, in the specified currency and (b) any amounts shared with other Lenders as a result of allocations of such excess as a disproportionate payment to such Lender under Section 2.18, such Lender or the Administrative Agent, as the case may be, agrees to remit such excess to the applicable Loan Party.

SECTION 2.25. Designation and Removal of Borrowers.

(a) The Company may at any time and from time to time designate any U.S. Subsidiary or Canadian Subsidiary as a Borrower by delivery to the Administrative Agent of a Joinder Agreement executed by such Subsidiary and the Company and the satisfaction of the other conditions precedent set forth in Section 4.03, and upon such delivery and satisfaction such Subsidiary shall for all purposes of this Agreement be a Borrower and a party to this Agreement.

(b) Any Borrower other than the Company (a “Subsidiary Borrower”) may be removed as a Borrower at the election of the Company, and such Subsidiary Borrower shall cease to be a Borrower hereunder at such time as the Company gives notice to the Administrative Agent of its intention to terminate such Subsidiary Borrower as a Borrower; provided that any such termination shall not be effective (other than to terminate such Subsidiary Borrower’s right to make further Borrowings or, except to the extent such Subsidiary Borrower remains a Loan Party after such termination, to obtain Letters of Credit) and such Subsidiary Borrower shall remain a Borrowing Subsidiary until such time as all Loans to such Borrowing Subsidiary and accrued interest thereon and all other amounts then due from such Borrowing Subsidiary have been paid in full and, unless such Subsidiary Borrower shall remain a Loan Party after such termination, no Letter of Credit issued for the account of such Borrowing Subsidiary shall be outstanding. Nothing herein shall limit the Company’s or its Subsidiaries’ obligation to comply with the terms of this Agreement in connection with any Disposition (including any Investment or Restricted Payment), whether to a third-party or an Affiliate, or other transaction relating to the removal or reclassification of such Subsidiary Borrower.

ARTICLE III

Representations and Warranties

Each Loan Party represents and warrants to the Lenders that:

SECTION 3.01. Organization; Powers. Each Loan Party is duly organized or formed, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

SECTION 3.02. Authorization; Enforceability. The Transactions are within each Loan Party’s corporate or other organizational powers and have been duly authorized by all necessary corporate or other organizational actions and, if required, actions by equity holders. Each Loan Document to which each Loan Party is a party has been duly executed and delivered by such Loan Party and constitutes a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03. Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect and except for filings necessary to perfect Liens created pursuant to the Loan Documents, (b) will not violate any Requirement of Law applicable to any Loan Party or any Subsidiary, (c) will not violate or result in a default under any indenture (including the indenture governing the Senior Notes), or other material agreement or instrument binding upon any Loan Party or any Subsidiary or the assets of any Loan Party or any Subsidiary, or give rise to a right thereunder to require any payment to be made by any Loan Party or any Subsidiary, and (d) will not result in the creation or imposition of, or the requirement to create, any Lien on any asset of any Loan Party or any Subsidiary (including Liens securing the Senior Notes), except Liens created pursuant to the Loan Documents.

SECTION 3.04. Financial Condition; No Material Adverse Change. (a) The Company has heretofore furnished to the Lenders its consolidated balance sheet and statements of income, stockholders equity and cash flows as of and for the fiscal year ended February 29, 2020, reported on by KPMG LLP, independent public accountants. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Company and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP.

(b) No event, change or condition has occurred that has had, or could reasonably be expected to have, a Material Adverse Effect, since March 23, 2020.

SECTION 3.05. Properties. (a) As of the date of this Agreement, Schedule 3.05 sets forth the address of each parcel of real property that is owned by or leased to any Loan Party. Each of such leases and subleases is valid and enforceable in accordance with its terms and is in full force and effect, and no default by any party to any such lease or sublease exists (after giving effect to any applicable notice requirement or grace period) except to the extent any such failure of such leases to be in full force and effect, or any default, could not reasonably be expected, either individually or in the aggregate, to result in a Material Adverse Effect. Each of the Loan Parties and each of its Subsidiaries has good and indefeasible title to, or valid leasehold interests in, all of its real and personal property, except to the extent not reasonably expected to result in a Material Adverse Effect, free of all Liens other than those permitted by Section 6.02.

(b) Each Loan Party and each Subsidiary owns, or is licensed to use, all Material Intellectual Property necessary to conduct its business as currently conducted, and, to the knowledge of each Loan Party, the use thereof by each Loan Party and each Subsidiary does not infringe in any material respect upon the intellectual property rights of any other Person.

SECTION 3.06. Litigation and Environmental Matters. (a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of any Loan Party, threatened in writing against or affecting any Loan Party or any Subsidiary (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that involve any Loan Document or the Transactions.

(b) Except with respect to any matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither the Company nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with the terms and conditions of any permit, license or other approval required under any Environmental Law, (ii) has, to the knowledge of the Borrowers, become subject to any Environmental Liability or (iii) has received written notice of any claim with respect to any Environmental Liability.

SECTION 3.07. Compliance with Laws and Agreements. Each of the Company and its Subsidiaries is in compliance with all Requirements of Law applicable to it or its property and all indentures (including the Senior Notes), agreements and other instruments binding upon it or its property, except where the failure to be in compliance could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.08. Investment Company Status. No Loan Party or any Subsidiary is required to register as an “investment company” as defined in the Investment Company Act of 1940.

SECTION 3.09. Taxes. Each Loan Party and each of its Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which such Loan Party or such Subsidiary, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to file such Tax returns or reports, or to pay such Taxes, could not reasonably be expected to result in a Material Adverse Effect. No Loan Party nor any Subsidiary, has applied for, claimed or received a refund of tax under the ITA (or an amount deemed for purposes of the ITA to be an overpayment of tax) to which it was not entitled pursuant to applicable law.

SECTION 3.10. ERISA; Labor Matters; Canadian Pension Plans and Canadian Benefits.

(a) No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.

(b) Except as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, (i) there are no strikes, lockouts, slowdowns or any other labor disputes against Company or any Subsidiary pending or, to the knowledge of Company, threatened, (ii) the hours worked by and payments made to employees of (A) the U.S. Loan Parties have not been in violation of the Fair Labor Standards Act of 1938, (B) the Canadian Loan Parties have not been in violation of the Employee Standards Act (Ontario) and (C) the Loan Parties have not been in violation of any other applicable federal, state, provincial, territorial, local or foreign law dealing with such matters (in each case, to the extent applicable) and (iii) all payments due from any Loan Party on account of employee wages and employee health and welfare insurance, have been paid or accrued as a liability on the books of Company or such Loan Party to the extent required by GAAP or other applicable accounting standards.

(c) Except as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, as of the Effective Date, the Canadian Pension Plans are duly registered under the ITA and all other applicable laws which require registration. Except as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, (i) each Loan Party has complied with and performed all of its obligations under and in respect of the Canadian Pension Plans and Canadian Benefit Plans under the terms thereof, any funding agreements and all applicable laws (including any fiduciary, funding, investment and administration obligations), (ii) all employer and employee payments, contributions or premiums to be remitted, paid to or in respect of each Canadian Pension Plan or Canadian Benefit Plan have been paid in a timely fashion in accordance with the terms thereof, any funding agreement and all applicable laws, (iii) there have been no improper withdrawals or applications of the assets of the Canadian Pension Plans or the Canadian Benefit Plans,(iv) to the knowledge of the Borrowers, no facts or circumstances have occurred or existed that have resulted, or could be reasonably anticipated to result, in the declaration of a termination of any Canadian Pension Plan by any Governmental Authority under applicable laws and (v) all employer contributions have been made to the Canadian Pension Plans in accordance with the Requirements of Law. No promises of benefit improvements under the Canadian Pension Plans or the Canadian Benefit Plans have been made except where such improvement could not be reasonably expected to have a Material Adverse Effect, and, in any event, no such improvements will result in a solvency deficiency or going concern unfunded liability in the affected Canadian Pension Plans which could be reasonably expected to have a Material Adverse Effect. There are no outstanding disputes concerning the assets of the Canadian Pension Plans or the Canadian Benefit Plans which could be reasonably expected to have a Material Adverse Effect.

(d) No Loan Party maintains or contributes to, or has in the past six years maintained or contributed to, any Canadian Defined Benefit Plans or any Multiemployer Plan.

SECTION 3.11. Disclosure. (a) Neither the Information Memorandum nor any of the written reports, data, financial statements, certificates or other information furnished by or on behalf of any Loan Party or any Subsidiary to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or any other Loan Document (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrowers represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time, it being understood that any such projected financial information may vary from actual results and such variations could be material.

(b) As of the Effective Date, to the knowledge of any Borrower, the information included in the Beneficial Ownership Certification provided on or prior to the Effective Date to any Lender in connection with this Agreement is true and correct in all respects.

SECTION 3.12. [Reserved].

SECTION 3.13. Solvency.

(a) Immediately after the consummation of the Transactions to occur on the Effective Date, (i) the fair value of the assets of the Company and its Subsidiaries, at a fair valuation, will exceed their debts and liabilities, subordinated, contingent or otherwise; (ii) the present fair saleable value of the property of the Company and its Subsidiaries will be greater than the amount that will be required to pay the probable liability of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) the Company and its Subsidiaries will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured and (iv) the Company and its Subsidiaries will not have unreasonably small capital with which to conduct the business in which they are engaged as such business is now conducted and is proposed to be conducted after the Effective Date.

(b) The Company and its Subsidiaries do not intend to, and the Company and its Subsidiaries do not believe that they will, incur debts beyond their ability to pay such debts as they mature, taking into account the timing of and amounts of cash to be received by them and the timing of the amounts of cash to be payable on or in respect of their Indebtedness.

SECTION 3.14. Insurance. Schedule 3.14 sets forth a description of all insurance maintained by or on behalf of the Loan Parties and their Subsidiaries as of the Effective Date. As of the Effective Date, all premiums in respect of such insurance that are due and payable have been paid. Each Borrower maintains, and has caused each Subsidiary to maintain, with financially sound and reputable insurance companies, insurance on all their personal property in such amounts, subject to such deductibles and self-insurance retentions and covering such properties and risks as are adequate and customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.

SECTION 3.15. Capitalization and Subsidiaries. Schedule 3.15 sets forth as of the Effective Date (a) a correct and complete list of the name and relationship to the Company of each and all of the Company’s Subsidiaries, (b) the ownership of each class of each Subsidiary’s authorized Equity Interests (other than the Company), all of which issued Equity Interests are validly issued, outstanding, fully paid and non-assessable, and owned beneficially and of record by the Persons identified on Schedule 3.15, and (c) the type of entity of the Company and each of its Subsidiaries.

SECTION 3.16. Security Interest in Collateral. The provisions of the Security Agreements create legal and valid Liens on all of the Collateral in favor of the Administrative Agent, for the benefit of the Secured Parties, and such Liens constitute perfected and continuing Liens on the Collateral, securing the Secured Obligations, enforceable against the applicable Loan Party and all third parties, and having priority over all other Liens on the Collateral except for (a) Permitted Encumbrances, to the extent any such Permitted Encumbrances would have priority over the Liens in favor of the Administrative Agent pursuant to any applicable law and (b) other Liens permitted under Section 6.02 that are not required to be junior in priority to the extent any such Liens would have priority over the Liens in favor of the Administrative Agent pursuant to any applicable law or agreement.

SECTION 3.17. Margin Regulations. No Loan Party is engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying Margin Stock, or extending credit for the purpose of purchasing or carrying Margin Stock, and no part of the proceeds of any Borrowing or Letter of Credit hereunder will be used whether directly or indirectly, and whether immediately, incidentally or ultimately, in any manner that would result in a violation of Regulations T, U or X.

SECTION 3.18. Use of Proceeds. The proceeds of the Loans have been used and will be used, whether directly or indirectly as set forth in Section 5.08.

SECTION 3.19. Anti-Corruption Laws and Sanctions. Each Loan Party has implemented and maintains in effect policies and procedures designed to ensure compliance by such Loan Party, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and such Loan Party, its Subsidiaries and their respective officers and directors and, to the knowledge of such Loan Party, its employees and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects (but in all respects in connection with use of proceeds as required by Section 5.08) and are not knowingly engaged in any activity that would reasonably be expected to result in any Loan Party being designated as a Sanctioned Person. None of (a) any Loan Party, any Subsidiary or any of their respective directors, officers or employees, or (b) to the knowledge of any such Loan Party or Subsidiary, any agent of such Loan Party or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person.    No Borrowing or Letter of Credit, use of proceeds, Transaction or other transaction contemplated by this Agreement or the other Loan Documents will violate Anti-Corruption Laws or applicable Sanctions. Notwithstanding the foregoing, the representations given in this Section 3.19 shall not be made by nor apply to any Person that qualifies as a corporation that is registered or incorporated under the laws of Canada or any province thereof and that carries on business in whole or in part in Canada within the meaning of Section 2 of the Foreign Extraterritorial Measures (United States) Order, 1992 passed under the Foreign Extraterritorial Measures Act (Canada) in so far as such representations would result in a violation of or conflict with the Foreign Extraterritorial Measures Act (Canada) or any similar law.

SECTION 3.20. Anti-Money Laundering Laws. The operations of each Loan Party and its Subsidiaries are and have been conducted at all times in material compliance with all applicable financial recordkeeping and reporting requirements, including those of the Bank Secrecy Act, as amended by Title III of the USA PATRIOT Act, the Proceeds of Crime Act and the applicable anti-money laundering statutes of jurisdictions where any Loan Party or its Subsidiaries conduct business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Anti-Money Laundering Laws”), and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving a Loan Party or any of its Subsidiaries with respect to the Anti-Money Laundering Laws is pending or, to the knowledge of the Borrowers, threatened.

SECTION 3.21. Affected Financial Institutions. No Loan Party is an Affected Financial Institution.

SECTION 3.22. Plan Assets; Prohibited Transactions. No Loan Party or any of its Subsidiaries is an entity deemed to hold “plan assets” (within the meaning of the Plan Asset Regulations), and neither the execution, delivery nor performance of the transactions contemplated under this Agreement, including the making of any Loan and the issuance of any Letter of Credit hereunder, will give rise to a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code that could reasonably be expected to result in a material Liability for the Borrowers.

ARTICLE IV

Conditions.

SECTION 4.01. Effective Date. The obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a) Credit Agreement and Other Loan Documents. The Administrative Agent (or its counsel) shall have received (i) from each party hereto either (A) a counterpart of this Agreement signed on behalf of such party or (B) written evidence satisfactory to the Administrative Agent (which may include facsimile or other electronic transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement, (ii) either (A) a counterpart of each other Loan Document signed on behalf of each party thereto or (B) written evidence satisfactory to the Administrative Agent (which may include facsimile or other electronic transmission of a signed signature page thereof) that each such party has signed a counterpart of such Loan Document and (iii) such other certificates, documents, instruments and agreements as the Administrative Agent shall reasonably request in connection with the transactions contemplated by this Agreement and the other Loan Documents, including any promissory notes requested by a Lender pursuant to Section 2.10 payable to the order of each such requesting Lender and written opinions of the Loan Parties’ U.S. and Canadian counsel (including local counsel), addressed to the Administrative Agent, the Issuing Bank and the Lenders and the other Secured Parties, all in form and substance satisfactory to the Administrative Agent and its counsel, including opinions which provide customary perfection coverage with respect to Collateral located in the provinces of Ontario, Alberta and British Columbia.

(b) Financial Statements and Projections. The Lenders shall have received (i) audited consolidated financial statements of the Company for the fiscal years ended March 2, 2019 and February 29, 2020, and (ii) satisfactory projections through the Company’s fiscal year ending in February 2023.

(c) Closing Certificates; Certified Certificate of Incorporation; Good Standing Certificates. The Administrative Agent shall have received (i) a certificate of each Loan Party, dated as of the Effective Date and executed by its Secretary or Assistant Secretary, which shall (A) certify the resolutions of its Board of Directors, members or other body authorizing the execution, delivery and performance of the Loan Documents to which it is a party, (B) identify by name and title and bear the signatures of the officers of such Loan Party authorized to sign the Loan Documents to which it is a party and, in the case of each Borrower, its Financial Officers, and (C) contain appropriate attachments, including the certificate or articles of incorporation or organization of each Loan Party certified by the relevant authority of the jurisdiction of organization of such Loan Party and a true and correct copy of its by-laws or operating, management or partnership agreement, or other organizational or governing documents, and (ii) a good standing certificate for each Loan Party from its jurisdiction of organization or the substantive equivalent available in the jurisdiction of organization for each Loan Party from the appropriate governmental officer in such jurisdiction.

(d) No Default Certificate. The Administrative Agent shall have received a certificate, signed by a Financial Officer of the Company, dated as of the Effective Date (i) stating that no Default has occurred and is continuing, (ii) stating that the representations and warranties contained in the Loan Documents are true and correct as of such date, and (iii) certifying as to any other factual matters as may be reasonably requested by the Administrative Agent.

(e) Fees. The Lenders and the Administrative Agent shall have received all fees required to be paid on the Effective Date, and all expenses for which invoices have been presented (including the reasonable fees and expenses of legal counsel) within one (1) Business Day before the Effective Date. All such amounts will be reflected in the funding instructions given by the Borrower Representative to the Administrative Agent on or before the Effective Date.

(f) Lien Searches. The Administrative Agent shall have received the results of a recent lien search in each jurisdiction reasonably requested by the Administrative Agent, and such search shall reveal no Liens on any of the assets of the Loan Parties except for Liens permitted by Section 6.02 or discharged on or prior to the Effective Date pursuant to a pay-off letter or other documentation reasonably satisfactory to the Administrative Agent.

(g) Pay-Off Letter. The Administrative Agent shall have received reasonably satisfactory pay-off letters for each of the Existing Credit Agreements, all of which shall be repaid from the proceeds of the initial Borrowing, confirming that all Liens (if any) upon any of the property of the Loan Parties will be terminated concurrently with such payment and all letters of credit issued or guaranteed as part of such Indebtedness (if any) shall be deemed to constitute a Letter of Credit hereunder or shall have been cash collateralized or supported by a Letter of Credit.

(h) Funding Account. The Administrative Agent shall have received a notice setting forth the deposit account(s) of the Borrowers (the “Funding Account”) to which the Administrative Agent is authorized by the Borrowers to transfer the proceeds of any Borrowings requested or authorized pursuant to this Agreement.

(i) Solvency. The Administrative Agent shall have received a solvency certificate signed by a Financial Officer of the Company, dated as of the Effective Date.

(j) Borrowing Base Certificate. The Administrative Agent shall have received a Borrowing Base Certificate which calculates the initial Borrowing Base as of a date that is not more than forty-five days prior to the Effective Date, accompanied by such supporting documentation and reporting as the Administrative Agent may reasonably require.

(k) Filings, Registrations and Recordings. Each document (including any UCC or PPSA financing statement) required by the Collateral Documents or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of itself, the Lenders and the other Secured Parties, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 6.02), shall be in proper form for filing, registration or recordation.

(l) Insurance. The Administrative Agent shall have received evidence of insurance coverage in form, scope, and substance reasonably satisfactory to the Administrative Agent and otherwise in compliance with the terms of Section 5.10 hereof and Section 4.12 of each Security Agreement.

(m) Letter of Credit Application. If a Letter of Credit is requested to be issued on the Effective Date, the Administrative Agent shall have received a properly completed letter of credit application (whether standalone or pursuant to a master agreement, as applicable).

(n) Tax Withholding. The Administrative Agent shall have received a properly completed and signed IRS Form W-8 or W-9, as applicable, for each Loan Party.

(o) Corporate Structure. The corporate structure, capital structure and other material debt instruments, material accounts and governing documents of the Borrowers and their Affiliates shall be reasonably acceptable to the Administrative Agent in its sole discretion.

(p) Legal Due Diligence. The Administrative Agent and its counsel shall have completed all legal due diligence, the results of which shall be reasonably satisfactory to Administrative Agent in its sole discretion.

(q) USA PATRIOT Act, Etc. (i) The Administrative Agent shall have received, at least five (5) days prior to the Effective Date, all documentation and other information regarding the Borrowers requested in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act and the Proceeds of Crime Act, to the extent requested in writing of the Borrowers at least ten (10) days prior to the Effective Date, and (ii) to the extent any Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, at least five (5) days prior to the Effective Date, any Lender that has requested, in a written notice to the Borrowers at least ten (10) days prior to the Effective Date, a Beneficial Ownership Certification in relation to each Borrower shall have received such Beneficial Ownership Certification (provided that, upon the execution and delivery by such Lender of its signature page to this Agreement, the condition set forth in this clause (ii) shall be deemed to be satisfied).

(r) Other Documents. The Administrative Agent shall have received such other documents as the Administrative Agent, the Issuing Bank, any Lender or their respective counsel may have reasonably requested.

The Administrative Agent shall notify the Borrowers, the Lenders and the Issuing Bank of the Effective Date, and such notice shall be conclusive and binding.

SECTION 4.02. Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:

(a) The representations and warranties of the Loan Parties set forth in the Loan Documents shall be true and correct in all material respects with the same effect as though made on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date, and that any representation or warranty which is subject to any materiality qualifier or Material Adverse Effect shall be required to be true and correct in all respects).

(b) At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.

(c) After giving effect to any Borrowing or the issuance, amendment, renewal or extension of any Letter of Credit, (i) Availability shall not be less than zero and (ii) the Canadian Revolving Exposure shall not exceed the Canadian Sublimit.

(d) After giving effect to any Borrowing and the application of proceeds thereof on the date of such Borrowing in a manner permitted by Section 5.08, no prepayment shall be required to be made pursuant to Section 2.11(b)(ii) (without giving effect to any grace period provided for therein).

Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrowers on the date thereof as to the matters specified in paragraphs (a), (b), (c) and (d) of this Section.

SECTION 4.03. Designation of a Subsidiary Borrower. The designation of a U.S. Subsidiary or a Canadian Subsidiary as a Borrower pursuant to Section 2.25 is subject to the condition precedent that the Company or such proposed Borrower shall have furnished or caused to be furnished to the Administrative Agent (the date on which such Subsidiary is joined, the “Joinder Date”):

(a) Execution and delivery of a Joinder Agreement;

(b) Copies, certified by the Secretary or Assistant Secretary (or such other officer or representative acceptable to the Administrative Agent) of such Subsidiary, of its Board of Directors’ resolutions (and resolutions of other bodies, if any are deemed necessary by counsel for the Administrative Agent) approving the Borrowing Subsidiary Agreement and any other Loan Documents to which such Subsidiary is becoming a party and such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of such Subsidiary;

(c) An incumbency certificate, executed by the Secretary or Assistant Secretary (or such other officer or representative acceptable to the Administrative Agent) of such Subsidiary, which shall identify by name and title and bear the signature of the officers of such Subsidiary authorized to request Borrowings hereunder and sign the Borrowing Subsidiary Agreement and the other Loan Documents to which such Subsidiary is becoming a party, upon which certificate the Administrative Agent and the Lenders shall be entitled to rely until informed of any change in writing by the Company or such Subsidiary;

(d) Opinions of counsel to such Subsidiary, in form and substance reasonably satisfactory to the Administrative Agent and its counsel, with respect to the laws of its jurisdiction of organization and such other matters as are reasonably requested by counsel to the Administrative Agent and addressed to the Administrative Agent and the Lenders;

(e) Any promissory notes requested by any Lender, and any other instruments and documents reasonably requested by the Administrative Agent;

(f) The Administrative Agent shall have received the results of a recent lien search in each jurisdiction reasonably requested by the Administrative Agent, and such search shall reveal no Liens on any of the assets of the Loan Parties except for Liens permitted by Section 6.02 or discharged on or prior to the Joinder Date pursuant to a pay-off letter or other documentation satisfactory to the Administrative Agent;

(g) Evidence of insurance coverage with respect to such Subsidiary, in form, scope and substance evidencing compliance with the terms of any applicable Loan Document;

(h) A notice from the Company setting forth the Funding Accounts of such Subsidiary to which the Lenders are authorized to transfer the proceeds of any Borrowings requested or authorized pursuant to this Agreement;

(i) Prior to the initial Borrowing hereunder by such Subsidiary (but without limiting or further conditioning the right of any other Borrower to request or obtain a Borrowing under Section 4.02), satisfactory appraisals of Inventory and field exams from appraisers satisfactory to the Administrative Agent (which shall not count towards the limitations on appraisals or field exams set forth herein) and a Borrowing Base Certificate redetermining the Borrowing Base, as of a date reasonably near but on or prior to the Joinder Date;

(j) Each document (including any UCC or PPSA financing statement) required by the Collateral Documents or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of itself, the Lenders and the other Secured Parties, a perfected Lien on the Collateral of such Subsidiary described therein, prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 6.02), shall be in proper form for filing, registration or recordation;

(k) Payment of all fees required to be paid and all expenses for which invoices have been presented (including, without limitation, the reasonable and documented fees and expenses of legal counsel), in each case, in connection with the designation of such Subsidiary as a Borrower; and

(l) (i) The Administrative Agent shall have received, at least five (5) days prior to the Joinder Date, all documentation and other information regarding the Borrowers requested in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act and the Proceeds of Crime Act, to the extent requested in writing of the Borrowers at least ten (10) days prior to the Effective Date, and (ii) to the extent any Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, at least five (5) days prior to the Joinder Date, any Lender that has requested, in a written notice to the Company at least ten (10) days prior to the Joinder Date, a Beneficial Ownership Certification in relation to such Subsidiary shall have received such Beneficial Ownership Certification.

ARTICLE V

Affirmative Covenants.

Until all of the Secured Obligations have been Paid in Full, each Loan Party executing this Agreement covenants and agrees, jointly and severally with all of the other Loan Parties, with the Lenders that:

SECTION 5.01. Financial Statements; Borrowing Base and Other Information. The Borrowers will furnish to the Administrative Agent and each Lender:

(a) as soon as available, and in any event within one hundred twenty (120) days after the end of each fiscal year of the Company (or, if earlier, by the date that the annual report on Form 10-K of the Company for such fiscal year would be required to be filed under the rules and regulations of the SEC, giving effect to any automatic extension available thereunder for the filing of such form), its audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by KPMG or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit, other than a qualification related solely to the maturity of Loans and Commitments on the Maturity Date or with respect to the potential inability to satisfy any financial covenant on a future date or in a future period) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(b) as soon as available, and in any event within sixty (60) days after the end of each of the first three fiscal quarters of each fiscal year of the Company (or, if earlier, by the date that the quarterly report on Form 10-Q of the Company for such fiscal quarter would be required to be filed under the rules and regulations of the SEC, giving effect to any automatic extension available thereunder for the filing of such form), its consolidated balance sheet and related statements of operations and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c) concurrently with any delivery of financial statements under clause (a) or (b) above, a Compliance Certificate in substantially the form of Exhibit D attached hereto (i) certifying, in the case of the financial statements delivered under clause (b), as presenting fairly in all material respects the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes, (ii) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (iii) setting forth reasonably detailed calculations demonstrating compliance with Sections 6.14 and 6.15, if applicable, (iv) identifying any change to the list of Material Subsidiaries on Schedule IV to the Compliance Certificate, as such schedule may be updated from time to time, (v) setting forth the computations necessary to determine the Total Net Leverage Ratio for purposes of determining whether a Quarterly Pricing Reduction shall be made to the Applicable Rate in accordance with the definition of Applicable Rate, (vi) stating whether any change in GAAP or in the application thereof which affects the Company or its Subsidiaries has occurred since the date of the audited financial statements referred to in Section 3.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate, and (vii) indicating updates to Collateral disclosures to the extent required by any Security Agreement;

(d) as soon as available but in any event no later than the end of, and no earlier than thirty days prior to the end of, each fiscal year of the Company, a copy of the plan and forecast (including a projected consolidated and consolidating balance sheet, income statement and cash flow statement) of the Company for each month of the upcoming fiscal year in form reasonably satisfactory to the Administrative Agent;

(e) (i) as soon as available but in any event within twenty days after the end of each calendar month (or, from and after the date on which Availability is less than the greater of 20% of the Line Cap and $170,000,000 for at least five consecutive Business Days and until such subsequent date, if any, on which Availability is greater than the greater of 20% of the Line Cap and $170,000,000 for a period of twenty (20) consecutive calendar days, within three Business Days after the end of each calendar week), (ii) on the date of Disposition of any Collateral whether to a third-party or an Affiliate other than a Loan Party (including pursuant to an Investment or a Restricted Payment) or any casualty or condemnation event affecting Collateral, in either case, having a fair market value individually or in the aggregate valued in excess of $50,000,000, (iii) on the date on which any Loan Party is released as a Borrower or Loan Guarantor prior to Payment in Full, (iv) at the Administrative Agent’s request at any time that an Event of Default has occurred and is continuing and (v) at such other times as may be required under this Agreement, a Borrowing Base Certificate and supporting information in connection therewith (including, in respect of any Borrowing Base Certificate delivered for a month which is also the end of any fiscal quarter of the Company, a calculation of Average Quarterly Availability for such quarter then ended and an indication of what the Borrowers estimate the Applicable Rate is as a result of such Average Quarterly Availability), together with any additional reports with respect to the Borrowing Base as the Administrative Agent may reasonably request;

(f) as soon as available but in any event within twenty days after the end of each calendar month, as of the period then ended, all delivered electronically in a text formatted file reasonably acceptable to the Administrative Agent:

(i) a detailed aging of the Loan Parties’ Credit Card Receivables, including all invoices aged by invoice date and due date (with an explanation of the terms offered), prepared in a manner reasonably acceptable to the Administrative Agent, together with a summary specifying the name, address, and balance due for each Account Debtor;

(ii) a schedule detailing the Loan Parties’ Inventory, in form satisfactory to the Administrative Agent, (1) by location (showing Inventory in transit, any Inventory located with a third party under any consignment, bailee arrangement, or warehouse agreement), by class (raw material, work-in-process and finished goods), by product type, and by volume on hand, which Inventory shall be valued at the lower of cost (determined on a weighted average cost basis) or market and adjusted for Reserves as the Administrative Agent has previously indicated to the Borrower Representative are deemed by the Administrative Agent to be appropriate, and (2) including a report of any variances or other results of Inventory counts performed by the Loan Parties since the last Inventory schedule (including information regarding sales or other reductions, additions, returns, credits issued by Borrowers and complaints and claims made against the Loan Parties);

(iii) a worksheet of calculations prepared by the Loan Parties to determine Eligible Credit Card Receivables and Eligible Inventory, such worksheets detailing the Accounts and Inventory excluded from Eligible Credit Card Receivables and Eligible Inventory and the reason for such exclusion;

(iv) a reconciliation of the Loan Parties’ Credit Card Receivables and Inventory between (A) the amounts shown in the Loan Parties’ general ledger and financial statements and the reports delivered pursuant to clauses (i) and (ii) above and (B) the amounts and dates shown in the reports delivered pursuant to clauses (i) and (ii) above and the Borrowing Base Certificate delivered pursuant to clause (e) above as of such date; and

(v) a reconciliation of the loan balance per the Loan Parties’ general ledger to the loan balance under this Agreement;

(g) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by any Loan Party or any Subsidiary with the SEC, or any Governmental Authority succeeding to any or all of the functions of the SEC, or with any national securities exchange, or distributed by the Company to its shareholders generally, as the case may be; and

(h) promptly following any request therefor, (i) such other information regarding the operations, business affairs and financial condition of any Loan Party or any Subsidiary, or compliance with the terms of this Agreement, as the Administrative Agent (including on behalf of any Lender) may reasonably request, and (ii) information and documentation reasonably requested by the Administrative Agent (including on behalf of any Lender) for purposes of compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act, the Proceeds of Crime Act and the Beneficial Ownership Regulation.

Documents required to be delivered pursuant to Section 5.01(a), (b) or (g)) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date (i) on which such materials are publicly available as posted on the Electronic Data Gathering, Analysis and Retrieval system (EDGAR); or (ii) on which such documents are posted on a Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether made available by the Administrative Agent).

SECTION 5.02. Notices of Material Events. The Borrowers will furnish to the Administrative Agent and each Lender prompt (but in any event within any time period that may be specified below) written notice of the following:

(a) the occurrence of any Default;

(b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Loan Parties that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

(c) any loss, damage, or destruction to the Collateral in the amount of $25,000,000 or more, whether or not covered by insurance;

(d) within two (2) Business Days of receipt thereof, any and all notices indicating any landlord’s or warehouseman’s termination or imminent intent to terminate any lease or warehouse agreement and/or refuse the Company or its Subsidiaries access to the premises, as applicable, if such terminations or inability to access such premises, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect;

(e) any indication that credit card issuers or credit card processors are implementing holdbacks or reserves of amounts due to any Loan Party;

(f) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in, a Material Adverse Effect; and

(g) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower Representative setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03. Existence; Conduct of Business. Each Loan Party will, and will cause each of its Subsidiaries to do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, qualifications, licenses, permits, privileges, franchises, governmental authorizations and intellectual property rights related to the conduct of its business, and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted, except in each case with respect to such rights, qualifications, licenses, permits, privileges, franchises, governmental authorizations and intellectual property rights or requisite authority to conduct business, where the failure to do so could not be reasonably expected to have a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, consolidation, amalgamation, liquidation or dissolution permitted under Section 6.03; provided further that, unless required in order to comply with Section 6.03, neither the Company nor any Subsidiary shall be required to preserve or maintain the corporate existence of any Subsidiary if the Board of Directors of the parent of such Subsidiary, or an executive officer of such parent to whom such Board of Directors has delegated the requisite authority, shall determine that the preservation and maintenance thereof is no longer desirable in the conduct of the business of such parent, and that the loss thereof is not disadvantageous in any material respect to the Loan Parties, the Administrative Agent, the Issuing Banks or the Lenders (it being understood that if such Subsidiary is a Loan Party, that the Administrative Agent shall maintain a continuous perfected security interest on such Subsidiary’s Collateral having the priority required by the Loan Documents).

SECTION 5.04. Payment of Obligations. Each Loan Party will, and will cause each Subsidiary to, pay or discharge all Material Indebtedness and all other material liabilities and obligations, including Taxes, before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) such Loan Party or Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect; provided, however, that each Loan Party will, and will cause each Subsidiary to, remit withholding taxes and other payroll taxes to appropriate Governmental Authorities as and when claimed to be due, notwithstanding the foregoing exceptions.

SECTION 5.05. Maintenance of Properties. Each Loan Party will, and will cause each of its Subsidiaries to, keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted; provided, however, nothing contained in this Section 5.05 shall prevent any Loan Party from discontinuing (or from allowing any of its Subsidiaries to discontinue) the operation, repair or maintenance of any such property if such discontinuance could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.06. Books and Records; Inspection Rights. Each Loan Party will, and will cause each Subsidiary to, (a) keep proper books of record and account in which full, true and correct entries in all material respects are made of all dealings and transactions in relation to its business and activities and (b) permit any representatives designated by the Administrative Agent or any Lender (including employees of the Administrative Agent, any Lender or any consultants, accountants, lawyers, agents and appraisers retained by the Administrative Agent), upon reasonable prior notice, to visit and inspect its properties, to conduct at such Loan Party’s premises field examinations of such Loan Party’s assets, liabilities, books and records, including examining and making extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested. Each Loan Party acknowledges that the Administrative Agent, after exercising its rights of inspection, may prepare and distribute to the Lenders certain Reports pertaining to each Loan Party’s assets for internal use by the Administrative Agent and the Lenders. The Loan Parties shall be responsible for the costs of expenses of one field examination (including the Initial Field Exam) during any twelve-month period and one additional field examination (for the total of two such field examinations during any twelve-month period) initiated at any time after Availability falls below the greater of (i) $170,000,000 and (ii) 20% of the Line Cap for five consecutive Business Days (until such time as Availability is equal to or greater than the greater of (i) $170,000,000 and (ii) 20% of the Line Cap for twenty consecutive days); provided, that the Loan Parties shall be responsible for the costs and expenses of all field examinations conducted (x) while an Event of Default has occurred and is continuing or (y) at the request of a Loan Party in connection with the addition of a new Loan Party or new Borrowing Base assets hereto.

SECTION 5.07. Compliance with Laws and Material Contractual Obligations; Compliance with Leaseholds.

(a) Each Loan Party will, and will cause each Subsidiary to, (a) comply with each Requirement of Law applicable to it or its property (including without limitation Environmental Laws) and (b) perform in all material respects its obligations under material agreements to which it is a party, except, in each case, where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(b) Each Loan Party will, and will cause each Subsidiary to (i) not allow any leases to which any Loan Party is a party to lapse or be terminated, or any rights to renew such leases to be forfeited or cancelled, and (ii) cooperate with the Administrative Agent in all respects to cure any default under a lease and/or take such other actions as may be requested by the Administrative Agent in its Permitted Discretion in connection therewith, except to the extent any such lapse, termination, forfeit, cancellation or default could not be reasonably expected, either individually or in the aggregate, to result in a Material Adverse Effect.

(c) Each Loan Party will maintain in effect and enforce policies and procedures designed to ensure compliance by such Loan Party, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

SECTION 5.08. Use of Proceeds.

(a) The proceeds of the Loans and the Letters of Credit will be used for general corporate purposes, including to finance the working capital needs of the Company and its Subsidiaries and other lawful uses to the extent permitted by this Agreement. No part of the proceeds of any Loan and no Letter of Credit will be used, whether directly or indirectly, for any purpose that entails a violation of any of the regulations of the Federal Reserve Board, including Regulations T, U and X.

(b) No Borrower will request any Borrowing or Letter of Credit, and no Borrower shall use, and each Borrower shall procure that its Subsidiaries and its and their respective directors, officers, employees and agents shall not use, the proceeds of any Borrowing or Letter of Credit (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, except to the extent permitted for a Person required to comply with Sanctions, or (iii) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

SECTION 5.09. Insurance. Each Loan Party will, and will cause each Subsidiary to, maintain with financially sound and reputable carriers having a financial strength rating of at least A- by A.M. Best Company (a) insurance in such amounts (with no greater risk retention) and against such risks (including, without limitation: loss or damage by fire and loss in transit; theft, burglary, pilferage, larceny, embezzlement, and other criminal activities; business interruption; and general liability) and such other hazards, as is customarily maintained by companies of established repute engaged in the same or similar businesses operating in the same or similar locations and (b) all insurance required pursuant to the Collateral Documents. The Borrowers will furnish to the Lenders, upon request of the Administrative Agent, information in reasonable detail as to the insurance so maintained.

SECTION 5.10. Casualty and Condemnation. The Borrowers will (a) furnish to the Administrative Agent and the Lenders prompt written notice of any casualty or other insured damage to any material portion of the Collateral or the commencement of any action or proceeding for the taking of any material portion of the Collateral or interest therein under power of eminent domain or by condemnation or similar proceeding and (b) ensure that the net proceeds of Collateral from any such event (whether in the form of insurance proceeds, condemnation awards or otherwise) are collected and deposited into Deposit Accounts or Securities Accounts subject to the perfected Lien of the Administrative Agent in accordance with the applicable provisions of this Agreement and the Collateral Documents.

SECTION 5.11. Appraisals. At any time that the Administrative Agent reasonably requests, each Loan Party will provide the Administrative Agent with appraisals or updates thereof of its Inventory, from an appraiser selected and engaged by the Administrative Agent, and prepared on a basis reasonably satisfactory to the Administrative Agent, such appraisals and updates to include, without limitation, information required by any applicable Requirement of Law. In addition to the Initial Appraisal, the Loan Parties shall be responsible for the costs of expenses of (i) one additional appraisal during the initial twelve-

month period following the Effective Date (for a total of two such Inventory appraisals during such initial twelve-month period) and (ii) one appraisal during each successive twelve-month period after such initial twelve-month period following the Effective Date (for a total of one such Inventory appraisal during each such successive twelve-month period); provided however that additional Inventory appraisals may be initiated at the Borrowers’ cost and expense at any time after Availability falls below the greater of (i) $170,000,000 and (ii) 20% of the Line Cap for five consecutive Business Days (until such time as Availability is equal to or greater than the greater of (i) $170,000,000 and (ii) 20% of the Line Cap for twenty consecutive days). Additionally, there shall be no limitation on the number or frequency of Inventory appraisals if an Event of Default has occurred and is continuing, and the Loan Parties shall be responsible for the costs and expenses of any such appraisals conducted (x) while an Event of Default has occurred and is continuing or (y) at the request of a Loan Party in connection with the addition of a new Loan Party or new Borrowing Base assets hereto.

SECTION 5.12. [Reserved].

SECTION 5.13. Canadian Pension Plans and Canadian Benefit Plans.

(a) For each existing, or hereafter adopted, Canadian Pension Plan and Canadian Benefit Plan, each Loan Party will in a timely fashion comply with and perform in all material respects all of its obligations under and in respect of such Canadian Pension Plan or Canadian Benefit Plan, including under any funding agreements and all applicable laws (including any fiduciary, funding, investment and administration obligations), unless any failure to so comply or perform could not reasonably be expected to have a Material Adverse Effect.

(b) All employer or employee payments, contributions or premiums required to be remitted, paid to or in respect of each Canadian Pension Plan or Canadian Benefit Plan shall be paid or remitted by each Loan Party in a timely fashion in accordance with the terms thereof, any funding agreements and all applicable laws, unless any failure to do so could not reasonably be expected to have a Material Adverse Effect.

SECTION 5.14. Additional Loan Parties and Collateral; Further Assurances. (a) Subject to applicable Requirements of Law, each Loan Party will cause each U.S. Subsidiary or Canadian Subsidiary that is a Material Subsidiary formed or acquired after the date of this Agreement to become a Loan Party by executing a Joinder Agreement within thirty (30) days of becoming a Material Subsidiary (or such later date as may be agreed to by the Administrative Agent). In addition to the foregoing, the Company may, at its option, cause any other Subsidiary to become a Loan Party by executing a Joinder Agreement. For the avoidance of doubt, Personalizationmall.com, a Delaware corporation, shall not be required to become a Loan Party pursuant to the first sentence of this Section 5.14(a), but may become a Loan Party at the Company’s option pursuant to the second sentence of this Section 5.14(a). In connection with any such execution and delivery of a Joinder Agreement, the Administrative Agent shall have received all documentation and other information regarding such newly formed or acquired Material Subsidiaries as may be required to comply with the applicable “know your customer” rules and regulations, including the USA PATRIOT Act and the Proceeds of Crime Act. Upon execution and delivery thereof, each such Person (i) shall automatically become a Loan Guarantor hereunder and thereupon shall have all of the rights, benefits, duties and obligations in such capacity under the Loan Documents and (ii) will grant Liens to the Administrative Agent, for the benefit of the Administrative Agent and the other Secured Parties, in any property of such Loan Party which constitutes Collateral. For the avoidance of doubt, the addition of a Subsidiary as a Borrower is also subject to Section 2.25 and Section 4.03.

(b) Notwithstanding the foregoing, no Canadian Subsidiary that is acquired after the Effective Date (including any Canadian Subsidiary formed to acquire one or more other Persons formed or organized under the laws of Canada or any province or territory thereof or assets consisting of a Canadian trade or business) and no CFC Holdco that is acquired or formed after the Effective Date shall be required to guarantee the debt of any U.S. Borrower, unless any such guarantee would not give rise to adverse tax consequences (pursuant to U.S. Internal Revenue Code Section 956 or any other provision of applicable U.S. or non-U.S. law), as determined by the Company in its reasonable discretion in consultation with its tax advisors and communicated to the Lenders and the Administrative Agent in writing.

(c) Without limiting the foregoing, each Loan Party will, and will cause each Subsidiary to, execute and deliver, or cause to be executed and delivered, to the Administrative Agent such documents, agreements and instruments, and will take or cause to be taken such further actions (including the filing and recording of UCC and PPSA financing statements, and other documents and such other actions or deliveries of the type required by Section 4.01, as applicable), which may be required by any Requirement of Law or which the Administrative Agent may, from time to time, reasonably request to carry out the terms and conditions of this Agreement and the other Loan Documents and to ensure perfection and priority of the Liens created or intended to be created by the Collateral Documents, all in form and substance reasonably satisfactory to the Administrative Agent and all at the expense of the Loan Parties.

(d) Notwithstanding anything to the contrary in this Section (including the preceding clause (b)), if at any time after the Effective Date any Subsidiary of the Company that is not a Loan Party shall guaranty the obligations under the Senior Notes, any Subordinated Indebtedness or any other Material Indebtedness with respect to which any U.S. Loan Party is a primary obligor, the Company shall promptly notify the Administrative Agent thereof and, concurrently with such guaranty cause such Subsidiary to comply with Section 5.14(a) hereof; it being understood that such Person shall only be required to grant Liens in favor of the Administrative Agent pursuant to the preceding clause (c) to the extent required by Section 6.02(j).

SECTION 5.15. Post-Closing Matters. The Loan Parties shall satisfy each of the requirements set forth on Schedule 5.15 attached hereto on or before the date specified on such Schedule for each such requirement (or such later date as may be agreed upon by the Administrative Agent).

ARTICLE VI

Negative Covenants.

Until all of the Secured Obligations have been Paid in Full, each Loan Party executing this Agreement covenants and agrees, jointly and severally with all of the other Loan Parties, with the Lenders that:

SECTION 6.01. Indebtedness. No Loan Party will, nor will it permit any Subsidiary to, create, incur, assume or suffer to exist any Indebtedness, except:

(a) the Secured Obligations;

(b) Indebtedness existing on the date hereof and set forth in Schedule 6.01 (including the Senior Notes existing on the date hereof and set forth on such Schedule) and any extensions, renewals, refinancings and replacements of any such Indebtedness solely in accordance with clause (f) hereof;

(c) Indebtedness of any Borrower to any Subsidiary and of any Subsidiary to any Borrower or any other Subsidiary, provided that (i) Indebtedness of any Subsidiary that is not a Loan Party to any Borrower or any other Loan Party shall be subject to Section 6.04 and (ii) Indebtedness of any Loan Party

to any Subsidiary that is not a Loan Party shall be subordinated to the Secured Obligations on terms reasonably satisfactory to the Administrative Agent;

(d) Guarantees by any Borrower of Indebtedness of any Subsidiary and by any Subsidiary of Indebtedness of any Borrower or any other Subsidiary, provided that (i) the Indebtedness so Guaranteed is permitted by this Section 6.01, (ii) Guarantees by any Borrower or any other Loan Party of Indebtedness of any Subsidiary that is not a Loan Party shall be subject to Section 6.04 and (iii) Guarantees permitted under this clause (d) shall be subordinated to the Secured Obligations on the same terms as the Indebtedness so Guaranteed is subordinated to the Secured Obligations;

(e) Indebtedness of any Borrower or any Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets (whether or not constituting purchase money Indebtedness), including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness; provided that (i) such Indebtedness is originally incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement and (ii) the aggregate principal amount of Indebtedness permitted by this clause (e) together with any Refinance Indebtedness in respect thereof permitted by clause (f) below, shall not exceed $100,000,000 at any time outstanding;

(f) Indebtedness which represents extensions, renewals, refinancing, exchanges, tenders, payments, prepayments, repayments, repurchases, acquisitions, redemptions, retirements, cancellations, terminations or replacements (such Indebtedness being so extended, renewed, refinanced, exchanged, tendered, paid, prepaid, repaid, repurchased, acquired, redeemed, cancelled, terminated or replaced being referred to herein as the “Refinance Indebtedness”) of any of the Indebtedness described in clauses (b), (i) and (k) hereof (such Indebtedness being referred to herein as the “Original Indebtedness”); provided that (i) such Refinance Indebtedness does not increase the principal amount of the Original Indebtedness (plus unpaid accrued interest and premiums thereon and underwriting discounts, defeasance costs, fees, commissions and expenses), (ii) if the Original Indebtedness was unsecured, such Refinance Indebtedness shall also be unsecured, (iii) any Liens securing such Refinance Indebtedness are not extended to any additional property of any Loan Party or any Subsidiary, (iv) no Loan Party or any Subsidiary that is not originally obligated with respect to repayment of such Original Indebtedness is required to become obligated with respect to such Refinance Indebtedness, (v) such Refinance Indebtedness does not result in a shortening of the weighted average life to maturity of such Original Indebtedness and (vi) if such Original Indebtedness was subordinated in right of payment to the Secured Obligations, then the terms and conditions of such Refinance Indebtedness must include subordination terms and conditions that are at least as favorable to the Administrative Agent and the Lenders as those that were applicable to such Original Indebtedness;

(g) Indebtedness owed to any Person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance, pursuant to reimbursement or indemnification obligations to such Person, in each case incurred in the ordinary course of business;

(h) Indebtedness of any Loan Party in respect of performance bonds, bid bonds, appeal bonds, surety bonds and similar obligations, in each case provided in the ordinary course of business;

(i) from and after the Initial Supported Borrowing Base Date, Indebtedness of any Person that becomes a Subsidiary after the date hereof pursuant to a Permitted Acquisition; provided that such Indebtedness exists at the time such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary; and

(j) from and after the Initial Supported Borrowing Base Date, Indebtedness of Subsidiaries that are not Loan Parties; provided that, the aggregate outstanding principal amount of Indebtedness permitted pursuant to this clause (j) shall not exceed $100,000,000 at any time;

(k) Indebtedness of the Loan Parties (including, without limitation, any Indebtedness that, in whole or in part, refinances the Senior Notes but does not satisfy the requirements of Section 6.01(f)); provided, that (x) secured Indebtedness shall only be incurred under this clause (k) from and after the Initial Supported Borrowing Base Date; provided that secured Indebtedness in an aggregate amount not to exceed $300,000,000 the proceeds of which are used solely to refinance, exchange, tender, pay, prepay, repay, repurchase, acquire, redeem, retire, cancel or terminate the Company’s Senior Notes due 2024 (plus unpaid accrued interest and premiums thereon and underwriting discounts, defeasance costs, fees, commissions and expenses) may be incurred under this clause (k) prior to the Initial Supported Borrowing Base Date, subject to the satisfaction of the conditions set forth below, and (y) in the case of any incurrence of such Indebtedness:

(i) no Default shall have occurred and be continuing or would be caused by the incurrence of such Indebtedness;

(ii) the aggregate principal amount of all Indebtedness incurred under this clause (k) shall not at any time exceed $750,000,000 plus:

(A) if such Indebtedness is secured, an additional amount if, after giving effect to the incurrence of such Indebtedness, the Company has a Secured Net Leverage Ratio of less than or equal to 3.00 to 1.00 determined on a pro forma basis as if such Indebtedness had been incurred on the first day of the most recent four fiscal quarter period for which financial statements have been delivered under Section 5.01(a) or (b) (or, if prior to the date of the delivery of the first financial statements to be delivered pursuant to Section 5.01(a) or (b), the most recent financial statements referred to in Section 3.04(a));

(B) if such Indebtedness is unsecured, an additional amount if, after giving effect to the incurrence of such Indebtedness, Company has a Total Net Leverage Ratio of less than or equal to 4.00 to 1.00 determined on a pro forma basis determined on a pro forma basis as if such Indebtedness had been incurred on the first day of the most recent four fiscal quarter period for which financial statements have been delivered under Section 5.01(a) or (b) (or, if prior to the date of the delivery of the first financial statements to be delivered pursuant to Section 5.01(a) or (b), the most recent financial statements referred to in Section 3.04(a));

(iii) in the event that such Indebtedness is secured by Liens on Collateral constituting ABL Assets, such Indebtedness is subject to an Intercreditor Agreement subordinating the priority of such Liens to the Liens granted to secure the Secured Obligations;

(iv) if such Indebtedness is secured both by Liens on ABL Assets and Liens on Non-ABL Assets, then the Administrative Agent and the Lenders shall receive a crossing junior lien on such Non-ABL Assets (other than real property) subject to the terms of an Intercreditor Agreement;

(v) such Indebtedness does not mature prior to 91 days after the Maturity Date;

(vi) such Indebtedness does not have a shorter weighted average life to maturity than any term loans issued under this Agreement; and

(vii) such Indebtedness is not guaranteed by any Person that is not a Loan Party;

(l) Indebtedness incurred under the terms of leases of real property whereby the landlords provide financing for tenant improvements;

(m) Indebtedness consisting of (i) the financing of insurance premiums and (ii) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(n) obligations under any agreement governing the provision of treasury or cash management services, including deposit accounts, overnight draft, credit cards, debit cards, p-cards (including purchasing cards and commercial cards), funds transfer, automated clearinghouse, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade finance services and other cash management services; and

(o) other Indebtedness in an aggregate principal amount not exceeding $100,000,000 at any time outstanding.

SECTION 6.02. Liens. No Loan Party will, nor will it permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including Accounts) or rights in respect of any thereof, except:

(a) Liens created pursuant to any Loan Document;

(b) Permitted Encumbrances;

(c) any Lien on any property or asset of any Borrower or any Subsidiary existing on the date hereof and set forth in Schedule 6.02; provided that (i) such Lien shall not apply to any other property or asset of such Borrower or Subsidiary or any other Borrower or Subsidiary and (ii) such Lien shall secure only those obligations which it secures on the date hereof, and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(d) Liens on fixed or capital assets acquired, constructed or improved by any Borrower or any Subsidiary; provided that (i) such Liens secure Indebtedness permitted by clause (e) of Section 6.01, (ii) such Liens and the Indebtedness secured thereby are incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets and (iv) such Liens shall not apply to any other property or assets of such Borrower or Subsidiary or any other Borrower or Subsidiary;

(e) from and after the Initial Supported Borrowing Base Date, any Lien existing on any property or asset (other than Inventory and Credit Card Receivables and proceeds thereof) prior to the acquisition thereof by any Borrower or any Subsidiary or existing on any property or asset (other than ABL Assets) of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of the Subsidiary and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be, and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(f) Liens of a collecting bank arising in the ordinary course of business under Section 4-210 of the UCC in effect in the relevant jurisdiction covering only the items being collected upon;

(g) Liens arising out of sale and leaseback transactions permitted by Section 6.05;

(h) Liens granted by a Subsidiary that is not a Loan Party in favor of any Borrower or another Loan Party or any other Subsidiary in respect of Indebtedness owed by such Subsidiary;

(i) from and after the Initial Supported Borrowing Base Date, Liens securing Indebtedness of Subsidiaries that are not Loan Parties permitted under Section 6.01(j);

(j) from and after the Initial Supported Borrowing Base Date (or from and after the Effective Date to the extent expressly permitted pursuant to Section 6.01(k)), Liens securing Indebtedness of the Company and any Loan Party permitted under Section 6.01(k) (for the avoidance of doubt, subject to any Intercreditor Agreement required thereby);

(k) in connection with the sale or transfer of any Equity Interests or other assets in a transaction permitted under Section 6.05, customary rights and restrictions contained in agreements relating to such sale or transfer pending the completion thereof;

(l) in the case of (i) any Subsidiary that is not a wholly owned Subsidiary or (ii) the Equity Interests in any Person that is not a Subsidiary, any encumbrance or restriction, including any put and call arrangements, related to Equity Interests in such Subsidiary or such other Person set forth in the organizational documents of such Subsidiary or such other Person or any related joint venture, shareholders’ or similar agreement; and

(m) Liens on assets of the Company and its Subsidiaries not constituting Collateral securing Indebtedness or other obligations; provided that the aggregate principal amount of the Indebtedness or other obligations secured by such Liens does not exceed $50,000,000 at any time outstanding.

SECTION 6.03. Fundamental Changes. (a) No Loan Party will, nor will it permit any Subsidiary to, merge into or consolidate or amalgamate with any other Person, or permit any other Person to merge into or consolidate or amalgamate with it, or otherwise Dispose of all or substantially all of its assets, or all or substantially all of the stock of any of its Subsidiaries (in each case, whether now owned or hereafter acquired), or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing (i) any Subsidiary of the Company may merge into, or consolidate or amalgamate with, the Company in a transaction in which the Company is the surviving entity, (ii) any Subsidiary of any Borrower may merge into, or consolidate or amalgamate with, a Loan Party (other than the Company) in a transaction in which such Loan Party is the surviving entity, (iii) any Loan Party (other than a Borrower) may merge into, or consolidate or amalgamate with, any other Loan Party in a transaction in which the surviving entity is a Loan Party and (iv) any Subsidiary that is not a Loan Party may merge into, or consolidate or amalgamate with, any other Subsidiary that is not a Loan Party, or may liquidate or dissolve if the Company determines in good faith that such liquidation or dissolution is in the best interests of the Company and is not materially disadvantageous to the Lenders; provided that any such merger involving a Person that is not a wholly owned Subsidiary immediately prior to such merger shall not be permitted unless also permitted by Section 6.04.

(b) No Loan Party will consummate a Division as the Dividing Person, without the prior written consent of Administrative Agent. Without limiting the foregoing, if any Loan Party that is a limited liability company consummates a Division (with or without the prior consent of Administrative Agent as required above), each Division Successor shall be required to comply with the obligations set forth in Section 5.14 and the other further assurances obligations set forth in the Loan Documents and become a Loan Party under this Agreement and the other Loan Documents.

(c) No Loan Party will, nor will it permit any Subsidiary to, engage to any material extent in any business other than businesses of the type conducted by the Borrowers and their Subsidiaries on the date hereof and businesses reasonably related, complementary or ancillary thereto.

SECTION 6.04. Investments, Loans, Advances, Guarantees and Acquisitions. No Loan Party will, nor will it permit any Subsidiary to make any Investments, except:

(a) cash and Permitted Investments;

(b) Investments in existence on the date hereof and described in Schedule 6.04;

(c) Investments (including Guarantees) by the Company in any Subsidiary or by any Subsidiary in the Company or any other Subsidiary, provided that the aggregate amount of Investments by Loan Parties in Subsidiaries that are not Loan Parties made after the Effective Date shall not exceed $100,000,000 at any time outstanding; provided further that, to the extent constituting an Investment, the payment and guarantee by Loan Parties of operating lease obligations of a non-Loan Party shall be permitted and shall not be counted against the maximum amount of Investments permitted under this clause (c), so long as such payments and guarantees are related solely to such operating lease obligations and any Investments in non-Loan Parties required in connection therewith are made substantially concurrently with any required payments of such obligations;

(d) notes payable, or stock or other securities issued by Account Debtors to a Loan Party pursuant to negotiated agreements with respect to settlement of such Account Debtor’s Accounts in the ordinary course of business and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(e) Investments in the form of Swap Agreements permitted by Section 6.07;

(f) Investments of any Person existing at the time such Person becomes a Subsidiary of a Borrower or consolidates, amalgamates or merges with a Borrower or any of the Subsidiaries (including in connection with a Permitted Acquisition) so long as such investments were not made in contemplation of such Person becoming a Subsidiary or of such merger, consolidation or amalgamation;

(g) Investments received in connection with Dispositions permitted by Section 6.05;

(h) Investments constituting deposits described in the definition of the term “Permitted Encumbrances”; and

(i) from and after the Initial Supported Borrowing Base Date, Permitted Acquisitions;

(j) any other Investments (excluding Acquisitions); provided that, after giving pro forma effect to any such Investment pursuant to this clause (j), the Payment Condition shall be satisfied with respect to such Investment;

(k) Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

(l) deposits, prepayments and other credits to suppliers, lessors and landlords made in the ordinary course of business and consistent with past practices;

(m) advances by the Company or any Subsidiary to employees in the ordinary course of business consistent with past practices for travel and entertainment expenses, relocation costs and similar purposes;

(n) phantom stock or similar plans providing for payments on account of services provided by current or former directors, officers, employees or consultants of the Borrowers or the Subsidiaries; and

(o) other Investments (excluding Acquisitions) not to exceed $100,000,000 in the aggregate at any time;

provided, however, no Investments of Material Intellectual Property shall be made in any Person (other than a Loan Party) except with respect to intellectual property relating solely to a Person that ceases to be a Loan Party as a result of an Investment otherwise permitted hereunder, and in any such case, such Investment, if applicable, shall be subject to a non-exclusive, irrevocable (until Payment in Full) royalty-free license of such Material Intellectual Property in favor of the Administrative Agent for use in connection with the exercise of rights and remedies of the Secured Parties under the Loan Documents in respect of the Collateral, which license shall be substantially similar to the license described in Section 5.4 of the Security Agreement (or otherwise reasonably satisfactory to the Administrative Agent.

SECTION 6.05. Asset Sales. No Loan Party will, nor will it permit any Subsidiary to, Dispose of any asset, including any Equity Interest owned by it, nor will any Borrower permit any Subsidiary to issue any additional Equity Interest in such Subsidiary (other than to another Borrower or another Subsidiary in compliance with Section 6.04), except:

(a) Dispositions of (i) Inventory in the ordinary course of business and (ii) used, obsolete, worn out or surplus equipment or property in the ordinary course of business;

(b) Dispositions of assets to any Borrower or any Subsidiary, provided that any such Dispositions involving a Subsidiary that is not a Loan Party shall be made in compliance with Section 6.09(a);

(c) Dispositions of Accounts in connection with the compromise, settlement or collection thereof;

(d) Liens permitted by Section 6.02, Investments permitted by Section 6.04 and Restricted Payments permitted by Section 6.08;

(e) as long as no Event of Default has occurred and is continuing or would result therefrom, Dispositions of real estate, including fee and/or leasehold interests (or Dispositions of any Person or Persons created to hold such real estate interests or the Equity Interests in such Person or Persons), including sale and leaseback transactions involving any such real estate pursuant to leases on market terms, as long as such Disposition is made for fair market value;

(f) Dispositions resulting from any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of any Borrower or any Subsidiary;

(g) that certain Disposition disclosed separately to the Administrative Agent and the Lenders as of the Effective Date;

(h) non-exclusive licenses of intellectual property of a Loan Party or any of its Subsidiaries in the ordinary course of business; and

(i) Dispositions of assets that are not permitted by any other clause of this Section, provided that (i) any such Disposition shall be made for fair value and at least 75% cash consideration, (ii) no Event of Default shall have occurred and be continuing at the time of, or would result from, any such Disposition, (iii) the Company shall comply with Sections 2.11 and 5.01(e) and (iv) after giving pro forma effect to any adjustment to the Borrowing Base arising from such Disposition, the Payment Condition shall be satisfied with respect to such Disposition; provided further that, the Loan Parties may make Dispositions pursuant to this Section 6.05(i) of (A) all or substantially all of the assets or 100% of the Equity Interests of a Subsidiary disclosed separately to the Administrative Agent and the Lenders prior to the Effective Date so long as such Subsidiary is not a Loan Party at the time of such Disposition and (B) additional assets of up to $100,000,000 during the term of this Agreement, so long as, in any such case clauses (i), (ii) and (iii) of the immediately preceding proviso are satisfied with respect thereto; and provided further that for purposes of the foregoing clause (i)(i), the amount of (x) any liabilities (as shown on the Company’s most recent balance sheet or in the notes thereto) of the Company or any Subsidiary (other than liabilities that are by their terms subordinated to the Secured Obligations) that are assumed by the transferee of any such assets and from which the Company or any Subsidiary have been validly released by all creditors in writing, (y) any securities received by the Company or any Subsidiary from such transferee that are converted by the Company or any Subsidiary into cash (to the extent of the cash received) within 90 days following the closing of such Dispositions, and (z) except in the case of the sale of Collateral, any Designated Noncash Consideration received by the Company or any Subsidiary in such asset sale having an aggregate fair market value, taken together with all other Designated Noncash Consideration received pursuant to this clause (z) not to exceed $100,000,000 in the aggregate during the term of this Agreement, shall be deemed to be cash for purposes of this paragraph;

provided, however, except with respect to clause (h) above, no Dispositions of Material Intellectual Property shall be made by any Person (other than a Loan Party) except with respect to intellectual property relating solely to a Person that ceases to be a Loan Party as a result of a Disposition otherwise permitted hereunder, and in any such case, such Disposition, if applicable, shall be subject to a non-exclusive, irrevocable (until Payment in Full) royalty-free license of such Material Intellectual Property in favor of the Administrative Agent for use in connection with the exercise of rights and remedies of the Secured Parties under the Loan Documents in respect of the Collateral, which license shall be substantially similar to the license described in Section 5.4 of the Security Agreement (or otherwise reasonably satisfactory to the Administrative Agent).

SECTION 6.06. [Reserved].

SECTION 6.07. Swap Agreements. No Loan Party will, nor will it permit any Subsidiary to, enter into any Swap Agreement, except (a) Swap Agreements entered into to hedge or mitigate risks to which any Borrower or any Subsidiary has actual exposure (other than those in respect of Equity Interests of any Borrower or any of its Subsidiaries), and (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from floating to fixed rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of any Borrower or any Subsidiary.

SECTION 6.08. Restricted Payments; Certain Payments of Indebtedness. (a) No Loan Party will, nor will it permit any Subsidiary to, make, directly or indirectly, any Restricted Payment, except (i) the Company may pay dividends with respect to its common stock payable solely in additional shares of its common stock, and, with respect to its preferred stock, payable solely in additional shares of such preferred stock or in shares of its common stock, subject to the restrictions under Section 6.04(c), (ii) Subsidiaries may distribute any cash, property or assets to the Company or to any other Loan Party and Subsidiaries that are not Loan Parties may distribute cash, property or assets to any other Subsidiary that is not a Loan Party, (iii) Subsidiaries may pay dividends ratably with respect to their Equity Interests, (iv) the Company may repurchase Equity Interests upon the exercise of stock options, deferred stock units and restricted shares held by any future, present or former employee, officer, director, manager or consultant (or any spouses, former spouses, successors, executors, administrators, heirs, legatees or distributes of any of the foregoing), to the extent such Equity Interests represent a portion of the exercise price of such stock options, deferred stock units or restricted shares, (v) the Company may make cash payments in lieu of the issuance of fractional shares representing insignificant interests in the Company in connection with the exercise of warrants, options or other securities convertible into or exchangeable for shares of common stock in the Company, and (vi) from and after the Initial Supported Borrowing Base Date, the Company may make other Restricted Payments; provided, that after giving pro forma effect to any such Restricted Payment pursuant to this clause (vi), the Payment Condition shall be satisfied with respect to such Restricted Payment; provided further that, with respect to any Restricted Payment proposed to be made pursuant to this clause (vi) after the Initial Supported Borrowing Base Date but prior to the one year anniversary of the Closing Date, the Company shall demonstrate, in addition to the requirements set forth in the immediately preceding proviso, that (x) the net book value of Eligible Inventory is greater than the Specified Inventory Threshold as reported in the most recent Borrowing Base Certificate delivered pursuant to Section 4.01(j) or 5.01, and (y) the amount of cash and Permitted Investments of the Company and its Subsidiaries exceeds $600,000,000 as of such date of determination, in each case, on a pro forma basis after giving effect to such Restricted Payment;

provided, however, no Restricted Payments of Material Intellectual Property shall be made by any Person (other than a Loan Party) except with respect to intellectual property relating solely to a Person that ceases to be a Loan Party as a result of a Restricted Payment otherwise permitted hereunder, and in any such case, such Restricted Payment, if applicable, shall be subject to a non-exclusive, irrevocable (until Payment in Full) royalty-free license of such Material Intellectual Property in favor of the Administrative Agent for use in connection with the exercise of rights and remedies of the Secured Parties under the Loan Documents in respect of the Collateral, which license shall be substantially similar to the license described in Section 5.4 of the Security Agreement (or otherwise reasonably satisfactory to the Administrative Agent.

(b) No Loan Party will, nor will it permit any Subsidiary to, make directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Specified Indebtedness, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Specified Indebtedness, except:

(i) payment of regularly scheduled interest, and principal payments as and when due in respect of any Specified Indebtedness permitted under Section 6.01, other than payments in respect of Subordinated Indebtedness prohibited by the subordination provisions thereof;

(ii) refinancings, exchanges, tenders, payments, prepayments, repayments, repurchases, acquisitions, redemptions, retirements, cancellations or terminations of Specified Indebtedness to the extent permitted by Section 6.01;

(iii) payments, refinancings, exchanges, tenders, repayments, prepayments, repurchases, acquisitions, redemptions, retirements, cancellations or terminations of secured Specified Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Specified Indebtedness to the extent such sale or transfer is permitted by the terms of Section 6.05;

(iv) payments, refinancings, exchanges, tenders, repayments, prepayments, repurchases, acquisitions, redemptions, retirements, cancellations or terminations of or in respect of Specified Indebtedness solely by issuance of Equity Interests of the Company;

(v) payments, refinancings, exchanges, tenders, repayments, prepayments, repurchases, acquisitions, redemptions, retirements, cancellations or terminations by any Subsidiary that is not a Loan Party of or in respect of Specified Indebtedness incurred by any Subsidiary that is not a Loan Party; and

(vi) (A) prior to the Initial Supported Borrowing Base Date, payments, repayments, exchanges, tenders, prepayments, repurchases, acquisitions, redemptions, retirements, cancellations, terminations or distributions of Specified Indebtedness in an aggregate principal amount not to exceed $300,000,000, so long as (x) after giving pro forma effect to any such payments, exchanges, tenders, repayments, prepayments, repurchases, acquisitions, redemptions, retirements, cancellations, terminations or distributions the Payment Condition shall be satisfied with respect to such event, and (y) such payments, exchanges, tenders, repayments, prepayments, repurchases, acquisitions, redemptions, retirements, cancellations, terminations or distributions are not financed with the proceeds of Collateral or Revolving Loans and (B) from and after the Initial Supported Borrowing Base Date, payments, repayments, exchanges, tenders, prepayments, repurchases, acquisitions, redemptions, retirements, cancellations, terminations or distributions in respect of any Specified Indebtedness; provided that after giving pro forma effect to any such payments, exchanges, tenders, repayments, prepayments, repurchases, acquisitions, redemptions, retirements, cancellations, terminations or distributions pursuant to this clause (vi), the Payment Condition shall be satisfied with respect to such event.

SECTION 6.09. Transactions with Affiliates. No Loan Party will, nor will it permit any Subsidiary to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) transactions that (i) are in the ordinary course of business and (ii) are at prices and on terms and conditions not less favorable to such Loan Party or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among any Loan Parties not involving any other Affiliate, (c) any Investment permitted by Sections 6.04, (d) any intercompany Indebtedness permitted under Section 6.01, (e) any Restricted Payment permitted by Section 6.08, (f) loans or advances to employees permitted under Section 6.04, (g) the payment of reasonable fees to directors of any Borrower or any Subsidiary who are not employees of such Borrower or Subsidiary, and compensation and employee benefit arrangements paid to, and indemnities provided for the benefit of, directors, officers or employees of the Borrowers or their Subsidiaries in the ordinary course of business and (h) any issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment agreements, stock options and stock ownership plans approved by a Borrower’s or Subsidiary’s board of directors.

SECTION 6.10. Restrictive Agreements. No Loan Party will, nor will it permit any Subsidiary to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of such Loan Party or any Subsidiary to create, incur or permit to exist any Lien upon the Collateral to secure the Secured Obligations, or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any of its Equity Interests or to make or repay loans or advances to any Borrower or any other Subsidiary or to Guarantee Indebtedness of any Borrower or any other Subsidiary; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by any Requirement of Law or by any Loan Document or other agreement evidencing Secured Obligations, (ii) the foregoing shall not apply to restrictions and conditions existing on the date hereof identified on Schedule 6.10 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided that such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (iv) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness, (v) clause (a) of the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof, (vi) the foregoing shall not apply to restrictions on Equity Interests in joint ventures contained in any documents relating to the formation or governance thereof, (vii) clause (a) of the foregoing shall not apply to cash required to secure letters of credit, surety bonding obligations or similar obligations, and (viii) clause (b) of the foregoing shall not apply to restrictions pursuant to any other indenture or agreement governing the issuance of Indebtedness permitted hereunder, provided that such restrictions and conditions are customary for such Indebtedness as reasonably determined in the good faith judgment of the Company.

SECTION 6.11. Amendment of Material Documents. No Loan Party will, nor will it permit any Subsidiary to, amend, modify or waive any of its rights under (a) any agreement relating to the Senior Notes or any Subordinated Indebtedness, (b) its charter, articles or certificate of incorporation or organization, by-laws, operating, management or partnership agreement or other organizational or governing documents or (c) any Credit Card Agreement, in each case to the extent any such amendment, modification or waiver would reasonably be expected to result in a Material Adverse Effect.

SECTION 6.12. Canadian Pension Plans. The Loan Parties shall not (a) contribute to or assume an obligation to contribute to any Canadian Defined Benefit Plan, without the prior written consent of the Administrative Agent, or (b) acquire an interest in any Person if such Person sponsors, administers, maintains or contributes to or has any liability in respect of any Canadian Defined Benefit Plan, or at any time in the five-year period preceding such acquisition has sponsored, administered, maintained, or contributed to a Canadian Defined Benefit Plan, without the prior written consent of the Administrative Agent.

SECTION 6.13. Applications Under the CCAA and BIA. Each Borrower and each other Loan Party and its Subsidiaries acknowledges that its business and financial relationships with the Lenders are unique from its relationship with any other of its creditors. Each Borrower and each other Loan Party and its Subsidiaries agrees that it shall not file any plan of arrangement under the CCAA or proposal under the BIA which provides for, or would permit, directly or indirectly, the Lenders to be classified with any other creditors of such Borrower and each other Loan Party and its Subsidiaries for purposes of such CCAA plan of arrangement, BIA proposal or otherwise.

SECTION 6.14. Fixed Charge Coverage Ratio. As of the end of any fiscal quarter, commencing with the most recent fiscal quarter for which Borrowers’ financial statements have been (or should have been) delivered prior to the date on which (a) if the net book value of Eligible Inventory is less than or equal to the Specified Inventory Threshold, as reported in the most recent Borrowing Base Certificate, Availability is less than the greater of (i) 15% of the Line Cap and (ii) $127,500,000 and (b) if the net book value of Eligible Inventory is greater than the Specified Inventory Threshold as reported in the most recent Borrowing Base Certificate, Availability is less than the greater of (i) 10% of the Line Cap and (ii) $85,000,000, the Company will not permit the Fixed Charge Coverage Ratio to be less than 1.0 to 1.0. Once such covenant is in effect, compliance with the covenant will be discontinued on the first day immediately succeeding the last day of the fiscal quarter which includes the twentieth consecutive day on which Availability remains in excess of the level specified in the preceding clause (a) or (b), so long as no Event of Default shall have occurred and be continuing.

SECTION 6.15. Minimum Availability. Until the date that Unadjusted Consolidated EBITDA is greater than $0 for the four consecutive quarter period then ended, as of the end of any fiscal quarter the Borrowers shall maintain minimum Availability (determined by reference to the most recent Borrowing Base Certificate delivered to the Administrative Agent pursuant to Section 4.01(j) or 5.01, as applicable, as of such day) of $75,000,000.

ARTICLE VII

Events of Default.

If any of the following events (“Events of Default”) shall occur:

(a) the Borrowers shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) the Borrowers shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five (5) Business Days;

(c) any representation or warranty made or deemed made by or on behalf of any Loan Party or any Subsidiary in, or in connection with, this Agreement or any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, shall prove to have been incorrect in any material respect when made or deemed made (or in any respect if such representation or warranty is qualified by materiality or Material Adverse Effect);

(d) any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in (i) Section 5.01(e)(ii) or (iii), 5.02(a), 5.03 (with respect to a Borrower’s existence), 5.08 or 5.14 or in Article VI (other than Section 6.15) of this Agreement, (ii) Section 5.01(e)(i) of this Agreement and such failure under this clause (ii) shall continue unremedied for a period of five days (in the case of a monthly Borrowing Base Certificate) or two Business Days (in the case of a weekly Borrowing Base Certificate), (iii) Section 6.15 of this Agreement and such failure under this clause (iii) shall continue unremedied for a period of one Business Day or (iv) Section 4.15 or Article VII of the U.S. Security Agreement or Section 4.15 or Article VII of the Canadian Security Agreement;

(e) any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those which constitute a default under another Section of this Article VII) or any other Loan Document, and such failure shall continue unremedied for a period of thirty (30) days after notice thereof from the Administrative Agent to the Borrower Representative (which notice will be given at the request of any Lender) if such breach relates to any other provision of any Loan Document;

(f) any Loan Party or Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable (after giving effect to any applicable grace periods or notice requirements);

(g) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (after giving effect to any applicable grace periods or notice requirements) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to (x) secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness or (y) any Indebtedness that is convertible into Equity Interests, cash or a combination thereof, any redemption, repurchase, conversion or settlement pursuant to its terms unless such redemption, repurchase, conversion or settlement results from a default thereunder;

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of a Loan Party or Material Subsidiary or its debts, or of a substantial part of its assets, under any federal, state, provincial or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, interim receiver monitor, administrator, trustee, custodian, sequestrator, conservator or similar official for any Loan Party or Material Subsidiary or for all or a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) any Loan Party or Material Subsidiary shall (i) voluntarily commence any proceeding or file any petition or proposal seeking liquidation, reorganization or other relief under any Federal, state, provincial or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, interim receiver, monitor, administrator, trustee, custodian, sequestrator, conservator or similar official for such Loan Party or Material Subsidiary or for all or a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j) any Loan Party or Material Subsidiary shall become unable, admit in writing its inability, or publicly declare its intention not to, or fail generally to pay its debts as they become due;

(k) one or more judgments for the payment of money in an aggregate amount in excess of $100,000,000 (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage) shall be rendered against any Loan Party, any Subsidiary or any combination thereof and the same shall remain undischarged for a period of thirty (30) consecutive days during which execution shall not be effectively stayed or bonded, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of any Loan Party or any Subsidiary to enforce any such judgment, which judgments are not stayed on appeals or otherwise being appropriately contested in good faith by proper proceedings diligently pursued;

(l) (i) an ERISA Event shall have occurred that when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect or (ii) any Lien arises (except for contribution amounts not yet due) in connection with any Canadian Pension Plan and any such event could reasonably be expected to have a Material Adverse Effect;

(m) a Change in Control shall occur;

(n) the Loan Guaranty shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability of the Loan Guaranty, or any Loan Guarantor shall fail to comply with any of the terms or provisions of the Loan Guaranty to which it is a party, or any Loan Guarantor shall deny that it has any further liability under the Loan Guaranty to which it is a party, or shall give notice to such effect, including, but not limited to notice of termination delivered pursuant to Section 10.08;

(o) except as permitted by the terms of any Loan Document (i) any Collateral Document shall for any reason fail to create a valid security interest in any Collateral purported to be covered thereby, or (ii) any Lien, securing any Secured Obligation shall cease to be a perfected, first priority Lien subject to Liens permitted under Section 6.02;

(p) any material provision of any Loan Document for any reason ceases to be valid, binding and enforceable in accordance with its terms (or any Loan Party shall challenge the validity or enforceability of any Loan Document or shall assert in writing, or engage in any action or inaction that evidences its assertion, that any provision of any of the Loan Documents has ceased to be or otherwise is not valid, binding and enforceable in accordance with its terms); or

(q) the subordination provisions of any Intercreditor Agreement shall, in whole or in part, terminate, cease to be effective or cease to be legally valid, binding and enforceable against any holder of the applicable Indebtedness;

then, and in every such event (other than an event with respect to the Borrowers described in clause (h) or (i) of this Article VII), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower Representative, take any or all of the following actions, at the same or different times: (i) terminate the Commitments, whereupon the Commitments shall terminate immediately, (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees (including, for the avoidance of doubt, any break funding payments) and other obligations of the Borrowers accrued hereunder and under any other Loan Document, shall become due and payable immediately, in each case without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers, and (iii) require cash collateral for the LC Exposure in accordance with Section 2.06(j) hereof; and in the case of any event with respect to the Borrowers described in clause (h) or (i) of this Article VII, the Commitments shall automatically terminate and the principal of the Loans then outstanding and the cash collateral for the LC Exposure, together with accrued interest thereon and all fees (including, for the avoidance of doubt, any break funding payments) and other obligations of the Borrowers accrued hereunder and under any other Loan Documents, shall automatically become due and payable, in each case without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers. Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent may, and at the request of the Required Lenders shall, increase the rate of interest applicable to the Loans and other Obligations as set forth in this Agreement and exercise any rights and remedies provided to the Administrative Agent under the Loan Documents or at law or equity, including all remedies provided under the UCC.

ARTICLE VIII

The Administrative Agent.

SECTION 8.01. Authorization and Action.

(a) Each Lender, on behalf of itself and any of its Affiliates that are Secured Parties and the Issuing Bank hereby irrevocably appoints the entity named as Administrative Agent in the heading of this Agreement and its successors and assigns to serve as the administrative agent and collateral agent under the Loan Documents and each Lender and the Issuing Bank authorizes the Administrative Agent to take such actions as agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Administrative Agent under such agreements and to exercise such powers as are reasonably incidental thereto. In addition, to the extent required under the laws of any jurisdiction other than within the United States, each Lender and the Issuing Bank hereby grants to the Administrative Agent any required powers of attorney to execute and enforce any Collateral Document governed by the laws of such jurisdiction on such Lender’s or such Issuing Bank’s behalf. Without limiting the foregoing, each Lender and the Issuing Bank hereby authorizes the Administrative Agent to execute and deliver, and to perform its obligations under, each of the Loan Documents to which the Administrative Agent is a party, and to exercise all rights, powers and remedies that the Administrative Agent may have under such Loan Documents.

(b) As to any matters not expressly provided for herein and in the other Loan Documents (including enforcement or collection), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the written instructions of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, pursuant to the terms in the Loan Documents), and, unless and until revoked in writing, such instructions shall be binding upon each Lender and the Issuing Bank; provided, however, that the Administrative Agent shall not be required to take any action that (i) the Administrative Agent in good faith believes exposes it to liability unless the Administrative Agent receives an indemnification and is exculpated in a manner satisfactory to it from the Lenders and the Issuing Bank with respect to such action or (ii) is contrary to this Agreement or any other Loan Document or applicable law, including any action that may be in violation of the automatic stay under any requirement of law relating to bankruptcy, insolvency or reorganization or relief of debtors or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any requirement of law relating to bankruptcy, insolvency or reorganization or relief of debtors; provided, further, that the Administrative Agent may seek clarification or direction from the Required Lenders prior to the exercise of any such instructed action and may refrain from acting until such clarification or direction has been provided. Except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Borrower, any other Loan Party, any Subsidiary or any Affiliate of any of the foregoing that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity. Nothing in this Agreement shall require the Administrative Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

(c) In performing its functions and duties hereunder and under the other Loan Documents, the Administrative Agent is acting solely on behalf of the Lenders and the Issuing Bank (except in limited circumstances expressly provided for herein relating to the maintenance of the Register), and its duties are entirely mechanical and administrative in nature. Without limiting the generality of the foregoing:

(i) the Administrative Agent does not assume and shall not be deemed to have assumed any obligation or duty or any other relationship as the agent, fiduciary or trustee of or for any Lender, Issuing Bank or Secured Party other than as expressly set forth herein and in the other Loan Documents, regardless of whether a Default or an Event of Default has occurred and is continuing (and it is understood and agreed that the use of the term “agent” (or any similar term) herein or in any other Loan Document with reference to the Administrative Agent is not intended to connote any fiduciary duty or other implied (or express) obligations arising under agency doctrine of any applicable law, and that such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties); additionally, each Lender agrees that it will not assert any claim against the Administrative Agent based on an alleged breach of fiduciary duty by the Administrative Agent in connection with this Agreement and/or the transactions contemplated hereby;

(ii) where the Administrative Agent is required or deemed to act as a trustee in respect of any Collateral over which a security interest has been created pursuant to a Loan Document, or is required or deemed to hold any Collateral “on trust” pursuant to the foregoing, the obligations and liabilities of the Administrative Agent to the Secured Parties in its capacity as trustee shall be excluded to the fullest extent permitted by applicable law;

(iii) to the extent that English law is applicable to the duties of the Administrative Agent under any of the Loan Documents, Section 1 of the Trustee Act 2000 of the United Kingdom shall not apply to the duties of the Administrative Agent in relation to the trusts constituted by that Loan Document; where there are inconsistencies between the Trustee Act 1925 or the Trustee Act 2000 of the United Kingdom and the provisions of this Agreement or such Loan Document, the provisions of this Agreement shall, to the extent permitted by applicable law, prevail and, in the case of any inconsistency with the Trustee Act 2000 of the United Kingdom, the provisions of this Agreement shall constitute a restriction or exclusion for the purposes of that Act; and

(iv) nothing in this Agreement or any Loan Document shall require the Administrative Agent to account to any Lender for any sum or the profit element of any sum received by the Administrative Agent for its own account.

(d) The Administrative Agent may perform any of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any of their respective duties and exercise their respective rights and powers through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities pursuant to this Agreement. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub agent except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agent.

(e) None of any Syndication Agent, any Documentation Agent or any Arranger shall have obligations or duties whatsoever in such capacity under this Agreement or any other Loan Document and shall incur no liability hereunder or thereunder in such capacity, but all such persons shall have the benefit of the indemnities provided for hereunder.

(f) In case of the pendency of any proceeding with respect to any Loan Party under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, the Administrative Agent (irrespective of whether the principal of any Loan or any reimbursement obligation in respect of any LC Disbursement shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on any Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(i) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, LC Disbursements and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Bank and the Administrative Agent (including any claim under Sections 2.12, 2.13, 2.15, 2.17 and 9.03) allowed in such judicial proceeding; and

(ii) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such proceeding is hereby authorized by each Lender, the Issuing Bank and each other Secured Party to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, the Issuing Bank or the other Secured Parties, to pay to the Administrative Agent any amount due to it, in its capacity as the Administrative Agent, under the Loan Documents (including under Section 9.03). Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or Issuing Bank or to authorize the Administrative Agent to vote in respect of the claim of any Lender or Issuing Bank in any such proceeding.

(g) Without limiting the powers of the Administrative Agent, for the purposes of holding any hypothec granted to the Attorney (as defined below) pursuant to the laws of the Province of Québec to secure the prompt payment and performance of any and all Secured Obligations by any Loan Party, each of the Secured Parties hereby irrevocably appoints and authorizes the Administrative Agent and, to the extent necessary, ratifies the appointment and authorization of the Administrative Agent, to act as the hypothecary representative of the creditors as contemplated under Article 2692 of the Civil Code of Québec (in such capacity, the “Attorney”), and to enter into, to take and to hold on their behalf, and for their benefit, any hypothec, and to exercise such powers and duties that are conferred upon the Attorney under any related deed of hypothec. The Attorney shall: (a) have the sole and exclusive right and authority to exercise, except as may be otherwise specifically restricted by the terms hereof, all rights and remedies given to the Attorney pursuant to any such deed of hypothec and applicable law, and (b) benefit from and be subject to all provisions hereof with respect to the Administrative Agent mutatis mutandis, including, without limitation, all such provisions with respect to the liability or responsibility to and indemnification by the Secured Parties and Loan Parties. Any person who becomes a Secured Party shall, by its execution of an Assignment and Acceptance Agreement, be deemed to have consented to and confirmed the Attorney as the person acting as hypothecary representative holding the aforesaid hypothecs as aforesaid and to have ratified, as of the date it becomes a Secured Party, all actions taken by the Attorney in such capacity. The substitution of the Administrative Agent pursuant to the provisions of Section 8.06 also constitutes the substitution of the Attorney.

(h) The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Bank, and, except solely to the extent of the Borrowers’ right to consent pursuant to and subject to the conditions set forth in this Article, no Borrower nor any Subsidiary, or any of their respective Affiliates, shall have any rights as a third party beneficiary under any such provisions. Each Secured Party, whether or not a party hereto, will be deemed, by its acceptance of the benefits of the Collateral and of the Guarantees of the Secured Obligations provided under the Loan Documents, to have agreed to the provisions of this Article.

SECTION 8.02. Administrative Agent’s Reliance, Indemnification, Etc.

(a) Neither the Administrative Agent nor any of its Related Parties shall be (i) liable for any action taken or omitted to be taken by such party, the Administrative Agent or any of its Related Parties under or in connection with this Agreement or the other Loan Documents (x) with the consent of or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided in the Loan Documents) or (y) in the absence of its own gross negligence or willful misconduct (such absence to be presumed unless otherwise determined by a court of competent jurisdiction by a final and non-appealable judgment) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party to perform its obligations hereunder or thereunder.

The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof (stating that it is a “notice of default”) is given to the Administrative Agent by the Borrower Representative, a Lender or the Issuing Bank, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document or the occurrence of any Default, (iv) the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items (which on their face purport to be such items) expressly required to be delivered to the Administrative Agent or satisfaction of any condition that expressly refers to the matters described therein being acceptable or satisfactory to the Administrative Agent, (vi) the creation, perfection or priority of Liens on the Collateral. Notwithstanding anything herein to the contrary, the Administrative Agent shall not be liable or responsible for any claim, liability, loss, cost or expense suffered by any Borrower, any other Loan Party, any Subsidiary, any Lender or any Issuing Bank as a result of, any determination of the Revolving Exposure, any of the component amounts thereof or any portion thereof attributable to each Lender or Issuing Bank, or any exchange rate or Dollar Equivalent.

(b) Without limiting the foregoing, the Administrative Agent (i) may treat the payee of any promissory note as its holder until such promissory note has been assigned in accordance with Section 9.04, (ii) may rely on the Register to the extent set forth in Section 9.04(b), (iii) may consult with legal counsel (including counsel to the Borrowers), independent public accountants and other experts selected by it, and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts, (iv) makes no warranty or representation to any Lender or Issuing Bank and shall not be responsible to any Lender or Issuing Bank for any statements, warranties or representations made by or on behalf of any Loan Party in connection with this Agreement or any other Loan Document, (v) in determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Bank, may presume that such condition is satisfactory to such Lender or Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Lender or Issuing Bank sufficiently in advance of the making of such Loan or the issuance of such Letter of Credit and (vi) shall be entitled to rely on, and shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon, any notice, consent, certificate or other instrument or writing (which writing may be a fax, any electronic message, Internet or intranet website posting or other distribution) or any statement made to it orally or by telephone and believed by it to be genuine and signed or sent or otherwise authenticated by the proper party or parties (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the maker thereof).

SECTION 8.03. Posting of Communications.

(a) The Borrowers agree that the Administrative Agent may, but shall not be obligated to, make any Communications available to the Lenders and the Issuing Bank by posting the Communications on IntraLinks™, DebtDomain, SyndTrak, ClearPar or any other electronic system chosen by the Administrative Agent to be its electronic transmission system (the “Approved Electronic Platform”).

(b) Although the Approved Electronic Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Effective Date, a user ID/password authorization system) and the Approved Electronic Platform is secured through a per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Lenders, the Issuing Bank and each Borrower acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure, that the Administrative Agent is not responsible for approving or vetting the representatives or contacts of any Lender that are added to the Approved Electronic Platform, and that there may be confidentiality and other risks associated with such distribution. Each of the Lenders, the Issuing Bank and each Borrower hereby approves distribution of the Communications through the Approved Electronic Platform and understands and assumes the risks of such distribution.

(c) THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS ARE PROVIDED “AS IS” AND “AS AVAILABLE”. THE APPLICABLE PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE APPROVED ELECTRONIC PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE APPLICABLE PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT, ANY ARRANGER, ANY DOCUMENTATION AGENT, ANY SYNDICATION AGENT OR ANY OF THEIR RESPECTIVE RELATED PARTIES (COLLECTIVELY, “APPLICABLE PARTIES”) HAVE ANY LIABILITY TO ANY LOAN PARTY, ANY LENDER, ANY ISSUING BANK OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY LOAN PARTY’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET OR THE APPROVED ELECTRONIC PLATFORM.

“Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Administrative Agent, any Lender or Issuing Bank by means of electronic communications pursuant to this Section, including through an Approved Electronic Platform.

(d) Each Lender and Issuing Bank agrees that notice to it (as provided in the next sentence) specifying that Communications have been posted to the Approved Electronic Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender and Issuing Bank agrees (i) to notify the Administrative Agent in writing (which could be in the form of electronic communication) from time to time of such Lender’s or Issuing Bank’s (as applicable) email address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such email address.

(e) Each of the Lenders, Issuing Bank and each Borrower agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Communications on the Approved Electronic Platform in accordance with the Administrative Agent’s generally applicable document retention procedures and policies.

(f) Nothing herein shall prejudice the right of the Administrative Agent, any Lender or Issuing Bank to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

SECTION 8.04. The Administrative Agent Individually. With respect to its Commitment, Loans (including Swingline Loans) and Letters of Credit, the Person serving as the Administrative Agent shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender or Issuing Bank, as the case may be. The terms “Issuing Bank”, “Lenders”, “Required Lenders” and any similar terms shall, unless the context clearly otherwise indicates, include the Administrative Agent in its individual capacity as a Lender, Issuing Bank or as one of the Required Lenders, as applicable. The Person serving as the Administrative Agent and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of banking, trust or other business with, any Loan Party, any Subsidiary or any Affiliate of any of the foregoing as if such Person was not acting as the Administrative Agent and without any duty to account therefor to the Lenders or the Issuing Bank.

SECTION 8.05. Successor Administrative Agent.

(a) The Administrative Agent may resign at any time by giving 30 days’ prior written notice thereof to the Lenders, the Issuing Bank and the Borrower Representative, whether or not a successor Administrative Agent has been appointed. Upon any such resignation, the Required Lenders shall have the right, to appoint a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent’s giving of notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York or an Affiliate of any such bank. In either case, such appointment shall be subject to the prior written approval of the Borrower Representative (which approval may not be unreasonably withheld and shall not be required while a Specified Event of Default has occurred and is continuing). Upon the acceptance of any appointment as Administrative Agent by a successor Administrative Agent, such successor Administrative Agent shall succeed to and become vested with, all the rights, powers, privileges and duties of the retiring Administrative Agent. Upon the acceptance of appointment as Administrative Agent by a successor Administrative Agent, the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. Prior to any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the retiring Administrative Agent shall take such action as may be reasonably necessary to assign to the successor Administrative Agent its rights as Administrative Agent under the Loan Documents.

(b) Notwithstanding paragraph (a) of this Section, in the event no successor Administrative Agent shall have been so appointed and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its intent to resign, the retiring Administrative Agent may give notice of the effectiveness of its resignation to the Lenders, the Issuing Bank and the Borrowers, whereupon, on the date of effectiveness of such resignation stated in such notice, (i) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents; provided that, solely for purposes of maintaining any security interest granted to the Administrative Agent under any Collateral Document for the benefit of the Secured Parties, the retiring Administrative Agent shall continue to be vested with such security interest as collateral agent for the benefit of the Secured Parties and continue to be entitled to the rights set forth in such Collateral Document and Loan Document, and, in the case of any Collateral in the possession of the Administrative Agent, shall continue to hold such Collateral, in each case until such time as a successor Administrative Agent is appointed and accepts such appointment in accordance with this Section (it being understood and agreed that the retiring Administrative Agent shall have no duty or obligation to take any further action under any Collateral Document, including any action required to maintain the perfection of any such security interest), and (ii) the Required Lenders shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent; provided that (A) all payments required to be made hereunder or under any other Loan Document to the Administrative Agent for the account of any Person other than the Administrative Agent shall be made directly to such Person and (B) all notices and other communications required or contemplated to be given or made to the Administrative Agent shall directly be given or made to each Lender and Issuing Bank. Following the effectiveness of the Administrative Agent’s resignation from its capacity as such, the provisions of this Article, Section 2.17(d) and Section 9.03, as well as any exculpatory, reimbursement and indemnification provisions set forth in any other Loan Document, shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent and in respect of the matters referred to in the proviso under clause (a) above.

SECTION 8.06. Acknowledgements of Lenders and Issuing Bank.

(a) Each Lender represents that it is engaged in making, acquiring or holding commercial loans in the ordinary course of its business and that it has, independently and without reliance upon the Administrative Agent, any Arranger, any Syndication Agent, any Documentation Agent, or any other Lender , or any of the Related Parties of any of the foregoing, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold Loans hereunder. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, any Arranger, any Syndication Agent, any Documentation Agent, or any other Lender, or any of the Related Parties of any of the foregoing, and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Borrowers and their Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

(b) Each Lender, by delivering its signature page to this Agreement on the Effective Date, or delivering its signature page to an Assignment and Assumption or any other Loan Document pursuant to which it shall become a Lender hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, the Administrative Agent or the Lenders on the Effective Date or the effective date of any such Assignment and Assumption or any other Loan Document pursuant to which it shall have become a Lender hereunder.

(c) Each Lender hereby agrees that (i) it has requested a copy of each Report prepared by or on behalf of the Administrative Agent; (ii) the Administrative Agent (A) makes no representation or warranty, express or implied, as to the completeness or accuracy of any Report or any of the information contained therein or any inaccuracy or omission contained in or relating to a Report and (B) shall not be liable for any information contained in any Report; (iii) the Reports are not comprehensive audits or examinations, and that any Person performing any field examination will inspect only specific information regarding the Loan Parties and will rely significantly upon the Loan Parties’ books and records, as well as on representations of the Loan Parties’ personnel and that the Administrative Agent undertakes no obligation to update, correct or supplement the Reports; (iv) it will keep all Reports confidential and strictly for its internal use, not share the Report with any Loan Party or any other Person except as otherwise permitted pursuant to this Agreement; and (v) without limiting the generality of any other indemnification provision contained in this Agreement, (A) it will hold the Administrative Agent and any such other Person preparing a Report harmless from any action the indemnifying Lender may take or conclusion the indemnifying Lender may reach or draw from any Report in connection with any extension of credit that the indemnifying Lender has made or may make to a Borrower, or the indemnifying Lender’s participation in, or the indemnifying Lender’s purchase of, a Loan or Loans; and (B) it will pay and protect, and indemnify, defend, and hold the Administrative Agent and any such other Person preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including reasonable attorneys’ fees) incurred by the Administrative Agent or any such other Person as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

SECTION 8.07. Collateral Matters; Agents for Perfection.

(a) Except with respect to the exercise of setoff rights in accordance with Section 9.08 or with respect to a Secured Party’s right to file a proof of claim in an insolvency proceeding, no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce any Guarantee of the Secured Obligations, it being understood and agreed that all powers, rights and remedies under the Loan Documents may be exercised solely by the Administrative Agent on behalf of the Secured Parties in accordance with the terms thereof. In its capacity, the Administrative Agent is a “representative” of the Secured Parties within the meaning of the term “secured party” as defined in the UCC. In the event that any Collateral is hereafter pledged by any Person as collateral security for the Secured Obligations, the Administrative Agent is hereby authorized, and hereby granted a power of attorney, to execute and deliver on behalf of the Secured Parties any Loan Documents necessary or appropriate to grant and perfect a Lien on such Collateral in favor of the Administrative Agent on behalf of the Secured Parties.

(b) In furtherance of the foregoing and not in limitation thereof, no arrangements in respect of Banking Services the obligations under which constitute Secured Obligations and no Swap Agreement the obligations under which constitute Secured Obligations, will create (or be deemed to create) in favor of any Secured Party that is a party thereto any rights in connection with the management or release of any Collateral or of the obligations of any Loan Party under any Loan Document. By accepting the benefits of the Collateral, each Secured Party that is a party to any such arrangement in respect of Banking Services or Swap Agreement, as applicable, shall be deemed to have appointed the Administrative Agent to serve as administrative agent and collateral agent under the Loan Documents and agreed to be bound by the Loan Documents as a Secured Party thereunder, subject to the limitations set forth in this paragraph.

(c) The Secured Parties irrevocably authorize the Administrative Agent, at its option and in its discretion, to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 6.02(d). The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders or any other Secured Party for any failure to monitor or maintain any portion of the Collateral.

(d) Each Lender, for and on behalf of itself and each of its Affiliates, agrees to hold all Control Collateral and Cash Collateral that is part of the Collateral in its possession, custody, or control (or in the possession, custody, or control of agents or bailees for either) as agent for each Secured Party solely for the purpose of perfecting the security interest granted to the Administrative Agent for itself and each Secured Party in such Control Collateral or Cash Collateral. The duties or responsibilities of any such Lender (or Affiliate thereof) under this Section 8.07(d) are and shall be limited solely to holding or maintaining control of the Control Collateral and the Cash Collateral in its possession as agent for the Secured Parties for purposes of perfecting the Lien held by such Lender (or Affiliate). No Lender (or Affiliate) is, or shall be deemed to be, a fiduciary of any kind for any other Secured Party or any other Person. Nothing in this Section 8.07(d) shall be construed to limit (a) the obligations of the Loan Parties to comply with the requirements of the Collateral Documents or any other Loan Document with respect to any Control Collateral or Cash Collateral or (b) any Lender’s obligation to share the benefits of any right of setoff or counterclaim with respect to any Control Collateral or Cash Collateral pursuant to the terms of this Agreement. As used in this Section 8.07(d), (i) “Cash Collateral” means cash, Permitted Investments, Security Entitlement or Financial Assets, and (ii) “Control Collateral” means any Collateral consisting of any certificated Security, Securities Account, Investment Property, Deposit Account, Instruments or any other Collateral as to which a Lien may be perfected through possession or control by the secured party, or any representative therefor (with capitalized terms not defined herein having the meanings set forth in the UCC).

SECTION 8.08. Credit Bidding. The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including by accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Sections 363, 1123 or 1129 of the Bankruptcy Code, or any similar laws in any other jurisdictions to which a Loan Party is subject, or (b) at any other sale, foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable law. In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid by the Administrative Agent at the direction of the Required Lenders on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that shall vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) for the asset or assets so purchased (or for the equity interests or debt instruments of the acquisition vehicle or vehicles that are issued in connection with such purchase). In connection with any such bid (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles and to assign any successful credit bid to such acquisition vehicle or vehicles, (ii) each of the Secured Parties’ ratable interests in the Obligations which were credit bid shall be deemed without any further action under this Agreement to be assigned to such vehicle or vehicles for the purpose of closing such sale, (iii) the Administrative Agent shall be authorized to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or equity interests thereof, shall be governed, directly or indirectly, by, and the governing documents shall provide for, control by the vote of the Required Lenders or their permitted assignees under the terms of this Agreement or the governing documents of the applicable acquisition vehicle or vehicles, as the case may be, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in Section 9.02 of this Agreement), (iv) the Administrative Agent on behalf of such acquisition vehicle or vehicles shall be authorized to issue to each of the Secured Parties, ratably on account of the relevant Obligations which were credit bid, interests, whether as equity, partnership interests, limited partnership interests or membership interests, in any such acquisition vehicle and/or debt instruments issued by such acquisition vehicle, all without the need for any Secured Party or acquisition vehicle to take any further action, and (v) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of Obligations credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Secured Parties pro rata with their original interest in such Obligations and the equity interests and/or debt instruments issued by any acquisition vehicle on account of such Obligations shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action. Notwithstanding that the ratable portion of the Obligations of each Secured Party are deemed assigned to the acquisition vehicle or vehicles as set forth in clause (ii) above, each Secured Party shall execute such documents and provide such information regarding the Secured Party (and/or any designee of the Secured Party which will receive interests in or debt instruments issued by such acquisition vehicle) as the Administrative Agent may reasonably request in connection with the formation of any acquisition vehicle, the formulation or submission of any credit bid or the consummation of the transactions contemplated by such credit bid.

SECTION 8.09. Intercreditor Agreements. Without limiting the authority granted to the Administrative Agent in Section 8.01(a) hereof, each Lender (and each Person that becomes a Lender hereunder) hereby authorizes and directs the Administrative Agent to enter into and to amend, restate, supplement or otherwise modify any subordination or intercreditor agreement (including any Intercreditor Agreement) on behalf of such Lender and its Affiliates, and agrees that the Administrative Agent may take such actions on its behalf as is contemplated by the terms of such agreement. In the event of any conflict between the terms of any such subordination and intercreditor agreement and this Agreement, the terms of the Intercreditor Agreement shall govern and control.

SECTION 8.10. Certain ERISA Matters.

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, each Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of any Borrower or any other Loan Party, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of the Plan Asset Regulations) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments,

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, and each Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of any Borrower or any other Loan Party, that none of the Administrative Agent, any Arranger, any Syndication Agent, any Documentation Agent, or any of their respective Affiliates is a fiduciary with respect to the Collateral or the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto).

(c) The Administrative Agent and each Arranger, Syndication Agent and Documentation Agent hereby informs the Lenders that each such Person is not undertaking to provide investment advice or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Letters of Credit, the Commitments, this Agreement and any other Loan Documents, (ii) may recognize a gain if it extended the Loans, the Letters of Credit or the Commitments for an amount less than the amount being paid for an interest in the Loans, the Letters of Credit or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

ARTICLE IX

Miscellaneous.

SECTION 9.01. Notices. (a) Except in the case of notices and other communications expressly permitted to be given by telephone or Electronic Systems (and subject in each case to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile, as follows:

(i) if to any Loan Party, to the Borrower Representative at:

Bed Bath & Beyond Inc.

650 Liberty Avenue

Union, New Jersey 07083

Attention: General Counsel

E-mail: arlene.hong@bedbath.com

with a copy to

Bed Bath & Beyond Inc.

650 Liberty Avenue

Union, New Jersey 07083

Attention: Chief Financial Officer

E-mail: gustavo.arnal@bedbath.com

(ii) if to the Administrative Agent, JPMCB in its capacity as an Issuing Bank or the Swingline Lender, to JPMorgan Chase Bank, N.A. at:

JPMorgan Chase Bank, N.A.

10 S. Dearborn Street, 9th floor

Chicago, Illinois 60603

Attention: Arpan Patel

Email: arpan.x.patel@jpmorgan.com

Fax: 312-235-2438

(iii) if to any other Lender or Issuing Bank, to it at its address or facsimile number set forth in its Administrative Questionnaire.

All such notices and other communications (A) sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received, (B) sent by facsimile shall be deemed to have been given when sent, provided that if not given during normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day of the recipient, or (C) delivered through Electronic Systems or Approved Electronic Platforms, as applicable, to the extent provided in paragraph (b) below shall be effective as provided in such paragraph.

(b) Notices and other communications hereunder may be delivered or furnished by using Electronic Systems or Approved Electronic Platforms, as applicable, or pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. Each of the Administrative Agent and the Borrower Representative (on behalf of the Loan Parties) may, in its discretion, agree to accept notices and other communications to it hereunder by Electronic Systems or Approved Electronic Platforms, as applicable, pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise proscribes, all such notices and other communications (i) sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if not given during the normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day for the recipient, and (ii) posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, e-mail or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day of the recipient.

(c) Any party hereto may change its address, facsimile number or e-mail address for notices and other communications hereunder by notice to the other parties hereto.

SECTION 9.02. Waivers; Amendments. (a) No failure or delay by the Administrative Agent, the Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Bank and the Lenders hereunder and under any other Loan Document are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default at the time.

(b) Except as provided in Section 2.09(b) (with respect to any Incremental FILO Loan Amendment) and subject to Section 2.14(b) and (c) and Section 9.02(e) below, neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except (x) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrowers and the Required Lenders or (y) in the case of any Collateral Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties that are parties thereto with the consent of the Required Lenders; provided that, except as provided in Section 2.09(b) (with respect to any Incremental FILO Loan Amendment) and subject to Section 2.14(b) and (c) and Section 9.02(e) below, no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender (including any such Lender that is a Defaulting Lender), (ii) reduce or forgive the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce or forgive any interest or fees payable hereunder, without the written consent of each Lender (including any such Lender that is a Defaulting Lender) directly affected thereby (provided that any amendment or modification of the financial covenants in this Agreement (or any defined term used therein) shall not constitute a reduction in the rate of interest or fees for purposes of this clause (ii)), (iii) postpone any scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any date for the payment of any interest, fees or other Obligations payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender (including any such Lender that is a Defaulting Lender) directly affected thereby, (iv) change Section 2.18(b) or (d) in a manner that would alter the ratable reduction of Commitments or the manner in which payments are shared, or change the order of the payment waterfall provisions of Section 2.18(b), in each case, without the written consent of each Lender (other than any Defaulting Lender), (v) increase the advance rates set forth in the definition of Borrowing Base or, subject to clause (vi) below, otherwise change the definitions of “Borrowing Base” if the effect of such modification is to increase borrowing availability, or to change the definition of “Initial Supported Borrowing Base Date”, in any such case, without the written consent of the Supermajority Revolving Lenders; provided that the foregoing shall not limit the ability of the Administrative Agent to change, establish, eliminate or reduce any Reserve in its Permitted Discretion, (vi) add a new category of eligible assets to the Borrowing Base without the written consent of each Revolving Lender; provided that the addition of Accounts (other than Credit Card Receivables, to the extent constituting Accounts) as eligible assets shall only require the written consent of the Supermajority Revolving Lenders, (vii) change any of the provisions of this Section or the definitions of “Required Lenders,” “Supermajority Revolving Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders (or Lenders of any Class) required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender (other than any Defaulting Lender) directly affected thereby, (viii) change the definition of “Permitted Non-Collateral Account” in any Security Agreement without the written consent of each Lender; (ix) (A) release the Company from its obligation under its Loan Guaranty or (B) release all or substantially all of the other Loan Guarantors from their obligations under the Loan Guaranty (except, in the case of this clause (B), as otherwise permitted herein or in the other Loan Documents), without the written consent of each Lender (other than any Defaulting Lender), (x) except as provided in clause (c) of this Section or in any Collateral Document, release all or substantially all of the Collateral, without the written consent of each Lender (other than any Defaulting Lender), (xi) except as expressly permitted herein or in any other Loan Document with respect to Non-ABL Assets, subordinate the Obligations hereunder or the Liens granted in favor of the Administrative Agent under the Collateral Documents, to any other Indebtedness or Lien, as the case may be, without the written consent of each Lender, (xii) add any real property as Collateral without the consent of each Lender, or (xiii) add a new Agreed Currency or a Borrower that is not organized under the laws of the U.S. or Canada without the consent of each Lender directly affected thereby; provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Issuing Bank or the Swingline Lender hereunder without the prior written consent of the Administrative Agent, the Issuing Bank or the Swingline Lender, as the case may be (it being understood that any amendment to Section 2.20 shall require the consent of the Administrative Agent, the Issuing Bank and the Swingline Lender); provided further that no such agreement shall amend or modify the provisions of Section 2.07 or any letter of credit application and any bilateral agreement between the Borrower Representative and the Issuing Bank regarding the Issuing Bank’s Issuing Bank Sublimit or the respective rights and obligations between any Borrower and the Issuing Bank in connection with the issuance of Letters of Credit without the prior written consent of the Administrative Agent and the Issuing Bank, respectively. The Administrative Agent may also amend the Commitment Schedule to reflect assignments entered into pursuant to Section 9.04. Any amendment, waiver or other modification of this Agreement or any other Loan Document that by its terms affects the rights or duties under this Agreement of the Lenders of one or more Classes (but not the Lenders of any other Class), may be effected by an agreement or agreements in writing entered into by the Borrowers and the requisite number or percentage in interest of each affected Class of Lenders that would be required to consent thereto under this Section if such Class of Lenders were the only Class of Lenders hereunder at the time.

(c) The Lenders and the Issuing Bank hereby irrevocably authorize the Administrative Agent, at its option and in its sole discretion, to release any Liens granted to the Administrative Agent by the Loan Parties on any Collateral (i) upon the Payment in Full of all Secured Obligations, and the cash collateralization of all Unliquidated Obligations in a manner satisfactory to each affected Lender, (ii) constituting property being sold or disposed of if the Loan Party disposing of such property certifies to the Administrative Agent that the sale or disposition is made in compliance with the terms of this Agreement (and the Administrative Agent may rely conclusively on any such certificate, without further inquiry), and to the extent that the property being sold or disposed of constitutes the Equity Interests of a Subsidiary, the Administrative Agent is authorized to release any Loan Guaranty provided by such Subsidiary (other than pursuant to a transaction the primary purpose of which is to cause the release of such Loan Guaranty), (iii) constituting property leased to a Loan Party under a lease which has expired or been terminated in a transaction permitted under this Agreement, or (iv) as required to effect any sale or other disposition of such Collateral in connection with any exercise of remedies of the Administrative Agent and the Lenders pursuant to Article VII. Except as provided in the preceding sentence, the Administrative Agent will not release any Liens on Collateral without the prior written authorization of the Required Lenders (it being agreed that the Administrative Agent may rely conclusively on one or more certificates of the Borrowers as to the value of any Collateral to be so released, without further inquiry). Any such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of the Loan Parties in respect of) all interests retained by the Loan Parties, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral. Any execution and delivery by the Administrative Agent of documents in connection with any such release shall be without recourse to or warranty by the Administrative Agent.

(d) If, in connection with any proposed amendment, waiver or consent requiring the consent of “each Lender” or “each Lender affected thereby,” the consent of the Required Lenders is obtained, but the consent of other necessary Lenders is not obtained (any such Lender whose consent is necessary but has not been obtained being referred to herein as a “Non-Consenting Lender”), then the Borrowers may elect to replace a Non-Consenting Lender as a Lender party to this Agreement, provided that, concurrently with such replacement, (i) another bank or other entity which is reasonably satisfactory to the Borrowers, the Administrative Agent and the Issuing Bank shall agree, as of such date, to purchase for cash the Loans and other Obligations due to the Non-Consenting Lender pursuant to an Assignment and Assumption and to become a Lender for all purposes under this Agreement and to assume all obligations of the Non-Consenting Lender to be terminated as of such date and to comply with the requirements of clause (b) of Section 9.04, and (ii) the Borrowers shall pay to such Non-Consenting Lender in same day funds on the day of such replacement (1) all interest, fees and other amounts then accrued but unpaid to such Non-Consenting Lender by the Borrowers hereunder to and including the date of termination, including without limitation payments due to such Non-Consenting Lender under Sections 2.15 and 2.17, and (2) an amount, if any, equal to the payment which would have been due to such Lender on the day of such replacement under Section 2.16 had the Loans of such Non-Consenting Lender been prepaid on such date rather than sold to the replacement Lender. Each party hereto agrees that an assignment required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by the Borrower Representative, the Administrative Agent and the assignee (or, to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an Approved Electronic Platform as to which the Administrative Agent and such parties are participants), and the Lender required to make such assignment need not be a party thereto in order for such assignment to be effective and shall be deemed to have consented to an be bound by the terms thereof; provided that, following the effectiveness of any such assignment, the other parties to such assignment agree to execute and deliver such documents necessary to evidence such assignment as reasonably requested by the applicable Lender, provided that any such documents shall be without recourse to or warranty by the parties thereto.

(e) Notwithstanding anything to the contrary herein the Administrative Agent may, with the consent of the Borrower Representative only, amend, modify or supplement this Agreement or any of the other Loan Documents (i) to cure any ambiguity, omission, mistake, defect or inconsistency or (ii) to reflect the addition of new types of Collateral (other than real property) and any Intercreditor Agreement relating thereto in connection with Indebtedness permitted under this Agreement.

SECTION 9.03. Expenses; Limitation of Liability; Indemnity; Damage Waiver.

(a) The Loan Parties shall, jointly and severally, pay all (i) reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of one primary counsel to the Administrative Agent, plus, if reasonably necessary, one specialist counsel and one local counsel in each applicable jurisdiction (excluding allocated costs of in-house counsel)), in connection with the syndication and distribution (including, without limitation, via the internet or through any Electronic System or Approved Electronic Platform) of the credit facilities provided for herein, the preparation and administration of the Loan Documents and any amendments, modifications or waivers of the provisions of the Loan Documents (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, the Issuing Bank or any Lender, including the reasonable fees, charges and disbursements of one primary counsel to the Administrative Agent, the Issuing Bank or any Lender, taken as a whole, plus, if reasonably necessary, one specialist counsel and one local counsel in each applicable jurisdiction, and, in the case of an actual conflict of interest, one additional specialist or local counsel to all such affected persons (in each case taken as a whole and excluding allocated costs of in-house counsel and paralegals) in connection with the enforcement, collection or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit. Expenses being reimbursed by the Loan Parties under this Section include, without limiting the generality of the foregoing, fees, costs and expenses incurred in connection with:

(A) appraisals and insurance reviews;

(B) field examinations and the preparation of Reports based on the fees charged by a third party retained by the Administrative Agent or the internally allocated fees for each Person employed by the Administrative Agent with respect to each field examination;

(C) background checks regarding senior management and/or key investors, as deemed necessary or appropriate in the sole discretion of the Administrative Agent;

(D) Taxes, fees and other charges for (1) lien searches and (2) recording the filing financing statements and continuations, and other actions to perfect, protect, and continue the Administrative Agent’s Liens;

(E) sums paid or incurred to take any action required of any Loan Party under the Loan Documents that such Loan Party fails to pay or take; and

(F) forwarding loan proceeds, collecting checks and other items of payment, and establishing and maintaining the accounts and lock boxes, and costs and expenses of preserving and protecting the Collateral.

All of the foregoing fees, costs and expenses may be charged to the Borrowers as Revolving Loans or to another deposit account, all as described in Section 2.18(c).

(b) The Loan Parties shall, jointly and severally, indemnify the Administrative Agent, each Arranger, each Syndication Agent, each Documentation Agent, the Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, penalties, incremental taxes, liabilities and related expenses, including the reasonable and documented fees, charges and disbursements of one counsel to the Indemnitees (taken as a whole) and, if reasonably necessary, one specialist counsel and local counsel in any relevant jurisdiction to all such Indemnitees and, in the case of an actual conflict of interest, one additional specialist or local counsel to all such affected Indemnitees (in each case taken as a whole and excluding allocated costs of in-house counsel), incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of the Loan Documents or any agreement or instrument contemplated thereby, the performance by the parties hereto of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds thereof (including any application or related issuing document or drawing document referred to in or related to any Letter of Credit), (iii) any actual or alleged presence or Release of Hazardous Materials on or from any property owned or operated by a Loan Party or a Subsidiary during or as a result of such ownership or operation thereof, or any Environmental Liability related in any way to a Loan Party or a Subsidiary, (iv) the failure of a Loan Party to deliver to the Administrative Agent the required receipts or other required documentary evidence with respect to a payment made by a Loan Party for Taxes pursuant to Section 2.17, or (v) any actual or prospective claim, litigation, investigation, arbitration or proceeding relating to any of the foregoing, whether or not such claim, litigation, investigation, arbitration or proceeding is brought by any Loan Party or their respective equity holders, Affiliates, creditors or any other third Person and whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, penalties, liabilities or related expenses (A) are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from (1) the gross negligence, bad faith or willful misconduct of such Indemnitee or (2) a claim against an Indemnitee for a material breach of such Indemnitee’s express obligations hereunder or (B) relate to a dispute solely among Indemnitees (not arising as a result of any act or omission by the Company or any of its affiliates) other than claims against an indemnified person acting in its capacity or fulfilling its role as an agent, bookrunner, arranger, issuing lender, swingline lender or other similar role. This Section 9.03(b) shall not apply with respect to Taxes other than any Taxes that represent losses or damages arising from any non-Tax claim.

(c) Each Lender severally agrees to pay any amount required to be paid by any Loan Party under paragraph (a) or (b) of this Section 9.03 to the Administrative Agent, each Issuing Bank and the Swingline Lender, and each Related Party of any of the foregoing Persons (each, an “Agent Indemnitee”) (to the extent not reimbursed by a Loan Party and without limiting the obligation of any Loan Party to do so), ratably according to their respective Applicable Percentage in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Applicable Percentage immediately prior to such date), from and against any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent Indemnitee in any way relating to or arising out of the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent Indemnitee under or in connection with any of the foregoing; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against such Agent Indemnitee in its capacity as such; provided, further, that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and non-appealable decision of a court of competent jurisdiction to have resulted from such Agent Indemnitee’s gross negligence, bad faith or willful misconduct.

(d) To the extent permitted by applicable law (i) neither Company nor any other Loan Party shall assert, and the Company and each other Loan Party hereby waives, any claim against the Administrative Agent, any Arranger, any Syndication Agent, any Documentation Agent any Issuing Bank and any Lender, and any Related Party of any of the foregoing Persons (each such Person being called a “Lender-Related Person”) for any Liabilities arising from the use by others of information or other materials (including, without limitation, any personal data) obtained through telecommunications, electronic or other information transmission systems (including the Internet), and (ii) no party hereto shall assert, and each such party hereby waives, any Liabilities against any other party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document, or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof; provided that, nothing in this Section 9.03(d) shall relieve the Company or any Loan Party of any obligation it may have to indemnify an Indemnitee, as provided in Section 9.03(b), against any special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party.

(e) All amounts due under this Section shall be payable not later than twenty (20) days after written demand therefor.

The agreements under this Section 9.03 shall survive the termination of this Agreement and Letters of Credit and the Payment in Full of the Secured Obligations.

SECTION 9.04. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that (i) no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by any Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Persons (other than an Ineligible Institution) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment, participations in Letters of Credit and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

(A) the Borrower Representative, provided that the Borrower Representative shall be deemed to have consented to any such assignment of all or a portion of the Revolving Loans and Commitments unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof, and provided further that no consent of the Borrower Representative shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if a Specified Event of Default has occurred and is continuing, any other assignee;

(B) the Administrative Agent;

(C) the Issuing Bank; and

(D) the Swingline Lender.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $10,000,000 unless each of the Borrower Representative and the Administrative Agent otherwise consent, provided that no such consent of the Borrower Representative shall be required if an Event of Default has occurred and is continuing;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent (x) an Assignment and Assumption or (y) to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an Approved

Electronic Platform as to which the Administrative Agent and the parties to the Assignment and Assumption are participants, together with a processing and recordation fee of $3,500;

(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Company, the other Loan Parties and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws; and

(E) each assignee shall acquire an equal proportionate share (as determined by the assigned Revolving Commitments in relation to the Aggregate Revolving Commitments of all Lenders), either directly, or through an Affiliate or a branch, of the Canadian Sublimit.

For the purposes of this Section 9.04(b), the terms “Approved Fund” and “Ineligible Institution” have the following meanings:

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Ineligible Institution” means (a) a natural person, (b) a Defaulting Lender or its Parent, (c) a company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person or relative(s) thereof; provided that, with respect to clause (c), such company, investment vehicle or trust shall not constitute an Ineligible Institution if it (x) has not been established for the primary purpose of acquiring any Loans or Commitments, (y) is managed by a professional advisor, who is not such natural person or a relative thereof, having significant experience in the business of making or purchasing commercial loans, and (z) has assets greater than $25,000,000 and a significant part of its activities consist of making or purchasing commercial loans and similar extensions of credit in the ordinary course of its business; or (d) a Loan Party or a Subsidiary or other Affiliate of a Loan Party.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv) The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrowers, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrowers, the Administrative Agent, the Issuing Bank and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers, the Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of (x) a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, or (y) to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an Approved Electronic Platform as to which the Administrative Agent and the parties to the Assignment and Assumption are participants, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.05, 2.06(d) or (e), 2.07(b), 2.18(d) or 9.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) Any Lender may, without the consent of, or notice to, the Borrowers, the Administrative Agent, the Issuing Bank or the Swingline Lender, sell participations to one or more banks or other entities (a “Participant”) other than an Ineligible Institution in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged; (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations; and (iii) the Borrowers, the Administrative Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. The Borrowers agree that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 (subject to the requirements and limitations therein, including the requirements under Section 2.17(f) and (g) (it being understood that the documentation required under Section 2.17(f) shall be delivered to the participating Lender and the information and documentation required under Section 2.17(g) will be delivered to the Borrowers and the Administrative Agent)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Sections 2.18 and 2.19 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Section 2.15 or 2.17, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.

Each Lender that sells a participation agrees, at the Borrowers’ request and expense, to use reasonable efforts to cooperate with the Borrowers to effectuate the provisions of Section 2.19(b) with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section

2.18(c) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement or any other Loan Document (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 9.05. Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.15, 2.16, 2.17 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any other Loan Document or any provision hereof or thereof.

SECTION 9.06. Counterparts; Integration; Effectiveness; Electronic Execution. (a) This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to (i) fees payable to the Administrative Agent and (ii) increases or reductions of the Issuing Bank Sublimit of the Issuing Bank constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

(b) Delivery of an executed counterpart of a signature page of (x) this Agreement, (y) any other Loan Document and/or (z) any document, amendment, approval, consent, information, notice (including, for the avoidance of doubt, any notice delivered pursuant to Section 9.01), certificate, request, statement, disclosure or authorization related to this Agreement, any other Loan Document and/or the transactions contemplated hereby and/or thereby (each an “Ancillary Document”) that is an Electronic Signature transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement, such other Loan Document or such Ancillary Document, as applicable. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement, any other Loan Document and/or any Ancillary Document shall be deemed to include Electronic Signatures, deliveries or the keeping of records in any electronic form (including deliveries by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be; provided that nothing herein shall require the Administrative Agent to accept Electronic Signatures in any form or format without its prior written consent and pursuant to procedures approved by it; provided, further, without limiting the foregoing, (i) to the extent the Administrative Agent has agreed to accept any Electronic Signature, the Administrative Agent and each of the Lenders shall be entitled to rely on such Electronic Signature purportedly given by or on behalf of the Company or any other Loan Party without further verification thereof and without any obligation to review the appearance or form of any such Electronic signature and (ii) upon the request of the Administrative Agent or any Lender, any Electronic Signature shall be promptly followed by a manually executed counterpart. Without limiting the generality of the foregoing, the Company and each Loan Party hereby (i) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Lenders, the Company and the other Loan Parties, Electronic Signatures transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page and/or any electronic images of this Agreement, any other Loan Document and/or any Ancillary Document shall have the same legal effect, validity and enforceability as any paper original, (ii) the Administrative Agent and each of the Lenders may, at its option, create one or more copies of this Agreement, any other Loan Document and/or any Ancillary Document in the form of an imaged electronic record in any format, which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document (and all such electronic records shall be considered an original for all purposes and shall have the same legal effect, validity and enforceability as a paper record), (iii) waives any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Loan Document and/or any Ancillary Document based solely on the lack of paper original copies of this Agreement, such other Loan Document and/or such Ancillary Document, respectively, including with respect to any signature pages thereto and (iv) waives any claim against any Lender-Related Person for any Liabilities arising solely from the Administrative Agent’s and/or any Lender’s reliance on or use of Electronic Signatures and/or transmissions by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page, including any Liabilities arising as a result of the failure of the Company and/or any other Loan Party to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.

SECTION 9.07. Severability. Any provision of any Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, the Issuing Bank and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held, and other obligations at any time owing, by such Lender, the Issuing Bank or any such Affiliate, to or for the credit or the account of any Loan Party against any and all of the Secured Obligations held by such Lender, the Issuing Bank or their respective Affiliates, irrespective of whether or not such Lender, the Issuing Bank or their respective Affiliates shall have made any demand under the Loan Documents and although such obligations may be contingent or unmatured or are owed to a branch office or Affiliate of such Lender or the Issuing Bank different from the branch office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.20 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Bank, and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Secured Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The applicable Lender, the Issuing Bank or such Affiliate shall notify the Borrower Representative and the Administrative Agent of such setoff or application, provided that any failure to give or any delay in giving such notice shall not affect the validity of any such setoff or application under this Section. The rights of each Lender, the Issuing Bank and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the Issuing Bank or their respective Affiliates may have.

SECTION 9.09. Governing Law; Jurisdiction; Consent to Service of Process. (a) The Loan Documents (other than those containing a contrary express choice of law provision) shall be governed by and construed in accordance with the internal laws of the State of New York, but giving effect to federal laws applicable to national banks.

(b) Each of the Lenders and the Administrative Agent hereby irrevocably and unconditionally agrees that, notwithstanding the governing law provisions of any applicable Loan Document, any claims brought against the Administrative Agent by any Secured Party relating to this Agreement, any other Loan Document, the Collateral or the consummation or administration of the transactions contemplated hereby or thereby shall be construed in accordance with and governed by the law of the State of New York.

(c) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of Manhattan and any U.S. federal court sitting in New York County, Borough of Manhattan, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Documents, the transactions relating hereto or thereto, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may (and any such claims, cross-claims or third party claims brought against the Administrative Agent or any of its Related Parties may only) be heard and determined in such New York State or, to the extent permitted by law, in such Federal court; provided that claims with respect to (i) the Canadian Security Agreement may, as provided therein, also be tried in the courts of the Province of Ontario (or such other Canadian jurisdiction in regard to the validity, perfection or effect of perfection of any Lien or in regard to procedural matters that would govern under applicable law) and (ii) any deed of hypothec may, as provided therein, also be tried in the courts of Quebec. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Loan Party or its properties in the courts of any jurisdiction.

(d) Each Loan Party hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (c) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(e) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE OR OTHER AGENT (INCLUDING ANY ATTORNEY) OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12. Confidentiality. Each of the Administrative Agent, the Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any Governmental Authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by any Requirement of Law or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies under this Agreement or any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Loan Parties and their obligations, (g) with the consent of the Borrower Representative, (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, the Issuing Bank or any Lender on a non-confidential basis from a source other than the Borrowers or (i) on a confidential basis to (1) any rating agency in connection with rating any Borrower or its Subsidiaries or the credit facilities provided for herein or (2) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of identification numbers with respect to the credit facilities provided for herein.

For the purposes of this Section, “Information” means all information received from the Borrowers relating to the Borrowers or their business, other than any such information that is available to the Administrative Agent, the Issuing Bank or any Lender on a non-confidential basis prior to disclosure by the Borrowers and other than information pertaining to this Agreement provided by arrangers to data service providers, including league table providers, that serve the lending industry. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

EACH LENDER ACKNOWLEDGES THAT INFORMATION (AS DEFINED IN THIS SECTION 9.12) FURNISHED TO IT PURSUANT TO THE LOAN DOCUMENTS MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE COMPANY AND ITS AFFILIATES, THE OTHER LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWERS OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE COMPANY, THE LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWERS AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

SECTION 9.13. Several Obligations; Nonreliance; Violation of Law. The respective obligations of the Lenders hereunder are several and not joint and the failure of any Lender to make any Loan or perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. Each Lender hereby represents that it is not relying on or looking to any margin stock (as defined in Regulation U of the Board) for the repayment of the Borrowings provided for herein. Anything contained in this Agreement to the contrary notwithstanding, neither the Issuing Bank nor any Lender shall be obligated to extend credit to the Borrowers in violation of any Requirement of Law.

SECTION 9.14. USA PATRIOT Act. Each Lender that is subject to the requirements of the USA PATRIOT Act hereby notifies each Loan Party that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies such Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender to identify such Loan Party in accordance with the USA PATRIOT Act.

SECTION 9.15. Disclosure. Each Loan Party, each Lender and the Issuing Bank hereby acknowledges and agrees that the Administrative Agent and/or its Affiliates from time to time may hold investments in, make other loans to or have other relationships with any of the Loan Parties and their respective Affiliates.

SECTION 9.16. Appointment for Perfection. Each Lender hereby appoints each other Lender as its agent for the purpose of perfecting Liens, for the benefit of the Administrative Agent and the other Secured Parties, in assets which, in accordance with Article 9 of the UCC, the PPSA, the STA or any other applicable law can be perfected only by possession or control. Should any Lender (other than the Administrative Agent) obtain possession or control of any such Collateral, such Lender shall notify the Administrative Agent thereof, and, promptly upon the Administrative Agent’s request therefor shall deliver such Collateral to the Administrative Agent or otherwise deal with such Collateral in accordance with the Administrative Agent’s instructions.

SECTION 9.17. Interest Rate Limitation.

(a) Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the NYFRB Rate to the date of repayment, shall have been received by such Lender.

(b) Without limiting the generality of the foregoing provisions of Section 9.17, if any provision of any of the Loan Documents would obligate any Canadian Loan Party to make any payment of interest with respect to the Secured Obligations in an amount or calculated at a rate which would be prohibited by any Requirement of Law or would result in the receipt of interest with respect to the Secured Obligations at a criminal rate (as such terms are construed under the Criminal Code (Canada)), then notwithstanding such provision, such amount or rates shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by law or so result in a receipt by the applicable recipient of interest with respect to the Secured Obligations at a criminal rate, such adjustment to be effected, to the extent necessary, as follows: (i) first, by reducing the amount or rates of interest required to be paid by the Canadian Loan Parties to the applicable recipient under the Loan Documents; and (ii) thereafter, by reducing any fees, commissions, premiums and other amounts required to be paid by the Canadian Loan Parties to the applicable recipient which would constitute interest with respect to the Secured Obligations for purposes of Section 347 of the Criminal Code (Canada). Notwithstanding the foregoing, and after giving effect to all adjustments contemplated thereby, if the applicable recipient shall have received an amount in excess of the maximum permitted by that section of the Criminal Code (Canada), then Canadian Loan Parties shall be entitled, by notice in writing to Agent, to obtain reimbursement from the applicable recipient in an amount equal to such excess, and pending such reimbursement, such amount shall be deemed to be an amount payable by the applicable recipient to the applicable Canadian Loan Party. Any amount or rate of interest with respect to the Secured Obligations referred to in this Section 9.17 shall be determined in accordance with generally accepted actuarial practices and principles as an effective annual rate of interest over the term that any Revolving Loans to Canadian Borrower remains outstanding on the assumption that any charges, fees or expenses that fall within the meaning of “interest” (as defined in the Criminal Code (Canada)) shall, if they relate to a specific period of time, be pro-rated over that period of time and otherwise be pro-rated over the period from the Effective Date to the date of full payment of the Secured Obligations, and, in the event of a dispute, a certificate of a Fellow of the Canadian Institute of Actuaries appointed by Administrative Agent shall be conclusive for the purposes of such determination.

SECTION 9.18. Marketing Consent. Subject to Section 9.12, the Borrowers hereby authorize JPMCB and its affiliates (collectively, the “JPMCB Parties”), at their respective sole expense, but without any prior approval by the Borrowers, to publish such tombstones and give such other publicity to this Agreement as each may from time to time determine in its sole discretion. The foregoing authorization shall remain in effect unless and until the Borrower Representative notifies JPMCB in writing that such authorization is revoked.

SECTION 9.19. Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document may be subject to the Write-Down and Conversion Powers of an Affected Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an Affected Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any Affected Resolution Authority.

SECTION 9.20. No Fiduciary Duty, etc. (a) Each Borrower acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that no Credit Party will have any obligations except those obligations expressly set forth herein and in the other Loan Documents and each Credit Party is acting solely in the capacity of an arm’s length contractual counterparty to each Borrower with respect to the Loan Documents and the transactions contemplated herein and therein and not as a financial advisor or a fiduciary to, or an agent of, any Borrower or any other person. Each Borrower agrees that it will not assert any claim against any Credit Party based on an alleged breach of fiduciary duty by such Credit Party in connection with this Agreement and the transactions contemplated hereby. Additionally, each Borrower acknowledges and agrees that no Credit Party is advising any Borrower as to any legal, tax, investment, accounting, regulatory or any other matters in any jurisdiction. Each Borrower shall consult with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the transactions contemplated herein or in the other Loan Documents, and the Credit Parties shall have no responsibility or liability to any Borrower with respect thereto.

(b) Each Borrower further acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that each Credit Party, together with its Affiliates, is a full service securities or banking firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, any Credit Party may provide investment banking and other financial services to, and/or acquire, hold or sell, for its own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, any Borrower and other companies with which any Borrower may have commercial or other relationships. With respect to any securities and/or financial instruments so held by any Credit Party or any of its customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.

(c) In addition, each Borrower acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that each Credit Party and its affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which a Borrower may have conflicting interests regarding the transactions described herein and otherwise. No Credit Party will use confidential information obtained from any Borrower by virtue of the transactions contemplated by the Loan Documents or its other relationships with such Borrower in connection with the performance by such Credit Party of services for other companies, and no Credit Party will furnish any such information to other companies. Each Borrower also acknowledges that no Credit Party has any obligation to use in connection with the transactions contemplated by the Loan Documents, or to furnish to any Borrower, confidential information obtained from other companies.

SECTION 9.21. Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Swap Agreements or any other agreement or instrument that is a QFC (such support “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

SECTION 9.22. Canadian Anti-Money Laundering Legislation.

(a) Each Loan Party acknowledges that, pursuant to the Proceeds of Crime Act and other applicable anti-money laundering, anti-terrorist financing, government sanction and “know your client” laws (collectively, including any guidelines or orders thereunder, “AML Legislation”), the Secured Parties may be required to obtain, verify and record information regarding the Loan Parties and their respective directors, authorized signing officers, direct or indirect shareholders or other Persons in control of the Loan

Parties, and the transactions contemplated hereby. Each Loan Party shall promptly provide all such information, including supporting documentation and other evidence, as may be reasonably requested by any Secured Party or any prospective assignee or participant of a Secured Party, in order to comply with any applicable AML Legislation, whether now or hereafter in existence.

(b) If the Administrative Agent has ascertained the identity of any Loan Party or any authorized signatories of the Loan Parties for the purposes of applicable AML Legislation, then the Administrative Agent:

(i) shall be deemed to have done so as an agent for each Secured Party, and this Agreement shall constitute a “written agreement” in such regard between each Secured Party and the Administrative Agent within the meaning of the applicable AML Legislation; and

(ii) shall provide to each Secured Party copies of all information obtained in such regard without any representation or warranty as to its accuracy or completeness.

Notwithstanding the preceding sentence and except as may otherwise be agreed in writing, each of the Lenders agrees that the Administrative Agent has no obligation to ascertain the identity of the Loan Parties or any authorized signatories of the Loan Parties on behalf of any Lender, or to confirm the completeness or accuracy of any information it obtains from any Loan Party or any such authorized signatory in doing so

ARTICLE X

Loan Guaranty.

SECTION 10.01. Guaranty. Each Loan Guarantor (other than those that have delivered a separate guaranty) hereby agrees that it is jointly and severally liable for, and, as a primary obligor and not merely as surety, absolutely, unconditionally and irrevocably guarantees to the Secured Parties, the prompt payment when due, whether at stated maturity, upon acceleration or otherwise, and at all times thereafter, of the Secured Obligations and all reasonable and documented costs and expenses, including, without limitation, the reasonable fees, charges and disbursements of one primary counsel to the Administrative Agent, plus, if reasonably necessary, one specialist counsel and one local counsel in each applicable jurisdiction (in each case taken as a whole and excluding allocated costs of in-house counsel and paralegals) and reasonable expenses paid or incurred by the Administrative Agent, the Issuing Bank and the Lenders in endeavoring to collect all or any part of the Secured Obligations from, or in prosecuting any action against, any Borrower, any Loan Guarantor or any other guarantor of all or any part of the Secured Obligations (such costs and expenses, together with the Secured Obligations, collectively the “Guaranteed Obligations”; provided, however, that the definition of “Guaranteed Obligations” shall not create any guarantee by any Loan Guarantor of (or grant of security interest by any Loan Guarantor to support, as applicable) any Excluded Swap Obligations of such Loan Guarantor for purposes of determining any obligations of any Loan Guarantor). Each Loan Guarantor further agrees that the Guaranteed Obligations may be extended or renewed in whole or in part without notice to or further assent from it, and that it remains bound upon its guarantee notwithstanding any such extension or renewal. All terms of this Loan Guaranty apply to and may be enforced by or on behalf of any domestic or foreign branch or Affiliate of any Lender that extended any portion of the Guaranteed Obligations.

SECTION 10.02. Guaranty of Payment. This Loan Guaranty is a guaranty of payment and not of collection. Each Loan Guarantor waives any right to require the Administrative Agent, the Issuing Bank or any Lender to sue any Borrower, any Loan Guarantor, any other guarantor of, or any other Person obligated for, all or any part of the Guaranteed Obligations (each, an “Obligated Party”), or otherwise to enforce its payment against any collateral securing all or any part of the Guaranteed Obligations.

SECTION 10.03. No Discharge or Diminishment of Loan Guaranty. (a) Except as otherwise provided for herein, the obligations of each Loan Guarantor hereunder are unconditional and absolute and not subject to any reduction, limitation, impairment or termination for any reason (other than Payment in Full of the Guaranteed Obligations), including: (i) any claim of waiver, release, extension, renewal, settlement, surrender, alteration or compromise of any of the Guaranteed Obligations, by operation of law or otherwise; (ii) any change in the corporate existence, structure or ownership of any Borrower or any other Obligated Party liable for any of the Guaranteed Obligations; (iii) any insolvency, bankruptcy, reorganization or other similar proceeding affecting any Obligated Party or their assets or any resulting release or discharge of any obligation of any Obligated Party; or (iv) the existence of any claim, setoff or other rights which any Loan Guarantor may have at any time against any Obligated Party, the Administrative Agent, the Issuing Bank, any Lender or any other Person, whether in connection herewith or in any unrelated transactions.

(b) The obligations of each Loan Guarantor hereunder are not subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of any of the Guaranteed Obligations or otherwise, or any provision of applicable law or regulation purporting to prohibit payment by any Obligated Party, of the Guaranteed Obligations or any part thereof.

(c) Further, the obligations of any Loan Guarantor hereunder are not discharged or impaired or otherwise affected by: (i) the failure of the Administrative Agent, the Issuing Bank or any Lender to assert any claim or demand or to enforce any remedy with respect to all or any part of the Guaranteed Obligations; (ii) any waiver or modification of or supplement to any provision of any agreement relating to the Guaranteed Obligations; (iii) any release, non-perfection or invalidity of any indirect or direct security for the obligations of any Borrower for all or any part of the Guaranteed Obligations or any obligations of any other Obligated Party liable for any of the Guaranteed Obligations; (iv) any action or failure to act by the Administrative Agent, the Issuing Bank or any Lender with respect to any collateral securing any part of the Guaranteed Obligations; or (v) any default, failure or delay, willful or otherwise, in the payment or performance of any of the Guaranteed Obligations, or any other circumstance, act, omission or delay that might in any manner or to any extent vary the risk of such Loan Guarantor or that would otherwise operate as a discharge of any Loan Guarantor as a matter of law or equity (other than Payment in Full of the Guaranteed Obligations).

SECTION 10.04. Defenses Waived. To the fullest extent permitted by applicable law, each Loan Guarantor hereby waives any defense based on or arising out of any defense of any Borrower or any Loan Guarantor or the unenforceability of all or any part of the Guaranteed Obligations from any cause, or the cessation from any cause of the liability of any Borrower, any Loan Guarantor or any other Obligated Party, other than Payment in Full of the Guaranteed Obligations. Without limiting the generality of the foregoing, each Loan Guarantor irrevocably waives acceptance hereof, presentment, demand, protest and, to the fullest extent permitted by law, any notice not provided for herein, as well as any requirement that at any time any action be taken by any Person against any Obligated Party or any other Person. Each Loan Guarantor confirms that it is not a surety under any state law and shall not raise any such law as a defense to its obligations hereunder. The Administrative Agent may, at its election, foreclose on any Collateral held by it by one or more judicial or nonjudicial sales, accept an assignment of any such Collateral in lieu of foreclosure or otherwise act or fail to act with respect to any collateral securing all or a part of the Guaranteed Obligations, compromise or adjust any part of the Guaranteed Obligations, make any other accommodation with any Obligated Party or exercise any other right or remedy available to it against any Obligated Party, without affecting or impairing in any way the liability of such Loan Guarantor under this Loan Guaranty except to the extent the Guaranteed Obligations have been Paid in Full. To the fullest extent permitted by applicable law, each Loan Guarantor waives any defense arising out of any such election even though that election may operate, pursuant to applicable law, to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Loan Guarantor against any Obligated Party or any security.

SECTION 10.05. Rights of Subrogation. No Loan Guarantor will assert any right, claim or cause of action, including, without limitation, a claim of subrogation, contribution or indemnification, that it has against any Obligated Party or any collateral, until the Loan Parties and the Loan Guarantors have fully performed all their obligations to the Administrative Agent, the Issuing Bank and the Lenders.

SECTION 10.06. Reinstatement; Stay of Acceleration. If at any time any payment of any portion of the Guaranteed Obligations (including a payment effected through exercise of a right of setoff) is rescinded, or must otherwise be restored or returned upon the insolvency, bankruptcy or reorganization of any Borrower or otherwise (including pursuant to any settlement entered into by a Secured Party in its discretion), each Loan Guarantor’s obligations under this Loan Guaranty with respect to that payment shall be reinstated at such time as though the payment had not been made and whether or not the Administrative Agent, the Issuing Bank and the Lenders are in possession of this Loan Guaranty. If acceleration of the time for payment of any of the Guaranteed Obligations is stayed upon the insolvency, bankruptcy or reorganization of any Borrower, all such amounts otherwise subject to acceleration under the terms of any agreement relating to the Guaranteed Obligations shall nonetheless be payable by the Loan Guarantors forthwith on demand by the Administrative Agent.

SECTION 10.07. Information. Each Loan Guarantor assumes all responsibility for being and keeping itself informed of the Borrowers’ financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks that each Loan Guarantor assumes and incurs under this Loan Guaranty, and agrees that none of the Administrative Agent, the Issuing Bank or any Lender shall have any duty to advise any Loan Guarantor of information known to it regarding those circumstances or risks.

SECTION 10.08. Common Enterprise. The successful operation and condition of each of the Loan Guarantors is dependent on the continued successful performance of the functions of the group of the Loan Guarantors as a whole and the successful operation of each of the Loan Guarantors is dependent on the successful performance and operation of each other Loan Guarantor. Each Loan Guarantor expects to derive benefit (and its board of directors or other governing body has determined that it may reasonably be expected to derive benefit), directly and indirectly, from (a) successful operations of each of the other Loan Guarantors and (b) the credit extended by the Lenders to the Borrowers hereunder, both in their separate capacities and as members of the group of companies. Each Loan Guarantor has determined that execution, delivery, and performance of this Loan Guaranty and any other Loan Documents to be executed by such Loan Guarantor is within its purpose, in furtherance of its direct and/or indirect business interests, will be of direct and/or indirect benefit to such Loan Guarantor, and is in its best interest.

SECTION 10.09. Taxes. Each payment of the Guaranteed Obligations will be subject to the provisions of Section 2.17.

SECTION 10.10. Maximum Liability. Notwithstanding any other provision of this Loan Guaranty, the amount guaranteed by each Loan Guarantor hereunder shall be limited to the extent, if any, required so that its obligations hereunder shall not be subject to avoidance under Section 548 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act, Uniform Voidable Transactions Act or similar statute or common law. In determining the limitations, if any, on the amount of any Loan Guarantor’s obligations hereunder pursuant to the preceding sentence, it is the intention of the parties hereto that any rights of subrogation, indemnification or contribution which such Loan Guarantor may have under this Loan Guaranty, any other agreement or applicable law shall be taken into account.

SECTION 10.11. Contribution.

(a) To the extent that any Loan Guarantor shall make a payment under this Loan Guaranty (a “Guarantor Payment”) which, taking into account all other Guarantor Payments then previously or concurrently made by any other Loan Guarantor, exceeds the amount which otherwise would have been paid by or attributable to such Loan Guarantor if each Loan Guarantor had paid the aggregate Guaranteed Obligations satisfied by such Guarantor Payment in the same proportion as such Loan Guarantor’s “Allocable Amount” (as defined below) (as determined immediately prior to such Guarantor Payment) bore to the aggregate Allocable Amounts of each of the Loan Guarantors as determined immediately prior to the making of such Guarantor Payment, then, following indefeasible payment in full in cash of the Guarantor Payment and the Payment in Full of the Guaranteed Obligations and the termination of this Agreement, such Loan Guarantor shall be entitled to receive contribution and indemnification payments from, and be reimbursed by, each other Loan Guarantor for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment.

(b) As of any date of determination, the “Allocable Amount” of any Loan Guarantor shall be equal to the excess of the fair saleable value of the property of such Loan Guarantor over the total liabilities of such Loan Guarantor (including the maximum amount reasonably expected to become due in respect of contingent liabilities, calculated, without duplication, assuming each other Loan Guarantor that is also liable for such contingent liability pays its ratable share thereof), giving effect to all payments made by other Loan Guarantors as of such date in a manner to maximize the amount of such contributions.

(c) This Section 10.11 is intended only to define the relative rights of the Loan Guarantors, and nothing set forth in this Section 10.11 is intended to or shall impair the obligations of the Loan Guarantors, jointly and severally, to pay any amounts as and when the same shall become due and payable in accordance with the terms of this Loan Guaranty.

(d) The parties hereto acknowledge that the rights of contribution and indemnification hereunder shall constitute assets of the Loan Guarantor or Loan Guarantors to which such contribution and indemnification is owing.

(e) The rights of the indemnifying Loan Guarantors against other Loan Guarantors under this Section 10.11 shall be exercisable upon the Payment in Full of the Guaranteed Obligations and the termination of this Agreement.

SECTION 10.12. Liability Cumulative. The liability of each Loan Party as a Loan Guarantor under this Article X is in addition to and shall be cumulative with all liabilities of each Loan Party to the Administrative Agent, the Issuing Bank and the Lenders under this Agreement and the other Loan Documents to which such Loan Party is a party or in respect of any obligations or liabilities of the other Loan Parties, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.

SECTION 10.13. Keepwell. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations under this Guarantee in respect of a Swap Obligation (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 10.13 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 10.13 or otherwise under this Loan Guaranty voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). Except as otherwise provided herein, the obligations of each Qualified ECP Guarantor under this Section 10.13 shall remain in full force and effect until the termination of all Swap Obligations. Each Qualified

ECP Guarantor intends that this Section 10.13 constitute, and this Section 10.13 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

SECTION 10.14. Releases.

(a) A Loan Guarantor (other than the Company) will be automatically and unconditionally released from its obligations under this Loan Guaranty:

(i) in connection with any Disposition of (x) Equity Interests of such Loan Guarantor or (y) all or substantially all of the assets of such Loan Guarantor, in each case, if (i) such Disposition is permitted hereunder (or consented to by the Required Lenders) and (ii) such Disposition is not being made for the primary purpose of causing the release of the Loan Guaranty; or

(ii) upon Payment in Full.

(b) The Company will be automatically and unconditionally released from its obligations under this Loan Guaranty upon Payment in Full.

(c) Upon any occurrence giving rise to a release of a Loan Guarantor as specified above, the Administrative Agent will, at the direction of and sole cost of the Loan Parties, execute any documents reasonably requested by the Borrower Representative in order to evidence or effect such release, termination and discharge in respect of this Loan Guaranty. Upon any release of a Loan Guarantor from its Guarantee, such Loan Guarantor shall also be released from its obligations under the Collateral Documents subject to the provisions of Section 9.02(c).

(d) Any release of a Loan Guarantor shall require a redetermination of the Borrowing Base pursuant to Section 5.01(e).

ARTICLE XI

The Borrower Representative.

SECTION 11.01. Appointment; Nature of Relationship. Bed Bath & Beyond Inc. is hereby appointed by each of the Borrowers as its contractual representative (herein referred to as the “Borrower Representative”) hereunder and under each other Loan Document, and each of the Borrowers irrevocably authorizes the Borrower Representative to act as the contractual representative of such Borrower with the rights and duties expressly set forth herein and in the other Loan Documents. The Borrower Representative agrees to act as such contractual representative upon the express conditions contained in this Article XI. Additionally, each U.S. Borrower hereby appoints the Borrower Representative as their agent to receive all of the proceeds of the Loans requested by such U.S. Borrower in the Funding Account(s), at which time the Borrower Representative shall promptly disburse such Loans to the appropriate Borrower(s), provided that, in the case of a Revolving Loan, such amount shall not exceed Availability. The Administrative Agent and the Lenders, and their respective officers, directors, agents or employees, shall not be liable to the Borrower Representative or any Borrower for any action taken or omitted to be taken by the Borrower Representative or the Borrowers pursuant to this Section 11.01.

SECTION 11.02. Powers. The Borrower Representative shall have and may exercise such powers under the Loan Documents as are specifically delegated to the Borrower Representative by the terms of each thereof, together with such powers as are reasonably incidental thereto. The Borrower Representative shall have no implied duties to the Borrowers, or any obligation to the Lenders to take any action thereunder except any action specifically provided by the Loan Documents to be taken by the Borrower Representative.

SECTION 11.03. Employment of Agents. The Borrower Representative may execute any of its duties as the Borrower Representative hereunder and under any other Loan Document by or through authorized officers.

SECTION 11.04. Notices. Each Borrower shall immediately notify the Borrower Representative of the occurrence of any Default or Event of Default hereunder referring to this Agreement describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Borrower Representative receives such a notice, the Borrower Representative shall give prompt notice thereof to the Administrative Agent and the Lenders. Any notice provided to the Borrower Representative hereunder shall constitute notice to each Borrower on the date received by the Borrower Representative.

SECTION 11.05. Successor Borrower Representative. Upon the prior written consent of the Administrative Agent, the Borrower Representative may resign at any time, such resignation to be effective upon the appointment of a successor Borrower Representative. The Administrative Agent shall give prompt written notice of such resignation to the Lenders.

SECTION 11.06. Execution of Loan Documents; Borrowing Base Certificate. The Borrowers hereby empower and authorize the Borrower Representative, on behalf of the Borrowers, to execute and deliver to the Administrative Agent and the Lenders the Loan Documents and all related agreements, certificates, documents, or instruments as shall be necessary or appropriate to effect the purposes of the Loan Documents, including, without limitation, the Borrowing Base Certificates and the Compliance Certificates. Each Borrower agrees that any action taken by the Borrower Representative or the Borrowers in accordance with the terms of this Agreement or the other Loan Documents, and the exercise by the Borrower Representative of its powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Borrowers.

SECTION 11.07. Reporting. Each Borrower hereby agrees that such Borrower shall furnish promptly after each fiscal month to the Borrower Representative a copy of its Borrowing Base Certificate and any other certificate or report required hereunder or requested by the Borrower Representative on which the Borrower Representative shall rely to prepare the Borrowing Base Certificates and Compliance Certificate required pursuant to the provisions of this Agreement.

(Signature Pages Follow)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective authorized officers as of the day and year first above written.

BED BATH & BEYOND INC., a New York corporation

By	/s/ Gustavo Arnal
Name: Gustavo Arnal
Title: EVP, Chief Financial Officer and Treasurer

BUY BUY BABY, INC. a Delaware corporation

By	/s/ Gustavo Arnal
Name: Gustavo Arnal
Title: Treasurer

CHRISTMAS TREE SHOPS, INC. a Massachusetts corporation

By	/s/ Gustavo Arnal
Name: Gustavo Arnal
Title: Treasurer

COST PLUS, INC., a California corporation

By	/s/ Gustavo Arnal
Name: Gustavo Arnal
Title: Treasurer

DECORIST, LLC a Delaware limited liability company

By	/s/ Gustavo Arnal
Name: Gustavo Arnal
Title: Treasurer

HARBOR LINEN, LLC, a Delaware limited liability company

By	/s/ Gustavo Arnal
	Name:	Gustavo Arnal
	Title:	Treasurer

HARMON STORES, INC. a Delaware corporation

By	/s/ Gustavo Arnal
	Name:	Gustavo Arnal
	Title:	Treasurer

T-Y GROUP, LLC, a Delaware limited liability company

By	/s/ Gustavo Arnal
	Name:	Gustavo Arnal
	Title:	Treasurer

BED BATH & BEYOND OF CALIFORNIA LIMITED LIABILITY COMPANY, a Delaware limited liability company

By: Liberty Procurement Co. Inc., its sole member

By	/s/ Gustavo Arnal
	Name:	Gustavo Arnal
	Title:	Vice President, Treasurer and Assistant Secretary

BED BATH & BEYOND CANADA L.P., an Ontario limited partnership

By: BBB CANADA LTD., its General Partner

By	/s/ Gustavo Arnal
	Name:	Gustavo Arnal
	Title:	Treasurer

Signature Page to Credit Agreement

Bed Bath & Beyond Inc.

OTHER LOAN PARTIES:

BBB CANADA LP INC., a Delaware corporation

By	/s/ Gustavo Arnal
	Name:	Gustavo Arnal
	Title:	Treasurer

BBB HARBOR, LLC, a Delaware limited liability company

By	/s/ Gustavo Arnal
	Name:	Gustavo Arnal
	Title:	Treasurer

BBB VALUE SERVICES INC., a Florida corporation

By	/s/ Gustavo Arnal
	Name:	Gustavo Arnal
	Title:	Treasurer

BBBY MANAGEMENT CORPORATION, a New Jersey corporation

By	/s/ Gustavo Arnal
	Name:	Gustavo Arnal
	Title:	Treasurer

BBBYCF LLC, a Delaware limited liability company

By: Bed Bath & Beyond Inc., its sole member

By	/s/ Gustavo Arnal
	Name:	Gustavo Arnal
	Title:	EVP, Chief Financial Officer and Treasurer

Signature Page to Credit Agreement

Bed Bath & Beyond Inc.

BBBYTF LLC., a Delaware limited liability company

By: Bed Bath & Beyond Inc., its sole member

By	/s/ Gustavo Arnal
	Name:	Gustavo Arnal
	Title:	EVP, Chief Financial Officer and Treasurer

BED ‘N BATH STORES INC., a New Jersey corporation

By	/s/ Gustavo Arnal
	Name:	Gustavo Arnal
	Title:	Treasurer

BWAO LLC, a Delaware limited liability company

By: Bed Bath & Beyond Inc., its sole member

By	/s/ Gustavo Arnal
	Name:	Gustavo Arnal
	Title:	EVP, Chief Financial Officer and Treasurer

CHEF C HOLDINGS LLC, a Delaware limited liability company

By: Bed Bath & Beyond Inc., its sole member

By	/s/ Gustavo Arnal
	Name:	Gustavo Arnal
	Title:	EVP, Chief Financial Officer and Treasurer

COST PLUS MANAGEMENT SERVICES, INC., a California corporation

By	/s/ Gustavo Arnal
	Name:	Gustavo Arnal
	Title:	Treasurer

Signature Page to Credit Agreement

Bed Bath & Beyond Inc.

LIBERTY PROCUREMENT CO. INC, a New York corporation

By	/s/ Gustavo Arnal
	Name:	Gustavo Arnal
	Title:	Vice President, Treasurer and Assistant Secretary

NANTUCKET DISTRIBUTING CO., LLC., a Delaware limited liability company

By: Liberty Procurement Co., Inc., its sole member

By	/s/ Gustavo Arnal
	Name:	Gustavo Arnal
	Title:	Vice President, Treasurer and Assistant Secretary

RAHWAY FIXTURE & SUPPLY CO., LLC, a Delaware limited liability company

By: Bed Bath & Beyond Inc., its sole member

By	/s/ Gustavo Arnal
	Name:	Gustavo Arnal
	Title:	EVP, Chief Financial Officer and Treasurer

BBB CANADA LTD., a Canadian federal corporation

By	/s/ Gustavo Arnal
	Name:	Gustavo Arnal
	Title:	Treasurer

Signature Page to Credit Agreement

Bed Bath & Beyond Inc.

JPMORGAN CHASE BANK, N.A., individually and as Administrative Agent, Issuing Bank and Swingline Lender

By	/s/ Devin Roccisano
	Name:	Devin Roccisano
	Title:	Executive Director

Signature Page to Credit Agreement

Bed Bath & Beyond Inc.

JPMORGAN CHASE BANK, N.A., TORONTO BRANCH, individually and as an Issuing Bank and Swingline Lender

By	/s/ Agostino Marchetti
	Name:	Agostino Marchetti
	Title:	Authorized Officer

Signature Page to Credit Agreement

Bed Bath & Beyond Inc.

WELLS FARGO BANK, NATIONAL ASSOCIATION, individually and as an Issuing Bank

By	/s/ Cory Loftus
	Name:	Cory Loftus
	Title:	Managing Director

Signature Page to Credit Agreement

Bed Bath & Beyond Inc.

Wells Fargo Capital Finance Corporation Canada, individually as a Lender

By	/s/ David G. Phillips
	Name:	David G. Phillips
	Title:	Senior Vice President
Credit Officer, Canada
Wells Fargo Capital Finance
Corporation Canada

Signature Page to Credit Agreement

Bed Bath & Beyond Inc.

PNC BANK, NATIONAL ASSOCIATION, individually and as an Issuing Bank

By	/s/ Hossein Nouri
	Name:	Hossein Nouri
	Title:	SVP

Signature Page to Credit Agreement

Bed Bath & Beyond Inc.

BANK OF AMERICA, N.A., individually and as an Issuing Bank

By	/s/ Roger Malouf
	Name:	Roger Malouf
	Title:	Senior Vice President

Signature Page to Credit Agreement

Bed Bath & Beyond Inc.

BANK OF AMERICA, N.A., (acting through its Canada Branch), as a Lender

By	/s/ Sylwia Durkiewicz
	Name:	Sylwia Durkiewicz
	Title:	Vice President

Signature Page to Credit Agreement

Bed Bath & Beyond Inc.

BANK OF MONTREAL, individually and as an Issuing Bank

By	/s/ Helen Alvarez-Hernandez
	Name:	Helen Alvarez-Hernandez
	Title:	Managing Director

BANK OF MONTREAL, individually and as an Issuing Bank

By	/s/ Michael Ganann
	Name:	Michael Ganann
	Title:	Managing Director, CHICAGO BRANCH

Signature Page to Credit Agreement

Bed Bath & Beyond Inc.

MUFG UNION BANK, N.A., as a Lender

By	/s/ Andrew Polancic
	Name:	Andrew Polancic
	Title:	Vice President

Signature Page to Credit Agreement

Bed Bath & Beyond Inc.

TD BANK, N.A., as a Lender

By	/s/ Virginia J. Pulverenti
	Name:	Virginia J. Pulverenti
	Title:	Vice President

Signature Page to Credit Agreement

Bed Bath & Beyond Inc.

GOLDMAN SACHS BANK USA, as a Lender

By	/s/ Annie Carr
	Name:	Annie Carr
	Title:	Authorized Signatory

Signature Page to Credit Agreement

Bed Bath & Beyond Inc.

WEBSTER BUSINESS CREDIT CORPORATION, as a Lender

By	/s/ Harvey Winter
	Name:	Harvey Winter
	Title:	Senior Vice President

Signature Page to Credit Agreement

Bed Bath & Beyond Inc.